REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

As filed with the Securities and Exchange Commission on December 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERU COPPER INC.

(Exact name of Registrant as specified in its charter)

Canada	1000	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 920 475 West Georgia Street Vancouver, BC Canada V6B 4M9 (604) 689-0234	CT Corporation 111 Eighth Avenue New York, NY 10011 (212) 590-9330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Christopher F. Schultz, Esq. Porzio, Bromberg & Newman P.C.	Paul M. Stein, Esq. Cassels Brock & Blackwell LLP
156 W. 56th Street New York, NY 10019 Tel: (646) 348-6755 Fax: (212) 957-3983	Scotia Plaza, Suite 2100, 40 King Street West Toronto, ON M5H 3C2 Tel: (416) 869-5300 Fax: (416) 360-8877

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration Fee
Common Shares	72,135,417	$1.10	$79,348,958	$9,339
Common Share Purchase Warrants	6,313,424	$0.17	$1,073,282	$126
Common Shares Underlying Warrants	6,313,424	$1.10	$6,944,766	$818
Total				$10,283

(1)	Common shares being registered for resale by various securityholders.
(2)	This registration statement also covers an indeterminate number of common shares that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.
(3)	Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act on the basis of $1.10 per common share and $0.17 per common share purchase warrant, the average of the high and low prices for the Registrant’s common shares and common share purchase warrants reported on the Toronto Stock Exchange on December 17, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Preliminary Prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, Dated                     , 2004

78,448,841 COMMON SHARES

6,313,424 COMMON SHARE PURCHASE WARRANTS

The Prospectus relates to the offering from time to time, by selling securityholders of Peru Copper Inc., of 72,135,417 of our common shares, 6,313,424 common share purchase warrants, and 6,313,424 common shares that may be issued as the result of the exercise of warrants, and such indeterminate number of additional common shares that may be issuable by reason of the anti-dilution provisions contained in the Warrant Agreement described in the Prospectus. The prices at which the selling securityholders may sell the shares and the warrants will be determined by the prevailing market price for the shares and the warrants or in negotiated transactions. The selling securityholders will receive all of the net proceeds from the sale of the common shares and the warrants. We will, however, receive the respective exercise price upon the exercise of warrants which may occur prior to the sale of the underlying common shares by a selling securityholder.

Each whole warrant entitles its holder to purchase one common share at a price of US$2.00 per share at any time on or prior to March 18, 2006, after which date such warrant becomes null and void.

Our common shares and warrants are listed on the Toronto Stock Exchange under the symbol “PCR” and “PCR.WT,” respectively. We have applied to have the common shares and warrants listed on the American Stock Exchange. The listing of the common shares and warrants on the AMEX has not been approved and the listing will be subject to our fulfilling all of the listing requirements of the AMEX. On December 17, 2004, the closing price of the common shares and warrants on the TSX was C$1.35 and C$0.21, respectively.

This investment involves a high degree of risk. Please see “ Risk Factors” beginning on page 6 for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

OWNING THE SECURITIES OFFERED HEREBY MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. YOU SHOULD READ THE TAX DISCUSSION CONTAINED IN THIS PROSPECTUS, BUT THIS PROSPECTUS MAY NOT DESCRIBE

THESE TAX CONSEQUENCES FULLY.

YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER UNITED STATES FEDERAL

SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF CANADA, MOST OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE NOT U.S. RESIDENTS, AND MOST OF OUR ASSETS AND OFFICERS, DIRECTORS AND EXPERTS ARE LOCATED OUTSIDE

OF THE UNITED STATES.

NO UNDERWRITER HAS BEEN INVOLVED IN THE PREPARATION OF, OR HAS PERFORMED ANY REVIEW OF, THIS PROSPECTUS.

The date of this Prospectus is                     , 2004

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document is accurate only as of the date of this Prospectus.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully elsewhere in this Prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire Prospectus carefully, including the information discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references to “Peru Copper”, “we,” “us” or “our” refer collectively to Peru Copper Inc. and its subsidiaries. Certain technical terms relating to geology and mining used in this Prospectus are defined in “Glossary.” In this Prospectus, references to “U.S. dollars” or “$” are to the currency of the United States, and references to “Canadian dollars” or “C$” are to the currency of Canada. The term “tonne” as used herein means a metric ton. A metric ton is equal to 1,000 kilograms or 2,204.62 pounds.

OUR COMPANY

We are a Canadian company in the business of acquiring potentially mineable deposits of copper in Peru. We currently hold exploration rights and an option to acquire development rights to a deposit of porphyry copper in Peru called the Toromocho Project and are conducting exploration on this project. Our right to develop the Toromocho Project is dependent on our exercise of an option granted to us in the Toromocho Option Agreement entered into in 2003 with Empresa Minera del Centro del Peru S.A., a Peruvian state-owned mining company, also known as “Centromin”. The Toromocho Option Agreement gives us the right to acquire the mineral concessions and related assets held by Centromin in the Toromocho Project, including rights of use, and easements, buildings, a license for the use of water, and use of historical information regarding the mineral deposit. See “Toromocho Project” and “Toromocho Project Agreements—Toromocho Option Agreement.”

The Toromocho Project is situated in Morococha, an historic mining district in central Peru. The Toromocho Project is a porphyry copper mineral deposit. From 1966 to 1974, Cerro de Pasco Corporation, a United States mining company which owned a majority of the mineral concessions in the Cerro de Pasco district, conducted drilling on the concessions. In 1974, Cerro de Pasco Corporation was nationalized and Centromin continued drilling on the concessions. In total, 42,394 meters of drilling was conducted since 1966 prior to our involvement in Toromocho. From 1976 to 2002, Centromin did not conduct any exploration or development activities on the Toromocho Project.

We are currently in the exploration phase of the Toromocho Project. During 2003 and 2004, we have been conducting a diamond drilling program in order to confirm historical drilling results and to identify and delineate additional mineralization. We are focusing approximately 70% of all drilling within a potential open pit mining area identified by our independent engineering firm, Independent Mining Consultants, Inc. We are focusing the remaining 30% of our current drilling program in the northeastern portion of the Toromocho Project, also known as the Northeast Extension. During our exploration phase, we are also engaged in metallurgical testing as well as conducting studies to identify adequate water sources, and tailings pond sites to support mining operations. Based upon a preliminary evaluation, it appears that there are adequate sources of water and tailings pond sites for our development activities. We are studying the socio-economic impact of the Toromocho Project on the region and have recently hired a consulting firm to conduct more in-depth studies.

Independent Mining Consultants, Inc. has estimated an Inferred Resource for the Toromocho Project, based on a copper price of $0.90 per pound, of 655 million tonnes at a grade of 0.61%. Independent Mining Consultants has estimated this Inferred Resource by applying definitions recognized and required by Canadian regulations which are not recognized by the Securities and Exchange Commission. See “Business—Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources.”

CORPORATE INFORMATION

Peru Copper Inc. is a company incorporated under the Canada Business Corporations Act. We are a holding company and conduct our business through Peru Copper Syndicate Ltd., a Cayman Islands company wholly owned by us, which beneficially holds 100% of the interests in Minera Peru Copper Syndicate S.A., a Peruvian company. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our principal executive offices are located Suite 920, 475 West Georgia Street, Vancouver, BC, Canada V6B 4M9. Our telephone number is (604) 689-0234. Our Internet address is www.perucopper.com. Information posted on our website is not a part of this Prospectus.

RECENT DEVELOPMENTS

On October 6, 2004, we completed an initial public offering in Canada of 29,825,000 Units at C$1.65 per unit, each Unit consisting of one common share and a half warrant for gross proceeds of C$49,211,250. Each whole warrant entitles the holder to buy one of our common shares at a price of $2.00, on or before March 18, 2006. Approximately 2,352,000 Units sold in our initial public offering were sold to shareholders in satisfaction of existing pre-emptive rights. On October 20, 2004, we sold an additional 4,473,750 units at C$1.65 per unit for gross proceeds of C$7,381,687 to cover the underwriters’ over-allotment option.

THE OFFERING

Common shares offered(1)	78,448,841 offered by the selling securityholders

Warrants offered	6,313,424 offered by the selling securityholders

Common shares outstanding on December 10, 2004(2)	94,027,320

Shareholder Lock-up and Company Blackout

Selling securityholders holding an aggregate of 47,000,000 common shares have agreed, subject to certain conditions, not to issue, sell or offer or dispose of, directly or indirectly, any common shares or any securities convertible into or exchangeable for common shares, until October 6, 2006 without the prior written consent of BMO Nesbitt Burns Inc, such consent not to be unreasonably withheld, except for exercises of conversions of stock options or convertible securities, tenders of common shares in bona fide third-party takeover bids, or securities purchased in our October 2004 IPO in Canada. In addition, Peru Copper has agreed not to sell common shares or securities convertible or exchangeable into common shares until April 6, 2005 without the prior written consent of BMO Nesbitt Burns, which consent shall not be unreasonably withheld.

Use of proceeds

We will not receive any proceeds from the sale of our common shares by the selling securityholders. We will, however, receive the respective exercise price upon the exercise of warrants which may occur prior to the sale of the underlying common shares by a selling securityholder. We will use these proceeds for general corporate purposes.

Proposed AMEX symbols	,

TSX symbols	PCR, PCR.WT

Plan of Distribution

The offering is made by the selling securityholders named in this Prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.

Risk Factors

You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 6 before deciding whether to purchase the common shares and warrants.

Dividend Policy

We have not paid dividends in the past and do not expect to pay dividends in the near future. If we generate earnings in the future, we expect that they will be retained to finance further growth and, when appropriate, to retire debt. Our future dividend policy will be determined by our directors. See “Dividend Record and Policy.”

(1)	Consists of (i) 72,135,417 shares of common stock and (ii) 6,313,424 shares of common stock issuable upon the exercise of warrants with an exercise price of C$1.65 per share.
(2)	Based on the number of shares issued and outstanding on December 10, 2004. Excludes, as of December 10, 2004, (A) 5,922,100 shares of common stock issuable on the exercise of outstanding stock options at a weighted average exercise price of $1.37 per share, (B) 1,714,937 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this Prospectus, at an exercise price of $1.37 per share, (C) 3,033,257 shares of common stock available for future issuance under our Share Option Plan, (D) 389,286 shares of common stock issuable upon exercise of outstanding agent options granted to BMO Nesbitt Burns Inc., the underwriter of our Canadian initial public offering, at an exercise price of $1.40 per share, (E) 17,149,375 common share purchase warrants issued in connection with our Canadian initial public offering which are publicly trading on the Toronto Stock Exchange, and (F) 4,714,284 common shares issuable upon exercise of outstanding warrants issued in connection with our March 2004 private placement, exercisable at a price of $2.00 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth Peru Copper Inc.’s summary financial information as of September 30, 2004 and December 31, 2003 and for the periods from April 24, 2003 to December 31, 2003, the nine months ended September 30, 2004 and for the period from April 24, 2003 to September 30, 2004. The selected financial information is derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, Peru Copper’s consolidated financial statements, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operation included elsewhere in this Prospectus. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and have been reconciled to U.S. generally accepted accounting principles. See Note 11 to Peru Copper Inc.’s Consolidated Financial Statements. Peru Copper uses the United States dollar as its reporting currency and in this Prospectus (unless otherwise indicated). Results of operations for the nine-month period ended September 30, 2004, are not necessarily indicative of results for the full year ended December 31, 2004, for any other interim period or for any future fiscal year.

	Period from April 24, 2003 to December 31, 2003	Nine-months ended September 30, 2004	Cumulative from incorporation (April 24, 2003) to September 30, 2004
Operating Results
Interest Income	$2,270	$40,485	$42,755
Expenses	46,011	694,963	(740,974)
Net loss for the period following Canadian GAAP	(43,741)	(654,478)	(698,219)
Net effect of writedown of deferred expenditures	(1,206,428)	(6,435,180)	(7,641,608)
Net loss under U.S. GAAP	$(1,250,169)	$(7,089,658)	$(8,339,827)
Loss per share following U.S. GAAP(1)	$(0.02)	$(0.13)	$—

	As at December 31, 2003	As at September 30, 2004
		Actual	As Adjusted(2)
Financial Position
Total assets under Canadian GAAP	$1,473,367	$12,309,884	$54,507,502
Total assets under U.S. GAAP	266,939	4,668,276	46,865,894
Total liabilities under Canadian & U.S. GAAP	329,549	550,377	550,377
Shareholders’ equity under Canadian GAAP	1,143,821	11,759,507	53,957,125
Shareholders’ equity (deficit) under U.S. GAAP	$(62,607)	$4,117,899	$46,315,517

(1)	Based on the number of shares issued and outstanding on December 10, 2004. Excludes, as of December 10, 2004, (A) 5,922,100 shares of common stock issuable on the exercise of outstanding stock options at a weighted average exercise price of $1.37 per share, (B) 1,714,937 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this Prospectus, at an exercise price of $1.37 per share, (C) 3,033,257 shares of common stock available for future issuance under our Share Option Plan, (D) 389,286 shares of common stock issuable upon exercise of outstanding agent options granted to BMO Nesbitt Burns Inc., the underwriter of our Canadian initial public offering, at an exercise price of $1.40 per share, (E) 17,149,375 common share purchase warrants issued in connection with our Canadian initial public offering which are publicly trading on the Toronto Stock Exchange, and (F) 4,714,284 common shares issuable upon exercise of outstanding warrants issued in connection with our March 2004 private placement, exercisable at a price of $2.00 per share.
(2)	As adjusted to include the net proceeds from our Canadian initial public offering in October 2004.

RISK FACTORS

Investment in our common shares and warrants involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before making a decision to invest in our common shares and warrants. Any of the following risks could adversely affect our business, financial condition and results of operations, in which case the trading price of our common shares and warrants could decline and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We do not own the mining concessions and assets of the Toromocho Project and may not satisfy the terms of the option agreement to acquire such concessions.

We do not own the mining concessions in the Toromocho Project. The concessions to mine the Toromocho Project and the land and related assets are held by Centromin, a Peruvian state-owned mining company, and others. We hold an option that expires June 11, 2008 to acquire the Toromocho Project mining concessions and related assets held by Centromin. To exercise our option with Centromin, we must make yearly minimum expenditures on the project and provide letters of credit of up to $3,000,000 to Centromin until we meet each yearly minimum expenditure requirement. See “Toromocho Project Agreements—Toromocho Option Agreement.” The option may only be exercised if we deliver to Centromin a detailed Feasibility Study on the Toromocho Project and provide evidence to them that we either:

•	have at least one mining operation or concentrator with a capacity of 10,000 tonnes per day, and a net shareholders’ equity of $100,000,000, or

•	that a financial institution acceptable to Centromin is willing to provide the financing required for the development of the Toromocho Project, as described in the Feasibility Study.

We do not now satisfy the conditions for option exercise. In the event that we do not in the future satisfy the option exercise conditions, we may become subject to penalties or lose our option. If this happens, we will have lost all monies spent on the Toromocho Project. See “Toromocho Project Agreements—Toromocho Option Agreement”.

We may not satisfy the terms of our agreements with Corona to exchange mining concessions in the Toromocho Project.

We have an option to acquire other Toromocho concessions held by a third-party mining operator, Corona, which is owned by Pan American Silver Corp. In exchange, we granted Corona the option to acquire mining concessions within the Toromocho concessions near to Corona’s other mining operations. Any failure to conclude these transactions could hinder our ability to fully develop the Toromocho concessions.

Additional mining concessions adjacent to the Toromocho Project are owned by a third party and we may not be able to negotiate the acquisition of these rights.

Some mineral concessions adjacent to the Toromocho Project are owned by a third party and are not part of the agreements with Centromin or Corona. Our inability to acquire these rights from this party may prevent or hinder our ability to fully explore and develop our mining concessions in the Toromocho Project. See “Toromocho Project—Property Description and Location—Mineral Concessions and Surface Rights”.

Easements and rights of use owned by others in or near the Toromocho Project may interfere with our ability to develop our mining concessions.

A third party is currently operating small underground mines close to the area containing the Toromocho Project. Another third party has been granted a temporary easement by Centromin to gain access to its mining operations through a central shaft located within the Toromocho concessions. These third-party underground mining operations may restrict our ability to explore and develop our Toromocho mining concessions.

In addition, the northern part of the Toromocho concessions includes the town of Morococha with approximately 2,700 residents. Our ability to develop any mineral deposits in that area could be restricted or our costs could be significantly increased.

We may not be able to satisfy minimum investments to develop the mining concessions.

Even if we satisfy all the requirements to exercise our option to acquire Centromin’s mining concessions and assets, we will be required to spend 70% of the minimum investment necessary to develop the mining concessions within five years after exercise. If we fail to make yearly minimum investments to develop the mining concessions acquired from Centromin, we could become subject to significant cash penalties or lose the mining concessions and assets. See “Toromocho Project Agreements—Toromocho Option Agreement”.

The mineral deposit testing for the Toromocho Project that we have relied upon is based on past drilling data that may not be accurate.

The estimates of mineralization for the Toromocho Project are based primarily on past drill hole data prepared by former operators during 1966-1976. We have done only limited drilling to confirm the past data. The historical drilling data upon which we have relied does not reveal:

•	the drilling methods used by the former operators of the Toromocho Project,

•	how the historical drill hole data was analyzed, or

•	the nature of the assay procedures used.

The accuracy of estimates is affected by the quantity and quality of available data. We do not know, for example, whether it will be economically feasible to extract and process the copper even if the past mineral estimates and target locations are accurate.

We currently depend on a single mineral property, which is in the early stages of exploration.

Even if we are successful in meeting the requirements to exercise the option to acquire the Toromocho mining concessions and assets, our business will be dependent upon this single mining property. Unless we acquire more properties or projects, any negative development affecting this property or our rights to develop our mining concessions on this property, could adversely affect us. See “Toromocho Project”.

We may not be able to access sufficient water and power for our development efforts.

The current supply of water and electricity for the Toromocho Project is limited. We may need to access additional water and electricity sources in order to develop the Toromocho Project. Our inability to secure adequate resources to run a large open pit deposit will prevent or hinder our ability to fully exploit and develop our future mining concessions in the Toromocho Project.

The copper supply industry is subject to a world-wide antitrust investigation.

There is a multi-jurisdictional and industry-wide investigation relating to competitive practices in the copper concentrate market. We cannot determine the impact, if any, this investigation will have on our future operations, the copper industry, copper prices or on our ability to operate profitably.

Historical metallurgical testing at Toromocho indicates limitations on producing high-grade copper concentrate resulting in higher costs to us and lower pricing for our product.

The results of historical metallurgical testing at Toromocho indicate an inability to produce copper concentrate grades higher than approximately 22% copper, at recovery levels in the low 80% range. Our inability to produce higher-grade copper concentrates at higher recovery rates could increase our operating costs and reduce the potential profitability of our future operations.

We are an exploration-stage company with a very limited operating history.

We are engaged in copper mineral exploration. We have no operating history upon which to base estimates of any future production, operating costs and results. The mineralization estimates that we have relied upon regarding the Toromocho Project are, to a large extent, based upon the interpretation of geologic data obtained from historical drill holes and other sampling techniques. We have further relied upon feasibility studies. These feasibility studies derive estimates of costs based upon:

•	anticipated tonnage and grades of ore to be mined and processed,

•	the estimated configuration of the ore body,

•	expected recovery rates from the ore,

•	estimated operating costs, and

•	anticipated climatic conditions and other factors.

As a result, it is possible that actual costs and economic returns will differ significantly from those currently estimated for the Toromocho Project. It is also not unusual in new mining operations to experience unexpected problems during the start-up phase, and delays often can occur at the start of production.

Copper exploration is highly speculative in nature and there can be no certainty of our successful development of profitable commercial mining operations.

Copper exploration is highly speculative. It involves many risks and frequently is not productive. Our copper exploration efforts may not be successful. The mineralization that we have reported in Canada, as required by Canadian regulations is an “inferred resource” which the SEC does not recognize. Investors cannot assume that we will ever be successful in converting the inferred resource into proven and probable mineral resources. Success in identifying commercially viable proven and probable mineral reserves is based upon a number of factors, including:

•	the quality and experience of our management,

•	our level of geological and technical expertise,

•	the quantity and quality of land available to us for exploration, and

•	many other factors outside of our control.

We have never had mineral producing properties. We cannot be certain that commercial quantities or grades of minerals will be discovered at the Toromocho Project or other future properties. The metallurgical properties of any minerals found may make them uneconomic to process. Even if commercial quantities and grades of minerals are discovered, we cannot be certain that any property will ever be brought to a stage where minerals can profitably be produced from it. Factors which may limit our ability to produce minerals from our properties include the market price of the minerals being sought, availability of additional capital and financing, and the nature and location of any mineral deposits.

It may take several years of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable mineral reserves through drilling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. We cannot be certain that our exploration programs will result in profitable commercial mining operations.

Our operations are subject to risks and hazards inherent in the mining industry.

Our operations are and will continue to be subject to all of the hazards and risks normally incidental to exploring, developing and exploiting natural resources. Some of these risks include:

•	environmental hazards,

•	industrial accidents,

•	labor disputes,

•	unusual or unexpected geologic formations or other geological or grade problems,

•	unanticipated changes in metallurgical characteristics and copper recovery,

•	unanticipated ground or water conditions, cave-ins, pit wall failures, flooding, rock bursts,

•	periodic interruptions due to bad or hazardous weather conditions and other acts of God, and

•	unfavorable operating conditions.

If any of these risks and hazards adversely affect our mining operations or our exploration activities, they may:

•	increase the cost of exploration, development or production to a point where it is no longer economically feasible to continue,

•	require us to write down the carrying value of one or more mines or a property,

•	cause delays or a stoppage in the exploration, development or production of copper,

•	result in damage to or destruction of mineral properties or processing facilities, and

•	result in personal injury or death or legal liability.

All of these adverse consequences may have a material adverse effect on our financial condition, results of operation, and future cash flows of the company.

Our operations are subject to environmental risks and we have assumed responsibility for environmental remediation of our activities in the Toromocho Project.

We have assumed responsibility for any environmental liabilities resulting from our activities in Toromocho. Our current or future operations, including development activities, are subject to extensive environmental regulations and contractual obligations with Centromin. We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities. The payment of any liabilities or the costs that we may incur to remedy environmental impacts would reduce funds otherwise available to us for operations. We might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential financial exposure to us may be significant. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) as it is not generally available at what we believe to be a reasonable price.

Our estimates of mineralization are only preliminary estimates and may not reflect the actual deposits or the economic viability of extraction.

The estimating of mineralization is a subjective process and the accuracy of estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any mineralization estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ significantly from our estimates. See “Toromocho Project—Mineral Resources.”

Estimates may have to be recalculated based on changes in mineral prices, further exploration or development activity, or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates. Market price fluctuations for minerals, increased production costs or reduced recovery rates, or other factors can render production uneconomical at particular sites. A reduction in estimates could require material write-downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

Our business could be adversely affected if we fail to comply with extensive government regulations or fail to obtain, renew or comply with necessary licenses and permits.

Our operations and properties are subject to environmental, health and safety, and other laws and regulations in the jurisdictions in which we operate. For example, we are subject to laws and regulations governing:

•	health and safety,

•	labor standards,

•	employment,

•	waste disposal,

•	protection of the environment,

•	mine development and prospecting,

•	mineral production,

•	use of water,

•	exports, and

•	taxes.

It is possible that we may not be able to comply with existing and future laws and regulations. In addition, future changes in applicable laws, regulations, agreements or changes in their enforcement or regulatory interpretation could result in changes to the terms of our permits and agreements for our properties, which could have a material adverse impact on our current exploration program and future development projects.

Obtaining necessary permits and licenses can be a complex, time consuming process and we cannot be certain that we will be able to obtain all required permits on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop, delay or restrict us from proceeding with the development of an exploration project or the development and operation of a mine. Any failure to comply with applicable laws and regulations or permits could result in interruption or closure of exploration, development or mining operations, or fines, penalties or other liabilities. We could also lose our mining concessions under the terms of our existing agreements.

We may not be able to secure good title to the mining concessions.

Our ability to secure good title to mining concessions is subject to known and unknown existing third-party rights in the mining concessions or property. Third parties may claim unrecorded rights to underlying portions of our interests in the Toromocho Project, and other future properties in which we acquire an interest. Such third-party rights could include prior unregistered liens, unregistered agreements, rights of way, easements, transfers or claims.

We have received a request for conciliation, a legal prerequisite for filing a lawsuit in Peru, from a company owned by Pan American Silver Corp. disputing our purchase of a 50% ownership of mineral interests in four areas in the Toromocho Project on the ground that it had a right of first refusal to such interests. If it is not resolved, this proceeding or any subsequent litigation and appeals could restrict the use of these mineral interests for years and adversely affect our exploration and development of the project.

In addition, the Toromocho Project had been owned by Cerro de Pasco before it was nationalized by the Peruvian government in 1974. It is unclear whether the rights of a prior owner like Cerro de Pasco would ever be resurrected. Any claim relating to the Toromocho mining concessions and related assets could result in expensive litigation to protect our rights without any certainty as to the outcome. There can be no assurance that the Peruvian government will not nationalize mining activities in the future.

Fluctuations in copper prices could adversely affect our operations and we do not have a hedging policy to protect us from such fluctuations.

Our future profitability and long-term viability will depend, in large part, on the global market price of copper. Market prices for copper are volatile and are affected by numerous factors beyond our control, including:

•	inflation,

•	global copper demand,

•	global copper supply,

•	speculative activities, and

•	political and economic conditions.

These factors could negatively impact the price for copper and lower copper prices would negatively impact our future profitability. We do not have a hedging policy to protect us from a decline in copper pricing and have no intention to establish one while we are in the exploratory phases of our operations. In addition, we may not have the ability to purchase hedging instruments in the future. Hedging instruments may also not protect us adequately from fluctuations in the market price of copper.

Currency fluctuations may adversely affect our costs.

The effects on operating costs and, on cash flows of the foreign exchange rate and the escalation of the Peruvian Nuevo Sol relative to the U.S. dollar may be significant. During 2004, the exchange rate between the U.S. dollar and the Peruvian Nuevo Sol has generally remained at or below PEN 3.50 per $1.00. We do not intend to enter into hedging contracts in connection with currencies. The appreciation of the Peruvian Nuevo Sol against the U.S. dollar would in U.S. dollar terms increase the costs of exploration and development of the Toromocho Project, increase the future operating costs of any future mines, and increase future taxes and royalties paid to the government of Peru. These increased costs could affect the economic viability of mineralization and negatively impact copper production at our mining operations, which could materially and adversely affect our profitability, results of operation and financial condition.

Our insurance coverage does not cover all potential losses.

The mining industry is subject to significant risks that could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, and monetary losses and possible legal liability. Where we consider it practical to do so, we maintain insurance in amounts that we believe to be reasonable, including insurance for workers’ compensation, theft, general liability, destruction of property, autos and mobile equipment. Such insurance, however, contains exclusions and limitations on coverage. Accordingly, our insurance policies may not provide coverage for all losses related to our business (and specifically do not cover environmental liabilities and losses). The occurrence of losses, liabilities or damage not covered by such insurance policies could have a material and adverse effect on our profitability, results of operation and financial condition. We cannot be certain that insurance will be available to us, or that it will be available on terms and conditions acceptable to us. In some cases, coverage is not available or considered too expensive relative to the perceived risk.

We will require a significant amount of capital to fund our operations. Our ability to obtain additional capital depends on many factors beyond our control.

With the proceeds of our recent initial public offering, we expect to have sufficient financial resources to complete the current exploration program for the Toromocho Project, including drilling, metallurgical studies and feasibility studies. Further exploration and development of the Toromocho Project, will require significant amounts of additional capital. Accordingly, the continuing exploration and development at the Toromocho Project will depend upon our ability to obtain financing through debt financing, equity financing, joint venture relationships, or other means. The fact that we are engaged in the early stages of mining exploration in Peru, a country experiencing political and economic unrest, may limit the sources of financing available to us as well as increase the cost to us of securing that financing. We may not be successful in obtaining the required financing on terms acceptable to us for these or other purposes. In addition, any future financing terms may also be dilutive to you as an existing shareholder.

We are a small operator in a highly competitive industry and may not have the adequate resources to compete effectively.

We compete with other mineral exploration and mining companies for the acquisition of mineral claims, permits, concessions and other mineral interests as well as for the recruitment and retention of qualified employees. Upon the start of production we will compete against large and established companies in the world market to sell our products. Many of our competitors have greater resources than we do. Increased competition could result in increased costs and lower prices for copper and reduced profitability. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We rely on our management team, outside contractors, experts and other advisors.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our small senior management team, as well as outside contractors, experts and other advisors. In making an investment in the common shares and warrants, you must be willing to rely to a significant extent on management’s discretion and judgment, as well as the expertise and competence of outside contractors, experts and other advisors that we hire to advise us. The loss of one or more member of senior management, key employees or contractors, if not replaced, could materially adversely affect our operations and financial performance. See “Directors, Officers and Key Employees.”

Several of our directors and officers serve on boards of other natural resource, exploration and development companies and may have conflicts of interest.

Most of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development. Consequently, there exists the possibility for such directors and officers to be or come into a position of conflict with us.

RISKS RELATING TO THE POLITICAL AND ECONOMIC ENVIRONMENT IN PERU

We are subject to the risks associated with foreign operations.

The Toromocho Project is located in central Peru and, accordingly, we are subject to risks normally associated with exploration for and development of mineral properties in Peru. Peru is a developing country that has experienced political and economic difficulties over the years. Our mineral exploration activities could be affected in varying degrees by political instability and changes in government regulation relating to foreign investment and the mining business, including expropriation. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, fluctuations in currency rates and high inflation.

Peru has experienced political and social unrest and protestors have recently targeted foreign firms in the mining sector. Our operations could be adversely affected by continued political and social unrest in Peru.

Changes in Peruvian royalty regulations could increase our operating costs.

Our ability to conduct future exploration and development activities is subject to changes in government regulations and shifts in political attitudes over which we have no control.

A new law was recently passed in Peru requiring royalties of 1% to 3% of net smelter returns to be charged on Peruvian mining production. This law is now in force. Following its enactment the law was modified to, among other things, exempt from the new law mining projects such as ours with pre-existing contractual agreements to pay royalties. However, future changes in the government mandated royalties charged on mining operations in Peru could materially adversely affect our results of operations.

Increases in taxes would increase our operating costs.

We are required to pay taxes on our Peruvian operations that are subject to change in the future. Our estimates regarding the operating costs of Toromocho Project contained in this Prospectus have assumed a current Peruvian tax rate, which may be increased in the future. Accordingly, our cost estimates may not represent an accurate statement of our future tax costs.

RISKS RELATING TO OUR COMMON SHARES AND WARRANTS AND THE TRADING MARKET

There is a limited history of public trading in the market for the common shares and warrants.

The common shares and warrants were recently listed on the TSX, and there is a limited trading history from which you can make an investment decision to purchase the common shares and/or warrants. There can be no assurance that an active market for the common shares and warrants will develop or be sustained in the United States. We have agreed to use our best efforts to list the common shares and warrants on the AMEX. We cannot assure you that we will meet the listing requirements of the AMEX. If an active public market for the common shares does not develop in the United States, the liquidity of your investment may be limited.

We have not and do not plan to pay dividends.

We have never declared or paid any dividends on our common shares and do not currently intend to pay dividends in the future. Earnings, if any, will be retained to finance further growth and development of our business. See “Dividend Record and Policy.”

You may experience dilution upon exercise of convertible securities.

In the event that all of our common share purchase warrants and other warrants and stock options and other options are exercised, there will be an additional 29,889,982 common shares available for trading in the public market. The increase in the number of common shares in the market will result in the dilution of your voting power.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this Prospectus may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “will,” “may,” “should” and similar expressions identify forward-looking statements. Forward-looking statements appear in a number of places including, without limitation, “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and include statements regarding:

•	strategies, outlook and growth prospects;

•	future plans and potential for future growth;

•	liquidity, capital resources and capital expenditures;

•	growth in demand for our products;

•	economic outlook and industry trends;

•	developments of our markets;

•	the impact of regulatory initiatives; and

•	the strength of our competitors.

The forward-looking statements in this Prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control and we may not achieve or accomplish these expectations, beliefs or projections. In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the achievement of the anticipated levels of profitability, growth, cost and synergy of future acquisitions of mining concessions and properties, the impact of competitive pricing, the ability to obtain necessary regulatory approvals, the condition of the Peruvian economy, political stability in Peru, the impact of general business and global economic conditions and other important factors described herein and from time to time in the reports to be filed by us with the Securities and Exchange Commission.

Except to the extent required by law, neither we, nor any of our agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained in this Prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities offered by the selling securityholders, other than amounts representing the warrant exercise price received upon exercise of the common share purchase warrants. We have agreed to share the expenses of registering the securities covered by this Prospectus with BMO Nesbitt Burns Inc., the lead underwriter of our October 2004 initial public offering in Canada, who has agreed to pay up to a maximum of C$250,000 for 50% of registration expenses associated with this Prospectus, including filing, printing, accounting, counsel, blue sky clearance, one counsel for investors and investors’ reasonable expenses.

DIVIDEND POLICY

We have not paid dividends in the past and we do not expect to have the ability to pay dividends in the near future. If we generate earnings in the future, we expect that they will be retained to finance further growth and, when appropriate, retire debt. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All holders of our common shares are entitled to an equal share in any dividends declared and paid on the common shares.

CAPITALIZATION

The following table sets forth Peru Copper’s indebtedness and capitalization at November 30, 2004, in accordance with Canadian generally accepted accounting principles with reconciliations to US generally accepted accounting principles.

November 30, 2004

Common Shares(1)	$54,195,528
(94,027,320 common shares)
Warrants	— (2)
(23,578,596 warrants)
Current and Long Term Debt	—

Total Capitalization	$54,195,528

Notes:

(1)	Based on the number of shares issued and outstanding on December 10, 2004. Excludes, as of December 10, 2004, (A) 5,922,100 shares of common stock issuable on the exercise of outstanding stock options at a weighted average exercise price of $1.37 per share, (B) 1,714,937 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this Prospectus, at an exercise price of $1.37 per share, (C) 3,033,257 shares of common stock available for future issuance under our Share Option Plan, (D) 389,286 shares of common stock issuable upon exercise of outstanding agent options granted to BMO Nesbitt Burns Inc., the underwriter of our Canadian initial public offering, at an exercise price of $1.40 per share, (E) 17,149,375 common share purchase warrants issued in connection with our Canadian initial public offering which are publicly trading on the Toronto Stock Exchange, and (F) 4,714,284 common shares issuable upon exercise of outstanding warrants issued in connection with our March 2004 private placement, exercisable at a price of $2.00 per share.
(2)	Under Canadian GAAP the company used the residual method to estimate the fair value of the shares and warrants attached to the units issued, which resulted in a value of nil allocated to the warrants. Under U.S. GAAP the warrants attached to the units issued have been given a fair value of $0.05 per warrant. The 23,578,596 warrants would have a fair value of $1,178,930 and the share common stock would have a value of $11,762,736 under the U.S. GAAP and 94,027,320 common shares would have a value of $53,016,598 under U.S. GAAP.

RECENT SHARE PRICE HISTORY

Our common shares and common share purchase warrants trade on the Toronto Stock Exchange under the symbols PCR and PCR.WT, respectively. The tables below present the high and low market prices for our common shares and warrants based on information obtained from the TSX.

Common Shares

	October 2004	November 2004	December 2004
High	C$1.80	C$1.75	C$1.50
Low	C$1.15	C$1.21	C$1.20

Warrants

	October 2004	November 2004	December 2004
High	C$0.47	C$0.32	C$0.25
Low	C$0.16	C$0.22	C$0.11

The average exchange rate between the Canadian dollar and the U.S. dollar for the nine months ended September 30, 2004 was 1.2910.

DILUTION

Peru Copper’s net tangible book value as of September 30, 2004, was $54.0 million, or $0.57 per common share, as adjusted to give effect to the issuance of an aggregate 34,298,750 Units in connection with Peru Copper’s initial public offering, completed in two tranches on October 6, 2004 and October 20, 2004, respectively. Net tangible book value per common share represents the amount of Peru Copper’s total tangible assets less total liabilities and minority interest, divided by the sum of the number of shares outstanding.

	Shares Purchased		Total Consideration		Average Price per common share
	Number	Percent	Amount	Percent
Existing Shareholders	59,728,570	63.5%	$11,997,910	22.2%	$0.201
New investors	34,298,750	36.5%	$42,197,618	77.8%	$1.231

Total	94,027,320	100%	$54,195,528	100%	$0.577

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth consolidated financial information of Peru Copper Inc. The selected financial information is derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of Peru Copper, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operation included elsewhere in this Prospectus. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Peru Copper uses the United States dollar as its reporting currency.

The unaudited interim consolidated financial statements reflect all normal and recurring adjustments that are necessary for a fair presentation of the financial position and results of operations for the interim period presented. Results of operations for the nine-month period ended September 30, 2004, is not necessarily indicative of results for the full year ended December 31, 2004, for any other interim period or for any future fiscal year.

	Period from April 24, 2003 to December 31, 2003	Nine-months ended September 30, 2004	Cumulative from incorporation (April 24, 2003) to September 30, 2004
Operating Results
Interest Income	$2,270	$40,485	$42,755
Expenses	46,011	694,963	(740,974)
Net loss for the period following Canadian GAAP	(43,741)	(654,478)	(698,219)
Net effect of writedown of deferred expenditures	(1,206,428)	(6,435,180)	(7,641,608)
Net loss under U.S. GAAP	$(1,250,169)	$(7,089,658)	$(8,339,827)
Loss per share following U.S. GAAP(1)	$(0.02)	$(0.13)	$—

	As at December 31, 2003	As at September 30, 2004
		Actual	As Adjusted(2)
Financial Position
Total assets under Canadian GAAP	$1,473,367	$12,309,884	$54,507,502
Total assets under U.S. GAAP	266,939	4,668,276	46,865,894
Total liabilities under Canadian & U.S. GAAP	329,549	550,377	550,377
Shareholders’ equity under Canadian GAAP	1,143,821	11,759,507	53,957,125
Shareholders’ equity (deficit) under U.S. GAAP	$(62,607)	$4,117,899	$46,315,517

(1)	Based on the number of shares issued and outstanding on December 10, 2004. Excludes, as of December 10, 2004, (A) 5,922,100 shares of common stock issuable on the exercise of outstanding stock options at a weighted average exercise price of $1.37 per share, (B) 1,714,937 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this Prospectus, at an exercise price of $1.37 per share, (C) 3,033,257 shares of common stock available for future issuance under our Share Option Plan, (D) 389,286 shares of common stock issuable upon exercise of outstanding agent options granted to BMO Nesbitt Burns Inc., the underwriter of our Canadian initial public offering, at an exercise price of $1.40 per share, (E) 17,149,375 common share purchase warrants issued in connection with our Canadian initial public offering which are publicly trading on the Toronto Stock Exchange, and (F) 4,714,284 common shares issuable upon exercise of outstanding warrants issued in connection with our March 2004 private placement, exercisable at a price of $2.00 per share.
(2)	As adjusted to include the net proceeds from our Canadian initial public offering in October 2004.

Exchange Rates

The following tables show, for the periods indicated, certain information regarding the exchange rate between the Canadian dollar and the U.S. dollar, based on data published by the Bank of Canada.

These rates may differ from the actual rates used in preparation of Peru Copper’s financial statements and other financial information provided herein.

	Canadian dollar per U.S. dollar
	High	Low	Average(1)
Year ended December 31,
2003	1.57	1.29	1.40
2002	1.61	1.51	1.57
2001	1.60	1.49	1.55
2000	1.56	1.43	1.48
1999	1.56	1.43	1.48

(1)	The average of the exchange rates on the last business day of each full month during the relevant period.

	High	Low
November 2004	1.23	1.17
October 2004	1.27	1.22
September 2004	1.31	1.26
August 2004	1.33	1.30
July 2004	1.33	1.31
June 2004	1.37	1.34
May 2004	1.40	1.36

The average exchange rate for the nine months ended September 30, 2003 and 2004 was 1.42 and 1.33, respectively, calculated by using the average of the exchange rates on the last business day of each full month during each period. The exchange rate between the Canadian dollar and the U.S. dollar on November 5, 2004, was 1.198 Canadian dollars per one U.S. dollar.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, related notes and other information included elsewhere in this Prospectus. This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in forward-looking statements as a result of various factors, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

History and Corporate Structure

Peru Copper was incorporated on February 24, 2004 under the Canada Business Corporations Act. We are a holding company, and conduct our business through our wholly-owned subsidiary, Peru Copper Syndicate, a Cayman Islands company which beneficially owns 100% of Minera Peru Copper Syndicate S.A., a Peruvian company. Our registered office is located at Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3C2 and our head office is located at Suite 920, 475 West Georgia Street, Vancouver, British Columbia, Canada V6B 4M9.

The following chart illustrates our corporate structure, listing each of its subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by it.

The following discussion provides an analysis of the financial results of Peru Copper Syndicate Ltd., our predecessor, for the interim period from inception (April 24, 2003) through December 31, 2003 and for us and our consolidated subsidiaries for the nine-month period ended September 30, 2004, giving effect to a share exchange between Peru Copper Syndicate and Peru Copper Inc. on April 30, 2004.

Overview

We are involved in the exploration and acquisition of rights to potential mineable deposits of copper. On June 10, 2003, we entered into the Toromocho Option Agreement with Centromin, a Peruvian state-owned mining company, whereby Centromin granted us the option to acquire its interest in the mining concessions and related assets of the Toromocho Project. Two Addendums to the Toromocho Option Agreement were entered into, one on November 12, 2003 and the other on August 26, 2004. The Toromocho Option has an initial one-year term with four possible annual extensions, expiring on June 11, 2008. On May 25, 2004, we provided Centromin with notice to extend the agreement for a second year.

The Toromocho Option Agreement requires us to fulfill certain minimum expenditure requirements in order to maintain the Toromocho Option in good standing. In the first contract year, ending June 11, 2004, we expended $1,686,951, meeting the $1,000,000 minimum requirement. In the contract year ending June 11, 2005, we are required to expend $2,000,000 and in each of the ensuing three contract years the minimum requirement is $3,000,000. From execution of the contract through September 30, 2004, a total of $5,833,821 was expended under the Toromocho Option, of which $1,000,000 was applied to the first contract year ending June 11, 2004, $4,833,821 is estimated, subject to audit, to qualify for the minimum expenditure requirements for the contract year ending June 11, 2005 and substantially all of the remainder is estimated, subject to audit, to qualify for the third contract year ending June 11, 2006. In total, we must expend up to $12,000,000 on exploration and development work on the Toromocho Project over the five year option term in order to maintain the option in good standing. The Toromocho Option Agreement provides for an independent audit every six months to determine whether expenditures qualify under the agreement.

Upon exercise of the Toromocho Agreement, it is contemplated that we will enter into a Transfer Agreement to transfer Centromin’s interests in the mining concessions and related assets to us. The Transfer Agreement contemplates that we deliver a performance bond or letter of credit in the amount of $30,000,000 towards required development obligations.

Our intention is to continue with the exploration of the Toromocho Project with a view to its eventual development.

In March 2004, we completed a Treasury Private Placement and raised proceeds of approximately $11 million to support the development of the Toromocho Project. Additionally in October 2004, we completed public offerings raising $42.2 million in equity financings and registered Peru Copper Inc. on the Toronto Stock Exchange.

RESULTS OF OPERATIONS

We are involved in the acquisition and exploration of potential mineable deposits of copper and, as such, have no revenue from product sales.

Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, we recorded a loss under Canadian GAAP of $654,478 as compared to a loss of $41,952 for the period from April 24, 2003 (date of incorporation) to September 30, 2003. Our expenses increased to $694,963 for the nine months ended September 30, 2004 from $43,654 for the 2003 period, primarily as a result of new operating expenses incurred as a result of the increase in corporate activities. We expense all costs not directly related to our exploration and drilling efforts at the Toromocho Project. Stock-based compensation of $194,006 was incurred in respect of the grant of options to officers, employees and directors. Listing and filing fees of $147,857 were incurred in connection with the listing of our shares on the TSX. Additionally in 2004, we incurred salary, office rental and other corporate costs related to the opening and staffing of our Peruvian administrative offices in Lima, Peru and offices in Vancouver, B.C. Travel expenses in the 2004 period were $135,680 and were principally for the travel necessary for our Canadian IPO. The expenses incurred were reduced by $40,485 of interest earned on cash balances. During the 2003 period, expenses primarily included exploration costs of $36,057. During the nine months ended September 30, 2004, we capitalized $6,435,180 of expenditures related to the exploration and development of the Toromocho Project including $1.0 million paid to Centromin to establish a trust fund to improve the economic and social activities in the area of the Toromocho Project.

Inception through December 31, 2003

For the period from inception (April 24, 2003) through December 31, 2003, we capitalized $1,206,428 of costs at the Toromocho Project. These expenses were attributable to drilling, testing, equipment purchases, salaries, supplies and other expenses related to the exploration and development of the Toromocho Project.

LIQUIDITY AND CAPITAL RESOURCES

We had cash and cash equivalents of $4,434,591 at September 30, 2004 as compared with $216,082 at December 31, 2003. On September 30, 2004, all except for $10,000, was held in U.S. dollars.

The following table summarizes our liquidity as of September 30, 2004 (actual and as adjusted to give effect to the receipt of $42,197,618 in net proceeds from our initial public offering on October 6, 2004 and our over-allotment closing on October 20, 2004).

Liquidity	September, 2004		December 31, 2003
	Actual	As Adjusted
Cash and cash equivalents	$4,434,591	$46,632,209	$216,082

We had a working capital surplus (deficit) of $3,955,929 and $(80,967) as of September 30, 2004 and December 31, 2003, respectively. The working capital deficit as of December 31, 2003 included $242,000 due to related parties who were providing financial support for the activities of the company up until that time. At September 30, 2004, $100,000 was outstanding to related parties. This amount is due to a director of the Company and is unsecured, non-interest bearing and due upon demand.

On March 18, 2004, we completed the Treasury Private Placement and issued 8,571,429 Placement Units, each Placement Unit consisting of one non-interest bearing, unsecured convertible Note, principal amount $1.33 per Note, and one-half of one Special Warrant. We concurrently entered into a shareholders’ agreement with several selling securityholders of Peru Copper Syndicate Ltd. (a Cayman Islands company) by the terms of which the selling securityholders agreed to effect the Share Exchange as a result of which Peru Copper Cayman would become a wholly-owned subsidiary of us. On April 30, 2004, the selling securityholders exchanged all of their common shares of Peru Copper Cayman in consideration for 46,999,999 common shares and 3,000,000 Notes of Peru Copper. The Notes were then sold by the selling securityholders pursuant to the Secondary Private Placement. Upon completion of the Share Exchange, Peru Copper Cayman became a wholly-owned subsidiary of Peru Copper and the shareholders’ agreement was terminated. Net proceeds of approximately $11 million were raised.

On October 6, 2004, we completed an initial public offering of 29,825,000 units at C$1.65 per unit, each unit consisting of one common share and one warrant to purchase one-half common share for net proceeds to us of $36,676,218. Each whole warrant entitles the holder to buy one of our common shares at a price of $2.00, on or before March 18, 2006. On October 20, 2004, we sold an additional 4,473,750 units at C$1.65 per unit for net proceeds of $5,521,400 to cover the underwriters’ over-allotment option.

We expect that the net proceeds from our recent initial public offering and the Treasury Private Placement will be sufficient to pay for the continued exploration, development and general and administrative costs of the Toromocho Project for at least 18 months. Depending upon developments during our exploration phase, the pace of expenditures and other general and administrative costs could increase or decrease.

Our opinion concerning liquidity and our ability to avail ourself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include our performance (as measured by various factors including the progress and results of our exploration work), the state of international debt and equity markets, investor perceptions and expectations of past and future performance, the global financial climate and drilling and metallurgical testing results from the Toromocho Project.

Outlook and Capital Requirements

The net proceeds from the Offering and the Treasury Private Placement enable us to focus on fulfilling the conditions of the Toromocho Option Agreement in order to permit us to exercise the Toromocho Option and to further explore the Toromocho Project. Thereafter, we will need additional capital to develop the Toromocho Project and extract the copper.

The Toromocho Option has an initial one-year term with four possible annual extensions, expiring on June 11, 2008. We have minimum expenditure requirements that we must meet in order to maintain the Toromocho Option during the option exercise period. During the first year from June 10, 2003 through June 11, 2004, we spent in excess of the $1,000,000 in required expenditures. During the second year, from June 11, 2004 through June 10, 2005, we are required to spend $2,000,000. During the third, fourth, and fifth years, if we decide to extend the Toromocho Option Agreement, we are required to spend $3,000,000 per year, all in qualifying expenses. Qualifying expenses include technical, environmental and financial studies, prospecting and exploration, construction work and purchases of mining machinery and equipment required for exploration, environmental remediation, insurance, freight, tariff duties and taxes that cannot be recovered as a tax credit, financial costs of exploration, access to use of surface land, and payments of validity rights. In total, we must expend up to $12,000,000 on exploration and development on the property over the maximum five-year option exercise period, in order to maintain the Toromocho Option in good standing.

Each year during the option exercise period, we must provide a letter of credit in favor of Centromin in an amount equal to our minimum required expenditures for the following year reduced by certain amounts previously paid. We have provided a letter of credit in the amount of $2,000,000 in favor of Centromin in connection with the extension of the term of the option exercise period for a second year from June 22, 2004 to June 11, 2005. In order for amounts spent by us to be accredited as qualifying expenses under the Toromocho Option Agreement, we are required to submit an independently audited account of expenses every six months during the term of the Toromocho Option. See “Use of Proceeds.” On September 15, 2004 we paid $1,000,000 toward the Social Trust Fund of Centromin and we are obligated to pay another $1,000,000 on September 15, 2005 toward the Environmental Sanitation Fund of Centromin, the latter payment representing an advance payment of future royalties.

Under the terms of the Toromocho Option Agreement, we may exercise the Toromocho Option in either of two ways, and upon due exercise of the Toromocho Option, we will enter into the Transfer Agreement to effect the transfer of Centromin’s interests in the mining concessions and related assets. The Transfer Agreement contemplates that we deliver a performance bond or letter of credit in the amount of $30 million towards required development obligations. In addition, we will have ongoing payment obligations to Centromin. See “Toromocho Project Agreements—Toromocho Option Agreement.”

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Table of Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2003 (dollars in millions).

Contractual Obligations	Payment due by period
	Total	2004	2005 to 2006	2007 to 2008	2009 and Thereafter
	$	$	$	$	$
Toromocho Agreement:
Required spending	11.4	1.5	5.6	4.3	—
Exercise of option	30.0	—	—	30.0	—
Total	41.4	1.5	5.6	34.3	—

The Toromocho Agreement mandates a level of required spending in order to maintain the Option. In addition, we will be required to provide a performance bond or letter of credit of $30 million in order to exercise the option. We are not contractually bound to make the annual required spending until we elect to do so at the start of each contractual year and we are not contractually bound to exercise the option. However, it is currently our intent to do so; therefore we have included such amounts in the above table. Please see “Outlook and Capital Requirements.”

In addition, in 2004 we signed leases for two properties in Peru, the monthly rental for these properties are $1,800 and $2,435 and terminate on April 5, 2005 and September 30, 2005, respectively. We also lease office space in Vancouver, British Columbia as part of our management services agreement with Pathway Capital, of which Mr. David De Witt, one of our directors, is a director and President. The management services agreement extends for a period of one year from November 1, 2004. Pathway provides corporate and administrative services to us in Canada. Our agreement with Pathway includes the services of David De Witt. The agreement provides for a monthly fixed consulting fee of $6,000 and reimbursement for corporate and administrative services. The agreement also provides for reimbursement of out-of-pocket expenses, including C$1,250 per month attributable to overhead, which includes office space.

Related Party Transactions

J. David Lowell, one of our founders and directors, provided the collateral for the letter of credit issued to comply with the guarantee required under the Toromocho Option Agreement. As consideration for providing the collateral, we paid him a fee of 12% on the amount guaranteed. The total paid and accrued was $151,890 for the period from May 13, 2003 to December 31, 2003 and was capitalized in exploration properties.

During the period from April 24, 2003 to December 31, 2003, we received consulting services from Lowell Mineral Exploration, LLC, of which J. David Lowell is Manager, and Pacific Source Capital Ltd., of which David E. De Witt is President and a director, in the amounts of $45,000 and $13,375, respectively. For the nine months ended September 30, 2004, Lowell Mineral Exploration, Pacific Source Capital and Ms. Catherine McLeod-Seltzer (also a co-founder and director) received $45,000, $22,500 and $22,500, respectively.

Pursuant to the Share Exchange and Secondary Private Placement completed on April 30, 2004, certain of our directors and/or executive officers, or associates thereof, directly or indirectly, exchanged shares of Peru Copper Cayman for our common shares and Notes, which Notes were subsequently sold by such persons under the Secondary Private Placement. Catherine McLeod-Seltzer, a director of Peru Copper, received 4,300,000 common shares and 700,000 Notes of Peru Copper under the Share Exchange, which Notes were then sold under the Secondary Private Placement for gross proceeds of $980,000. The Lowell Family Trust UA, of which J. David Lowell, Executive Chairman and a director of Peru Copper, is the trustee, received 11,800,000 common shares and 700,000 Notes under the Share Exchange, which Notes were then sold under the Secondary Private Placement for gross proceeds of $980,000.

Pursuant to our Canadian initial public offering on October 6, 2004, our officers and directors, and associates thereof, agreed to purchase an aggregate of 2,885,000 Units from us, representing approximately 10% of our initial public offering.

Mr. Thomas Seltzer, the spouse of Catherine McLeod-Seltzer, is Vice President Retail Sales at Haywood Securities, one of the underwriters in our Canadian initial public offering, and earned approximately C$26,422 and US$34,180 in commissions from the sale of securities in our March 2004 private placement and our October 2004 Canadian initial public offering, which amounts have not yet been paid.

As of June 2004, we sublease an apartment owned by Mr. Preble, our President, CEO and a Director, located in Lima, Peru at the monthly rental of $800 for use by Mr. David Lowell, our Executive Chairman, Director and one of our co-founders. For the nine months ended September 30, 2004, we paid approximately $3,200 to Mr. Preble under the sublease. The monthly rent was based upon prevailing market rents for similar apartments in the area.

Environmental and other Regulatory Compliance

Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. We expect to be able to comply with current laws and do not believe that compliance will have a material adverse effect on our competitive position. We intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our mining operations and exploration activities. We intend to maintain standards of environmental compliance consistent with contemporary industry practice.

Pursuant to the terms of the Toromocho Option, we have assumed all responsibility for mitigating and controlling emissions from the Toromocho Project resulting from our exploration activities, as well as remedying any adverse environmental effects and responding to claims relating to any environmental damage arising from our exploration activities. Any environmental damage that occurred prior to the date we entered into the Toromocho Option Agreement is the responsibility of Centromin during the term of the Toromocho Option Agreement.

United States Generally Accepted Accounting Principles

The significant measurement differences between Canadian GAAP and U.S. GAAP which affect the financial reporting by the company are summarized below.

As described in note 3 to our financial statements, Canadian GAAP allows for the deferral of exploration expenditures. Under U.S. GAAP, we would expense, as incurred, costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study has been prepared, subsequent exploration and development costs of the property are capitalized. The capitalized cost is then assessed periodically for recoverability of carrying values under Statement of Financial Accounting Standard No. 144.

Statements of Operations and Deficit

	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $
	(Unaudited)	(Unaudited)		(Unaudited)
Net loss following Canadian GAAP	(654,478)	(41,952)	(43,741)	(698,219)
Net effect of writedown of exploration expenditures	(6,435,180)	(829,051)	(1,206,428)	(7,641,608)

Net loss under U.S. GAAP	(7,089,658)	(871,003)	(1,250,169)	(8,339,827)

Loss per share following U.S. GAAP	(0.13)	(0.02)	(0.02)

Statements of Cash Flows
	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $
	(Unaudited)	(Unaudited)		(Unaudited)
Cash flows used in operating activities—Canadian GAAP	(336,881)	190,823	253,308	(83,573)
Deferred expenditures	(6,427,750)	(819,051)	(1,194,787)	(7,622,537)

Cash flows used in operating activities—U.S. GAAP	(6,764,631)	(628,228)	(941,479)	(7,706,110)

Cash flows used in investing activities—Canadian GAAP	(6,579,705)	(819,051)	(1,214,788)	(7,794,493)
Deferred expenditures	6,427,750	819,051	1,194,787	7,622,537

Cash flows used in investing activities—U.S. GAAP	(151,955)	—	(20,001)	(171,956)

Cash flows from financing activities—Canadian and U.S. GAAP	11,135,095	1,177,562	1,177,562	12,312,657

Statement of Deficit

	September 30, 2004 $	December 31, 2003 $
	(Unaudited)
Deficit
Adjusted deficit—Beginning of period per U.S. GAAP	(1,250,169)	—
Loss per U.S. GAAP	(7,089,658)	(1,250,169)

Adjusted deficit—End of period per U.S. GAAP	(8,339,827)	(1,250,169)

Under Canadian GAAP the company used the residual method to estimate the fair value of the shares and warrants attached to the units issued, which resulted in a value of nil allocated to the warrants. Under U.S. GAAP the warrants attached to the units issued have been given a fair value of $0.05 per warrant. The 4,714,286 warrants would have a fair value of $235,174 and the share common stock would have a value of $11,762,736 under U.S. GAAP.

Recent Canadian Accounting Pronouncements

The Canadian Institute of Chartered Accountants issued Accounting Guideline AcG-15, “Consolidation of Variable Interest Entities,” to provide guidance for applying the principles in Handbook Section 1590, “Subsidiaries,” to certain entities. Although the CICA is contemplating amendments to the guideline, they are expected to be effective for the Company’s 2005 fiscal year.

Recent U.S. Accounting Pronouncements

The Emerging Issues Task Force formed a committee to evaluate certain mining industry accounting issues, including issues arising from the application of Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets” to business combinations within the mining industry, accounting for goodwill and other intangibles and the capitalization of costs after the commencement of production, including deferred stripping. The issues discussed also included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets.

The Emerging Issues Task Force reached a consensus, subject to ratification by the Financial Accounting Standards Board, that mineral interests conveyed by leases should be considered tangible assets. The EITF also reached a consensus, subject to ratification by the FASB, on other mining related issues involving impairment and business combinations.

The FASB ratified the consensus of the EITF on other mining related issues involving impairment and business combinations. The FASB also ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position in this regard. These issues did not have an impact on our financial statements since it did not change our accounting.

The FASB also issued a FASB Staff Position amending Statement of Financial Accounting Standards No. 141 and No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FASB Staff Position is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. This did not have an impact on our financial statements.

The FASB amended Interpretation No. 46, “Consolidation of Variable Interest Entities,” which requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities and/or is entitled to receive a majority of the variable interest entity’s residual returns. We do not expect the adoption of these guidelines to have a material impact on our financial statements.

INFLATION

Our functional currency is the US dollar. Portions of our operating costs are denominated in Peruvian Nuevo sols. When inflation/deflation in Peru is not offset by a change in the exchange rate of the Nuevo sol to the dollar, financial position, results of operations and cash flows of the Company could be adversely affected. The value of our net assets denominated in new soles can be affected by devaluation on the Nuevo sol. The recent inflation and devaluation rates are as follows:

Years ended December 31	Nine Months Ended September 30, 2004	2003	2002	2001
Peruvian Inflation/(Deflation) Rate	3.2%	2.5%	1.5%	(0.1)%

Nuevo Sol/Dollar change or increase (decrease) in exchange rate year to year	(3.5)%	(1.5)%	2.0%	(2.3)%

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding significant accounting policies.

Copper Price Risk

Our future profitability and long-term viability will depend, in large part, on the market price of copper. Market prices for copper are volatile and are affected by numerous factors beyond our control, including expectations regarding inflation, global and regional demand, speculative activities, political and economic conditions, and production costs in major copper producing regions. The aggregate effect of these factors on copper prices is impossible for us to predict. A decrease in copper prices could adversely affect our ability to finance the development of the Toromocho Project, which would have a material adverse effect on our results of operations and financial condition.

CURRENCY RISK

Foreign Currency Exchange Rate Risk

Most of our activities are located in Peru. Our future profitability could be affected by fluctuations in foreign currencies relative to the US dollar. We have not entered into any foreign currency contracts or other derivatives to establish a foreign currency protection program.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Mineral Properties and Related Costs

Under Canadian GAAP, we record our interest in mineral properties at cost. Exploration expenditures relating to properties that have resources or significant mineralization requiring additional exploration, as well as interest and costs to finance those expenditures, are deferred and will be amortized against future production following commencement of commercial production, or written off if the properties are sold, allowed to lapse, abandoned or become impaired. Our management regularly reviews the net carrying value of our significant mineral properties. Where information available from the most current exploration programs would suggest that the properties may be impaired, our management assesses whether carrying value can be recovered. When it is determined that a mineral property is impaired it is written down to its estimated fair value. Management’s estimates of mineral prices, recoverable proven and probable reserves, operating, capital and reclamation costs and estimated fair values of unproven mineral resource properties, all of which may be considered in assessing whether carrying values are recoverable, are subject to certain risks and uncertainties that may affect the recoverability of mineral property costs. Although our management has made their best estimate of these factors, it is possible that changes could occur in the near term, which could adversely affect our management’s estimate of the net cash flow to be generated from its properties.

The recoverability of amounts shown for mineral properties and related deferred costs is dependent upon the discovery of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, our ability to obtain necessary financing to continue operations and to complete the development and upon future profitable production or proceeds from the disposition thereof.

Stock-based compensation

The company applies the fair value method of accounting for stock-based compensation, which requires management to make estimates of future events including volatility and expected life of options. Differences in estimates may result in significant differences in the amounts recognized as expense.

Litigation, claims and assessment

On November 8 and November 9, 2004, Minera Peru Copper Syndicate S.A. received an “invitation to a conciliation audience” which was presented by Compania Minera Natividad (owned by Pan American Silver Corp.). The conciliation audience is a pre-requisite required by law to give the involved parties an opportunity to resolve their differences before initiating a legal action.

Natividad is disputing our purchase of 50% partial ownership in recently acquired mineral claims claiming a “right of first refusal” to the claims. Natividad is the owner of the other 50% of the claims.

We believe that our claims were validly purchased in accordance with applicable local law but any such dispute could restrict its use of the property for several years. The three concessions that are the subject of Natividad’s claim are not, in our opinion, material to our development of the Toromocho Project.

BUSINESS

General

In 1999, J. David Lowell, one of our founders, began studying potential mineable deposits of copper in Ecuador, Peru and Argentina. Through this process, Mr. Lowell determined that Centromin, a Peruvian state-owned mining company, was the owner of lands which appeared to include interesting potential targets for exploration. In 2002, Mr. Lowell, together with Catherine McLeod-Seltzer, Luis Baertl and, later, A. Geoffrey Loudon and David E. De Witt, began to study prospective deposits held by Centromin, several of which were considered before selecting the Toromocho mineral deposit. In April 2003, the group formed Peru Copper Cayman for the purpose of making a bid for the Toromocho mineral concessions, which were being privatized by the Peruvian Government.

The Toromocho Project is situated in Morococha, an historical mining district in central Peru. The Toromocho Project is a porphyry copper mineral deposit, potentially mineable by open-pit methods. See “Toromocho Project” and “Toromocho Project Agreements—Toromocho Option Agreement.” Minera Peru Copper Syndicate successfully bid for the Toromocho mineral concessions, and entered into the Toromocho Option Agreement with Centromin in June 2003. The Toromocho Option Agreement gives us the right to conduct exploration on the concessions and subsequently to acquire full and partial interests held by Centromin in the mineral concessions and related assets of the Toromocho Project, including rights of use and easements, buildings, a license for the use of water, and use of certain historical information regarding the mineral deposit. The option expires, if not exercised, on June 11, 2008.

Our primary goal is to exercise the Toromocho Option and develop the Toromocho Project. In the longer term, we may consider the acquisition of other natural resource properties with the goal of becoming a mid-tier base metals development and operating company.

Prior to our involvement in the Toromocho Project, from 1966 to 1976, Cerro de Pasco Corporation, a United States mining company that owned a majority of the mineral concessions in the Cerro de Pasco mining district prior to their being nationalized in 1974, and Centromin conducted a total of 42,394 meters of diamond drilling on the deposit. From 1976 to 2002, Centromin did not conduct any exploration or development activities on the Toromocho Project.

During 2003, we drilled a total of 1,965 meters. Our drilling plan for the balance of 2004 is to complete an initial 44,000 meter diamond drill program, 30,692 meters of which have been drilled as of October 31, 2004. Such drilling will be directed toward the definition and extension of mineralization in an open pit mining area identified by our independent engineering firm, Independent Mining Consultants. We are focusing the remaining 30% of our current drilling program in the northeastern portion of the Toromocho Project, also known as the Northeast Extension. Based upon a preliminary evaluation, it appears that there are adequate sources of water and tailings pond locations for our development activities. We have commenced studying the socio-economic impact of the Toromocho Project on the region and have recently hired a consulting firm to conduct more in-depth studies.

The surface area covering the Northeast Extension includes a portion of the Town of Morococha. Should the portion of the Northeast Extension located under the town be developed, it may be necessary to relocate some or all of the approximately 2,700 residents of Morococha. We have commenced discussions with officials in Morococha and believe that a move to a new area, which could be constructed nearby, should be possible given the town’s history as a mining community and given that a large component of the town’s residents work in the mining industry. Two small underground mining operations currently provide the majority of employment in the town and there are no agricultural activities in the area. However, any decision to develop the Northeast Extension will only be made after additional drill programs have been completed and any resource in the Northeast Extension has been delineated and determined to be economic.

In addition to the drilling program, we are currently undertaking metallurgical testing as well as studies for water, tailings pond locations, and the socio-economic impact of the Toromocho Project.

Industry Trends and Fundamentals

Our management believes that the long-term fundamentals for copper are positive due both to increasing demand for copper and base metals in China and the rest of the world, and insufficient new supply to meet projected demand.

Brook Hunt, an independent mining and metal industry reporter, estimates in its November 2004 report that world copper consumption will increase by an average of 3.8% per annum until 2010, while world production is expected to remain flat over the same period due to existing mines being depleted and insufficient new mines being put into production to replace them. This is in contrast to the 1990s when several large copper mines were brought into operation.

On November 30, 2004, the spot price of copper on the London Metal Exchange was at a nine-year high at US$1.47 per pound and the LME copper inventory level was approximately 59,975 tonnes. For the three-month period ending November 30, 2004, LME copper inventories declined by approximately 44,975 tonnes. LME copper inventories year-to-date have declined by approximately 373,000 tonnes, coinciding with a US$0.42 per pound, or 40% increase in the LME spot copper price.

The chart below illustrates the inverse correlation between spot copper prices and inventories over the period from 1990 to 2004.

TOROMOCHO PROJECT

We retained Independent Mining Consultants to provide an independent assessment of mineralization for the Toromocho Project and to prepare a technical report on the property as required by the Canadian regulations governing disclosure of mineralization by Canadian public companies. Information in this section of an economic, scientific or technical nature in respect of the Toromocho Project is based upon the Technical Report dated August 25, 2004 prepared by John M. Marek P.E., who is employed as the President and Senior Mining Engineer of Independent Mining Consultants and who is a “Qualified Person” as such term is defined in Canada’s National Instrument 43-101 Standards of Disclosure for Mineral Projects.

Peru

Peru is a democratic republic governed by an elected government headed by a president. Despite a history of political instability under both civilian and military governments, Peru has become a leading country for mining activities in South America. No special taxes or registration requirements are imposed on foreign-owned companies and foreign investment in Peru is treated as equal to domestic capital.

Peru has a developed mining infrastructure, a large pool of skilled technical and professional personnel and an established legal system. Legislation allows for full repatriation of capital and profits from Peru and the country’s mining legislation offers access to mining concessions under an efficient registration system.

Peru has suffered and continues to suffer civil unrest resulting, in part, from high levels of unemployment and high expectations of an improvement in living standards. The Toromocho Project is situated in an historical mining district, an area which has not experienced any significant civil unrest to date. See “Risk Factors”.

Current Government

Currently, Peru has a minority government led by President Alejandro Toledo of the Peru Posible party. President Toledo was elected to the presidency in June 2001 for a five year term. Peru is currently divided into 25 regions plus Metropolitan Lima, with each regional government comprising a president, vice president and council.

Mining in Peru

Peru is the world’s sixth-largest producer of gold and copper and the second-largest producer of silver. It also ranks high in output of zinc and lead. Minerals are traditionally the most important source of export revenue, averaging just under 50% of total Peruvian export earnings in 1998-2003. The mining sector has also consistently been the fastest growing sector in recent years due to increased exploration and development expenditures and the start-up of several new mines.

Peru has 15% of the world’s copper reserves, and production has increased since the mid-1990s, following heavy investment in the sector. Growth in export earnings slowed after 1997 as plunging mineral prices depressed revenue, but output has increased every year since 1998 and investment in the sector is still firm.

In 2003, Peru produced 625,000 tonnes of copper and achieved export earnings of $1.26 billion. Strong growth in the mining sector is expected to be sustained by investment in new operations and rising gold and copper prices.

Property Location, Access and Description

The Toromocho Project is located in central Peru, approximately 140 kilometers east of Lima in the Morococha mining district. The region has steep topography with elevations over the project area ranging from 4,700 meters to over 4,900 meters above sea level.

Access to the Toromocho Project is by either the paved central highway or the central railway, which both connect the Morococha mining district to Lima and La Oroya. The center of the Toromocho deposit is about 2.5 kilometers from the town of Morococha. The distance from Lima to Morococha is approximately 142 kilometers by road and approximately 173 kilometers by rail. The distance east to La Oroya is approximately 32 kilometers by road and approximately 35 kilometers by rail.

The Toromocho deposit sits in a broad valley that opens to the south. The rainy season is from November to April with frequent hail and snowfall. During the rainy season, total precipitation averages 605 millimeters and temperatures generally range from 3 to 20 degrees Celsius. The balance of the year is reasonably dry.

The following diagram illustrates the location of the Toromocho Project:

The location of the Toromocho Project within the Morococcho District is illustrated below:

Mineral Concessions and Surface Rights

The Toromocho Project consists of a total of 46 mineral concessions, representing a total of 1,319.6 hectares, with registered surface rights covering 5,291.7 hectares. Thirty-seven of the 46 concessions, totaling 1,248.0 hectares, are 100% owned by Centromin and the remaining nine concessions, totaling 71.6 hectares, are owned jointly by Centromin and third parties. We are at various stages of negotiation with each of the third parties with respect to the purchase of each third party’s interest in these concessions. We believe that any third party rights to the mineral concessions or surface rights contained within the Toromocho Project will not adversely impact our ability to explore and develop the Toromocho Project.

Under the terms of the Toromocho Option Agreement, we have the right to conduct exploration on the concessions and subsequently to acquire the interests held by Centromin in the mineral concessions and related assets of the Toromocho Project, including rights of use and easements, buildings, a license for the use of water, and use of certain historical information regarding the mineral deposit. The option expires, if not previously exercised, on June 11, 2008.

The Toromocho Option Agreement requires that in order for us to exercise the Toromocho Option, we must (i) expend up to US$12 million on exploration and development on the property over a maximum five-year period which commenced on June 10, 2003, (ii) deliver to Centromin a feasibility study on the Toromocho Project within such period and (iii) either provide to Centromin evidence that we meet certain technical and financial requirements or, alternatively, provide evidence that a financial institution acceptable to Centromin is willing to provide the financing required to develop the Toromocho Project in accordance with the terms of the Feasibility Study. See “Toromocho Project Agreements—Toromocho Option Agreement”.

We believe that any third party rights to the mineral concessions or surface rights contained within the Toromocho Project will not adversely impact our ability to explore and develop the Toromocho Project.

History of the Toromocho Project

Exploration work on the Toromocho deposit dates from 1928 when a low grade copper zone was discovered.

During the period from 1950 through 1970, exploration was carried out on the Toromocho deposit by Cerro de Pasco Corporation. In 1973, the Peruvian Government declared all mining rights in Toromocho obsolete and nationalized them, transferring the properties to Centromin. During the mid-1970s, Centromin completed 61 holes of diamond drilling, the last major exploration drilling on the Toromocho Project.

In 1980, Centromin hired Kaiser Engineers to prepare a detailed feasibility study of the project. The feasibility study proposed a conventional open pit mining operation delivering 30,000 tonnes per day of ore to a flotation concentrator along with a low grade heap leach operation.

Local Resources

The Town of Morococha has an estimated population of 2,700. A large part of the population of the town of Morococha, of the Morococha district and of the neighboring area work in the mining industry and can provide a pool of skilled and experienced labor. We are conducting an evaluation of socio-economic conditions in Morococha to determine the potential impact of the Toromocho Project on the area.

Infrastructure

Power is currently available in Morococha. However, additional power lines would be required to supply adequate power to mining operations of the scale of the Toromocho Project. The electricity market in Peru is deregulated and there are a number of potential suppliers of power to the Toromocho Project. A connection to the national grid system could be made at the town of Cerro de Pasco, and power connections may also be possible at the town of Yauli or La Oroya. Although we do not foresee any major issue in securing an adequate power supply, failure to secure adequate power could prevent or hinder our ability to develop or fully exploit the mining concessions. See “Risk Factors.”

We are evaluating several potential water sources that make use of surface and underground water in the immediate area of the Toromocho Project in the Morococha district. Based on this preliminary evaluation, Independent Mining Consultants is of the opinion that there will be adequate water available for the contemplated operations at the Toromocho Project.

We are also evaluating the selection of tailings storage locations. Several areas are available in the immediate area of the Toromocho Project for tailings, mine waste and stockpile storage. Based upon these preliminary evaluations, there appears to be sufficient room for storage of tailings, waste, leach, and stockpile material. No geotechnical or environmental evaluation of potential storage sites for tailings, waste, leach or stockpile material has been completed to date.

Geological Setting

The area around the Toromocho Project is characterized by steep mountainous terrain with glacial valleys. In the mine area, elevations range from 4,700 meters to over 4,900 meters above sea level.

The Morococha area is characterized by a series of folded paleozoic and mesozoic rocks that are primarily limestone. This sequence has been intruded with multiple igneous events. The intrusives helped to prepare the area for mineralization and also provided the source for hydrothermal mineralization.

The limestone sediments have been folded into an anticline structure with a general north-northwest trend so that the limbs dip roughly east and west. Sediments in the immediate area of the Toromocho deposit are Pucara group Jurassic age dolomites, and siliceous limestones, with some mixed volcanic flows.

Intrusions in the Morococha area are tertiary in age with several different textures. At the contact between the intrusions and the limestones, contact metamorphic skarns have been formed.

Mineralization and Geology

The Toromocho deposit is of the general porphyry copper type. It is comprised of veins, veinlets, stockworks, and flat lying disseminated sulfides.

Hydrothermal mineralization is hosted in both the intrusive and skarn rock types. Recent analysis of new drill holes indicates that much of the mineralization is hosted in a hydrothermal breccia. The breccia crosses the rock type boundaries so that fragments are a mixture of intrusives and skarns.

The Toromocho deposit is a roughly vertical cylindrical shaped mass, but in detail has a complex shape. Intrusive bodies cut dipping limestone beds forming metamorphic skarns. The copper grade is usually higher in the skarn forming large subhorizontal higher grade zones. Some of these relationships have been overprinted by the development of a large intrusive breccia pipe that is contemporaneous with the copper mineralization.

The concentric metal zoning at the Toromocho Project is well developed with a central zone of disseminated copper-molybdenum surrounded by an almost complete ring of lead-zinc, mostly as vein deposits, but including possible bulk disseminated zinc bodies. This zone, in turn, is surrounded by a zone of lead-silver vein deposits. In total, there are 20 significant veins that have been mined sporadically for 100 years in the Morococha mining district.

The distribution of chalcocite in the deposit is not typical for a porphyry copper deposit. Chalcocite enrichment blankets in other porphyry coppers seldom exceed 100 to 200 meters in thickness and the primary chalcopyrite is usually all replaced by chalcocite. At the Toromocho Project, chalcocite is distributed vertically over at least 250 meters, but some chalcopyrite remains throughout much of this interval.

Our interpretation of the primary Toromocho Project ore control is evolving. We now believe that the ore body is a combination of brecciation and skarn wasted mineralization.

The second hole drilled by us in 2003 was in continuous breccia from the surface to a depth of at least 526 meters and the remaining three holes drilled by us also cut intrusive breccia mineralization.

Historical Exploration and Drilling

Toromocho has been explored by detailed geological mapping, diamond drilling, a small open pit and limited underground development. Bulk samples were collected for assays and metallurgical tests which were conducted during the time that Cerro de Pasco Corporation and Centromin owned the Toromocho Project.

Between 1954 and 1955, Cerro de Pasco Corporation carried out an exploration program that indicated the presence of mineralization. After 1963, Cerro de Pasco Corporation geologists initiated an angle drill hole from the top of San Francisco peak that found oxidized material, but did not confirm the main deposit. From 1966 to July 2003, a total of five diamond drill hole campaigns from the surface were conducted by Cerro de Pasco, Centromin and us, and a total of 148 holes were completed, totaling 44,359 meters. The electronic drill hole database from Centromin and Cerro de Pasco Corporation contains 136 original holes, to which we added five, for a total of 141 holes used for evaluating mineralization.

We began our exploration program on the Toromocho Project in 2003. During 2003, five diamond drill holes were completed as twin holes drilled within a few meters of holes drilled by Cerro de Pasco Corporation and Centromin. These holes were drilled to check assay values and geologic analysis of the historic drilling data. The results of the 5 holes confirm historic assay values at less than 0.8% copper. Above 0.8% copper the new drill holes indicate that the historic assay values on average appear to be lower than the new drill holes. In addition, the new drill holes indicate the presence of brecciation which was not clearly defined in the old drilling data. During 2004, an additional nine diamond drill holes have been completed as part of our Phase I Exploration Work Program.

Exploration Campaigns—Diamond Drilling

Company	Date	Drill Holes	Drilling (metres)
Cerro de Pasco	1966 - 1968	33	11,316
Cerro de Pasco	1970 - 1971	39	7,498
Cerro de Pasco	1972 - 1973	10	1,437
Centromin	1974 - 1976	61	22,143
Peru Copper	2003	5	1,965
Peru Copper	2004 (to Oct 31)	71	30,692

Total:		219	75,051

Metallurgical Testing

Prior to our involvement in the Toromocho Project, Cerro de Pasco Corporation and Centromin completed a number of process metallurgical tests using flotation to produce copper concentrates.

Metallurgical testing to evaluate processing alternatives include a conventional crushing, grinding and flotation process to produce a final concentrate for shipment to a smelter, and a flotation and leach process consisting of initial processing through crushing, grinding and flotation followed by acid leaching of the flotation concentrate, solvent extraction, electrowinning and residue flotation to produce cathode copper and a copper concentrate for shipment. Testing to date indicates that both process methods are technically feasible and testing is continuing to determine the best process.

Mineral Resources

As a Canadian public company, we are required to disclose mineral resources and mineral reserves in accordance with Canadian regulations. The following discussion of mineral resources is based upon the required standards in Canada and does not meet the requirements of the Securities and Exchange Commission (SEC). The mineral resources reported below are not “proven reserves” nor are they “probable reserves” as those terms are defined by the SEC.

Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources

This section uses the terms “mineral resource” and “Inferred Resources.” United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Inferred Resources will ever be converted into reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

The mineral resources for the Toromocho Project are based on a block model of total copper mineralization that was developed by Independent Mining Consultants. The resources have been calculated using an open pit design referred to as the “Independent Mining Consultants Pit,” and block copper grades were estimated using a statistical method called kriging. The search parameters were limited in order to maintain a conservative estimate of tonnage and grade.

After completion of the block model, Independent Mining Consultants developed an estimate of the material that has a reasonable prospect for eventual economic extraction. That estimate was developed by using the floating cone pit design algorithm and a designed open pit geometry. The economics and recoveries applied to the block model are approximate and are based on judgment level input and approximate costs scaled from similar projects.

Density was assigned to the model based on the average of historic density samples provided by Centromin. The density varies from 2.355 tonnes/cubic meter to 2.57 tonnes/cubic meter.

The estimated mineral resources set forth in the following chart in respect of the Toromocho deposit are stated as at August 25, 2004 and are based upon the Technical Report dated August 25, 2004 prepared by John M. Marek P.E., President and Senior Mining Engineer of Independent Mining Consultants.

Category(1)(2)(3)(4)(5)	Tonnes	Grade
	(millions)
Inferred Resources	655	0.61%

Notes:

(1)	Inferred resources are not mineral reserves and do not have demonstrated economic viability.
(2)	The Technical Report was prepared in compliance with Canadian regulations. Mineral resource classifications are, in all material respects, based upon the definitions of the Canadian Institute of Mining, Metallurgy and Petroleum in CIM standards on Mineral Resources Definitions and Guidelines dated August 20, 2000, as amended.

(3)	Based on a price of $0.90 per pound of copper.
(4)	Included within the inferred resource is a higher grade component of 293 million tonnes at a grade of 0.80%.
(5)	Does not include potential 0.2% copper credits from silver, molybdenum and gold.

Proposed Exploration and Development Program

Our proposed program of exploration on the Toromocho Project is based on a two-phase work program. The exploration program is directed toward the definition of and extension of mineralization in the Independent Mining Consultant Pit resource area and extension of the Toromocho Project toward the northeast into a copper, zinc, silver deposit called the Northeast Extension. Approximately 70% of the planned drilling in Phase I will be in the Independent Mining Consultant Pit area and 30% will be in the Northeast Extension.

Phase 1 Work Program

The recommended drilling, studies, and testing to be performed during Phase 1 are as follows:

•	Diamond drilling for calendar 2004 totalling approximately 44,000 meters of drilling;

•	Sample preparation, and assay of the drill core for copper and associated metals (sequential assay methods are recommended for copper);

•	Sampling and assay of existing underground workings by us;

•	Geologic logging of drill core and geologic mapping of underground workings;

•	Metallurgical sample collection and testing;

•	Initial geotechnical site characterization work for tailing, and infrastructure;

•	Initial geotechnical site characterization work for pit slopes;

•	Initial social study for Morococha;

•	Initial study of water for sources and discharge;

•	Initial environmental base line work; and

•	Camp support at Morococha including food, housing, offices, rental equipment, vehicles, communication and computer needs.

The Phase 1 drill campaign is in progress at this time. A total of approximately 30,692 meters of Phase 1 drilling had been completed by us as of October 31, 2004. We will complete the balance of the 44,000 meter Phase 1 by the end of December 2004.

Continued metallurgical testing is in progress and additional samples are being collected for planned metallurgical testing. Contractors have been identified and contracted to conduct the initial geotechnical, water, environmental, and social studies summarized above.

Phase 2 Work Program

Positive results from Phase 1 of the work program will initiate the start of the Phase 2 work program. All of the same general exploration work items will be addressed within Phase 2, with a significantly higher level of detail than planned for in Phase 1.

Much of the engineering work will enter a planning and design phase based on the data and site characterization work completed during Phase 1. A pre-feasibility study is contemplated to be a key component of the Phase 2 work program.

TOROMOCHO PROJECT AGREEMENTS

Toromocho Option Agreement

On June 10, 2003, Minera Peru Copper entered into the Toromocho Option Agreement with Centromin whereby Centromin agreed to transfer its interest in the mining concessions and related assets of the Toromocho Project to Minera Peru Copper, including any successor or assignee of Minera Peru Copper, upon the satisfaction of certain conditions and upon exercise of the Toromocho Option. Upon exercise of the Toromocho Option, we will acquire from Centromin some of the mining concessions and the related assets of the Toromocho Project, including rights of use and easements, buildings, a license for the use of water and existing information. See “Toromocho Project—Property Description and Location.” Two addendums to the Toromocho Option Agreement were entered into, one on November 12, 2003 and the other on August 26, 2004, authorizing us to sign the Corona Transfer Agreement and amending the terms of the Toromocho Option Agreement and Transfer Agreement as described below. References in this Prospectus to the terms of the Toromocho Option Agreement and the Toromocho Transfer Agreement include all amendments under the Toromocho Addendums.

The Toromocho Option provides for an initial one-year term with four possible annual extensions, expiring on June 11, 2008. On May 25, 2004, we provided notice to Centromin to extend the option term for an additional year. We have minimum expenditure requirements for exploration and development work on the Toromocho Project that we must meet in order to maintain the Toromocho Option during the option exercise period. From June 11, 2003 through June 10, 2004, we spent in excess of the $1,000,000 in required expenditures, satisfying the option requirements for that period. From June 11, 2004 through June 10, 2005, we are required to spend $2,000,000. During the third, fourth, and fifth years, if we decide to extend the Toromocho Option Agreement, we are required to spend $3,000,000 per year on these minimum expenditures. In total, we must expend up to $12,000,000 on exploration and development work on the Toromocho Project over the five year option exercise period, in order to maintain the Toromocho Option in good standing. As of September 30, 2004, we invested an aggregate of $5,833,821 in required expenditures, which is subject to audit by Centromin. The Toromocho Option Agreement requires an independent audit every six months to determine whether they qualify under the terms of the Toromocho Option Agreement.

Each year during the option exercise period, we must provide a letter of credit in favor of Centromin in an amount equal to the required minimum expenditures for the following year, less previously paid exploration and development expenditures which are in excess of the minimum expenditure requirements. We have provided a letter of credit in the amount of $2,000,000 in favor of Centromin in connection with the extension of the term of the option exercise period for a second year from June 11, 2004 to June 11, 2005.

In addition, under the terms of the Toromocho Option Agreement, we paid $1,000,000 to Centromin on September 15, 2004 to be used by Centromin to establish a trust fund to improve the economic and social activities in the areas of influence of the Toromocho Project. In addition, we are required to pay $1,000,000 to an Environmental Health Fund maintained by Centromin on September 15, 2005, which amount will be credited against future royalties payable by us upon exercise of the Toromocho Option.

Under the terms of the Toromocho Option Agreement, we may exercise the Toromocho Option in either of two ways. The first is to provide to Centromin: (i) evidence that we have at least one mining operation or concentration operation with a treatment capacity of at least 10,000 tonnes per day (which can include the production capacity of our subsidiaries); (ii) evidence that we have net shareholders’ equity of not less than $100,000,000; (iii) annual reports and corresponding financial statements for our three most recently completed financial years or, alternatively, if we have not been required to prepare annual reports, a report prepared by a qualifying auditor acceptable to Centromin, regarding our net shareholder’s equity based on our available financial information for the prior three years; and (iv) a feasibility study prepared in accordance with international standards generally accepted within the mining industry, which estimates the total investment required to develop the Toromocho Project and a timetable setting out our required annual expenditures to develop the Toromocho Project.

The second method by which we may exercise the Toromocho Option is for us to provide Centromin with: (i) the feasibility study and (ii) evidence that a qualifying financial institution, acceptable to Centromin, is willing to provide the financing required to develop the Toromocho Project in accordance with the terms of the Feasibility Study.

Upon the exercise of the Toromocho Option, we will enter into the Toromocho Transfer Agreement with Centromin which provides for the transfer to us of Centromin’s rights in the concessions and the related assets comprising the Toromocho Project. Upon entering into the Toromocho Transfer Agreement, we will be required to expend within five years of exercising the Toromocho Option a minimum of 70% of the investment necessary to economically develop the concessions as stated in the Feasibility Study. In the event that we do not comply with the minimum investment requirement, we will be required to pay to the Environmental Health Fund of Centromin a cash penalty of 30% of the amount of the minimum investment required.

In the event that we do not satisfy all of the requirements of, commit a breach of, or fail to exercise the Toromocho Option Agreement, Centromin may cancel the Toromocho Option, resulting in the loss of our interest in the Toromocho Project. See “Risk Factors.”

Pursuant to the terms of the Toromocho Option, we have assumed all responsibility for mitigating and controlling emissions from the Toromocho Project resulting from our exploration activities, as well as remedying any adverse environmental effects and/or claims relating to any environmental damage arising from our exploration activities. Any environmental damage that occurred prior to the date we entered into the Toromocho Option Agreement is the responsibility of Centromin during the term of the Toromocho Option Agreement.

Once the Toromocho Option has been exercised, we will assume responsibility for repair of the environmental impacts produced by exploration and extraction activities of Centromin and its predecessors on the concessions, and for maintenance and monitoring of areas repaired by Centromin. We have retained SVS Ingenieros S.A., an environmental auditing company, for the purpose of establishing baseline environmental conditions in the area of the concessions as at the date of the Toromocho Option Agreement. In its environmental baseline study on the Toromocho Project dated January 2004, SVS estimates the cost of remediation work on the Toromocho Project to be $7,300,000, not including two reclamation projects currently being undertaken by Centromin and third parties and scheduled for completion in 2004 at a total estimated cost of approximately $14.5 million plus annual operating costs of $2 million. In its study SVS also outlined matters that require further investigation before any conclusions can be drawn with respect to the environmental conditions in the area and any additional remediations required.

We also will assume the obligation to pay for the treatment of water generated by our activities on the Toromocho Project that is discharged into the Kingsmill Tunnel at a treatment plant which is to be built by Centromin based on treatment costs reduced proportionately based on the amount of water used by us from the water treatment plant. Centromin has agreed to indemnify us against third party claims in connection with environmental damage attributable to the activities of Centromin or its predecessors, provided that we fulfill our investment obligations under the Toromocho Transfer Agreement following the exercise of the Toromocho Option. In the event that we fail to fulfill our investment obligations under the Toromocho Transfer Agreement following the exercise of the Toromocho Option, we will become liable for all environmental damage caused both by us and by Centromin and its predecessors.

We do not believe that any of the foregoing matters will adversely affect our ability to conduct exploration and development activities on the Toromocho Project.

Upon the exercise of the Toromocho Option and the execution of Toromocho Transfer Agreement, we are required to deliver to Centromin a performance bond or letter of credit in the amount of $30,000,000, which shall have a one year term, renewable yearly for a maximum term of five years. The amount of the performance bond or letter of credit, as the case may be, will be reduced by the amount invested.

Upon exercise of the Toromocho Option, we will also be required to pay to Centromin every six months thereafter a royalty on any of our net sales derived from the minerals sold from the development of the mining concessions. For each six month period, the percentage of royalties payable will be determined in accordance with a formula based on average London Metals Exchange copper price ranges during the period, as follows:

(a) for a copper price less than or equal to $0.80 per pound, 0.51% of net sales;

(b) for a copper price of between $0.80 and $1.10 per pound, a percentage determined as follows: royalty = (4.0 x price of copper per pound – 2.69)%; and

(c) for a copper price greater than or equal to or $1.10 per pound, 1.71% of net sales.

In addition, equivalent royalties are payable on the value of other minerals extracted together with the copper also on a net smelter return basis.

In the event that we fail to make the required royalty payments within 30 days following the specified date for payment thereof, Centromin has the right to terminate the Toromocho Transfer Agreement. Upon such termination, we will not be entitled to any reimbursement of any investments made.

In addition to the royalty payments, upon the commencement of commercial operations, we will be required to pay to Centromin every six months the sum of $100,000 to the trust fund established by Centromin to improve the economic and social activities in the areas of influence of the Toromocho Project.

Prior to exercising the Toromocho Option, we may undertake exploration and technical studies of, but are not permitted to exploit, the mining concessions comprising the Toromocho Project.

La Empresa Minera Natividad S.A. currently holds the right, previously granted to it by Centromin, to use and enjoy certain property in the area of the Toromocho mining concessions, to the extent that such use does not interfere with the development of the Toromocho Project. Natividad is permitted to use certain land and buildings and to have access over certain properties in order to continue its mining in the area, provided that by doing so it does not interfere with the development of the Toromocho Project. If Centromin determines that Natividad’s right of use interferes with the development of the Toromocho Project, Centromin may terminate its contract with Natividad, thereby terminating Natividad’s right of use.

Agreements with Corona

Sociedad Minera Corona S.A., owned by Pan American Silver Corp., is a significant holder of mineral concessions and surface rights within the Morococha mining district, including mineral concessions that are located within the boundary of the proposed pit for the Toromocho Project.

In order to ensure that we own all necessary mineral rights to develop the Toromocho Project, we and Corona have agreed to grant each other rights to acquire to certain mineral concessions held by the other party. In our case, we have a right to purchase the mineral concessions held by Corona that are within the boundary of our model pit and, in exchange, Corona was granted the right to acquire other concessions that we will acquire upon exercise of the Toromocho Option. These agreements with Corona are described below.

Corona Transfer Agreement

On November 19, 2003, Minera Peru Copper entered into the Corona Transfer Agreement with Corona in connection with the grant by Corona to Minera Peru Copper of an option to purchase several concessions that are within the boundary of the proposed pit for the Toromocho Project totaling 6.65 hectares (also known as “Corona Area”). The Corona Transfer Agreement is for a term of five years, expiring in November 2008.

We may exercise our option under this agreement and enter into a final transfer agreement with Corona at any time provided that we have exercised the Toromocho Option with Centromin under the Toromocho Option Agreement. Minera Peru Copper may terminate the Corona Transfer Agreement at any time upon written notice to Corona.

Pursuant to the terms of the Corona Transfer Agreement, Corona has agreed to enter into the Final Corona Transfer Agreement with Minera Peru Copper in the future to provide for the transfer of the mining concessions in the Corona Area. Under the terms of the Final Corona Transfer Agreement, the aggregate cost to us to acquire from Corona the mining concessions contained in the Corona Area shall be $1,000.

Minera Peru Copper Assignment Agreement

On November 19, 2003, Minera Peru Copper entered into an assignment agreement with Corona by the terms of which Minera Peru Copper has granted Corona an option to purchase the mineral concession comprising the Buenaventura area in Morococha totaling 36.1509 hectares. The mineral concession in the assigned area is not considered necessary by us in order to carry out the exploration and development of the Toromocho Project. The Minera Peru Copper Assignment Agreement is for a term of five years, expiring in November 2008.

Corona may exercise its option under the Minera Peru Copper Assignment Agreement and enter into a final assignment agreement with us at any time during the term of the Minera Peru Copper Assignment Agreement, provided that

•	we have exercised the Toromocho Option with Centromin under the Toromocho Option Agreement; and

•	we have divided a mineral concession contained within the assigned area, consisting of 6.6521 hectares, in order to make the assigned area an independent mining concession. Corona may terminate the Minera Peru Copper Assignment Agreement at any time upon 30 days’ written notice to Minera Peru Copper.

The Final Assignment Agreement is for a term of 30 years and provides that:

•	the development of the Toromocho Project takes priority over any exploration and exploitation of any mining rights in the Assigned Area assigned to Corona;

•	Minera Peru Copper has, in its sole discretion, the power to terminate the Final Assignment Agreement and concession contract granted at any time upon 60 days’ written notice to Corona. If Minera Peru Copper terminates the Final Assignment Agreement within the first five years of the term of such agreement, Minera Peru Copper will pay to Corona the sum of $8,000,000, and if Minera Peru Copper terminates the Final Assignment Agreement at any time after the first five years of its term, Minera Peru Copper will pay to Corona the sum of $2,000,000;

•	Corona is responsible for the payment of royalties on the minerals extracted from the assigned area and sold to third parties; and

•	Corona is responsible for its own obligations under the terms of the Final Assignment Agreement and any default on the part of Corona has no adverse impact on Minera Peru Copper’s obligations to Centromin.

Offices and Management Services

We lease approximately 3,500 square feet of space in San Borja, Lima, Peru pursuant to a rental agreement which terminates on April 5, 2005 at a monthly rent of $1,800. We lease 11 buildings in Tuctu, Lima, Peru for temporary housing, food services, storage, mechanical repairs and other operations from Centromin pursuant to a rental agreement which terminates on September 30, 2005 at a monthly rent of $2,435.

In addition, we lease approximately 1,500 square feet of office space in Vancouver, BC, Canada as part of our management services agreement with Pathway Capital, of which Mr. David De Witt, one of our directors, is a director and President. The term of our management services agreement with Pathway Capital extends for a period of one year from November 1, 2004. Pathway provides corporate and administrative services to us in Canada. Our agreement with Pathway includes the services of Mr. David De Witt, a co-founder and Director of our company. The agreement provides for a monthly fixed consulting fee of $6,000 and reimbursement, on an hourly basis, for corporate and administrative services. The agreement also provides for reimbursement of out-of-pocket expenses, including C$1,250 per month attributable to overhead, which includes office space.

For the nine-month period ended September 30, 2004 we paid Pacific Source Capital Ltd. consulting fees in the amount US$22,500 and for reimbursement of expenses incurred on our behalf the sum of approximately C$22,000. In 2003, we paid PSC consulting fees of US$12,500 and for reimbursement of expenses incurred on our behalf the sum of approximately C$22,600. PSC, is a private British Columbia company of which Mr. David De Witt is a director.

Insurance

We maintain insurance in amounts that we believe to be reasonable including insurance for workers’ compensation, theft, general liability, destruction of property, auto and mobile equipment.

Legal Proceedings

On November 8 and November 9, 2004, Mineral Peru Copper Syndicate S.A. received an “invitation to a conciliation audience” which was presented by Compania Minera Natividad (owned by Pan American Silver Corp.). The conciliation audience is a pre-requisite required by law to give the involved parties an opportunity to resolve their differences before initiating a legal action.

Natividad is disputing our purchase of 50% partial ownership in mineral claims claiming it has a right of first refusal. Natividad is the owner of the other 50% of the claims. We were advised that a right of first refusal does not apply under the circumstances.

If this matter is not resolved, this proceeding, any subsequent litigation, and appeals, could restrict the use of the underlying mineral interests for years and adversely affect our exploration and development of the Toromocho Project.

REGULATORY MATTERS

General

All of our exploration, development and production activities in Peru are subject to regulation by governmental agencies under mining, environmental and other laws governing our operations. We believe that we are in substantial compliance with applicable laws and regulations. While these laws and regulations govern how we conduct many aspects of our business, we do not believe that they have a material adverse effect on our business. We evaluate our projects in light of the cost and impact of regulations on the proposed activity, and evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our business. Compliance with laws and regulations requires us to obtain permits issued by regulatory agencies and to file reports and keep records of our business. Some permits require periodic renewal or review of their conditions, and may be subject to a public review process resulting in public approval of the operations. See “Risk Factors—Our business could be adversely affected if we fail to comply with extensive government regulations.”

Peruvian Regulatory Environment

Peruvian Mining Laws

The Toromocho Project is subject to various Peruvian mining laws, regulation and procedures.

Mining activities in Peru are subject to the provisions of the Uniform Text of Mining Law, which was approved by Supreme Decree No. 14-92-EM on June 4, 1992, and enacted into law on October 10, 1992. Under Peruvian law, the right to explore for and exploit minerals is granted by way of concessions. A Peruvian mining concession is a property-related right, distinct and independent from the ownership of land on which it is located. The term of a concession is indefinite, provided that related annual fees are duly paid. The rights manifested in a mining concession are protected against third parties, transferable, chargeable and, in general, may be the subject of any transaction or contract. Mining concessions may be privately owned and no state participation is required. Buildings and other permanent structures used in a mining operation are considered real property accessories to the concession on which they are situated.

Annual Fees

Concession holders must pay an annual rent fee by June 30 of each year. The annual fee is currently $3 per hectare. Concession holders must reach a minimum level of annual commercial production of at least $100 per hectare in gross sales within six years of the date of the grant of the concession or, if the concession has not been put into production within that period, the annual fee increases by $6 per hectare for the seventh through eleventh years following the date of grant and by an additional $20 per hectare thereafter. Failure to pay the annual fee for two consecutive years will result in the termination of the concession.

Royalties

In June 2004, Peru’s congress approved a new bill that will allow royalties to be charged on mining projects. The royalties are payable on Peruvian mine production at the following rates: 1.0% for sales up to $60 million; 2.0% for sales between $60 million and $120 million; and 3.0% for sales greater than $120 million. In the case of copper, the percentage royalty is a net smelter returns royalty, which cost will be deductible for income tax purposes.

In August 2004, a further bill was signed relating to the new royalties law, which provides that mining projects that contracted to pay mining royalties prior to the enactment of the new royalties law, which is the case for us, will be governed by such contracts and will not be subject to the royalties payable under the new royalties law.

On November 15, 2004, regulations were published implementing the Mining Royalty Law and defining the basis for calculating royalty payments. Monthly royalties are calculated using a Reference Royalty Basis which is generally defined as the gross sales value of “Concentrates or Equivalent” or of the “Mineral Component” for traded commodities or the gross value of the mineral component as declared by a concession holder. The royalty obligation is applied at the earlier of the date an invoice is delivered or the product is delivered. A penalty of 10% is imposed for non-payment. See “Risk Factors”.

Ownership of Mining Rights

Pursuant to the Uniform Text of Mining Law:

•	no restrictions are placed on the remittance of dividends, depreciation and royalties outside of Peru;

•	mining rights may be forfeited due to a number of enumerated circumstances (for example, the negligence of the title holder in carrying out operations);

•	equal rights to explore for and exploit minerals by way of concession may be granted to either Peruvian nationals or foreigners; and

•	the right to sell mining production freely in world markets is established. Peru has become party to agreements with the World Bank’s Multilateral Investment Guarantee Agency and with the Overseas Private Investment Corporation.

Taxation and Foreign Exchange Controls

Corporate net income is taxed at a rate of 30% of annual net income, subject to an additional 4.1% tax if profits are distributed to shareholders. Advance monthly payments are required on a percentage of gross income, subject to a final settlement in March of the following business year (January 1 through December 31).

There are currently no restrictions on the ability of a company operating in Peru to transfer foreign currency to or from Peru or to convert Peruvian currency into foreign currency.

Congress has recently approved a Temporary Net Assets Tax which will apply to companies subject to the General Income Tax Regime. Net Assets are taxed at a rate of 0.6% on the value exceeding Nuevo Sol 5,000,000 (approximately $1,515,090). Taxpayers must file a tax return during the first 12 days of April and the amounts paid can be used as a credit against Income Tax. Companies which have not started productive operations or those that are in their first year of operation are exempt from the tax.

Stability Agreements

The Peruvian Mining Act gives holders of mining rights the option to sign stability agreements with the Peruvian Government in connection with the commencement of new mining operations or expansion of existing mining operations and submission of satisfactory documentation to the government regarding the amount of investment. In order to qualify, companies must submit satisfactory documentation to the Government regarding the amount of investment. Holders of mining rights starting up operations producing over 350 tonnes per day up to 5,000 tonnes per day and mining units already in production that increase production by 100% up to 5,000 tonnes per day can sign a stability agreement upon documentation of an investment program valued at no less than $2,000,000.

Stability Agreements contain the following provisions:

•	A 10 year term.

•	Stability is applicable to the mining unit in which the investment is made.

•	Tax stability protecting the company from any new tax or modification in tax after the date of the Agreement.

•	Any new regulation that creates mandatory bonds, loans to the Government or tax payments in advance will not be applicable.

•	Stability of foreign exchange regulations including the free use of foreign currency generated by exports.

•	No discrimination in the exchange rate including a guarantee of access to the most favorable exchange rate.

•	Free trade rights with respect to the company’s mineral production.

•	Stability with respect to any new non-income taxes such as temporary import or VAT refund for exportation.

•	Administrative stability protecting the company from increases in the amount of annual fees and penalties.

If a company signs a stability agreement, the Corporate Income Tax rate increases from 30% to 32%.

Environmental Laws

The Peruvian Ministry of Energy and Mines establishes an environmental protection policy and sets maximum allowable levels for effluents, signs environmental administrative stability agreements, oversees the impact of mining operations and imposes administrative sanctions.

Pursuant to Supreme Decree 38-98-EM approved on November 30, 1998, concession holders are required to obtain an environmental permit from the Directorate for Environmental Affairs in order to carry out exploration and development activities. Mining companies are responsible for the control of emissions, discharges of effluent and disposal of all by-products resulting from their operations, and for the control of substances that may impose any hazard, either due to excessive concentrations or prolonged exposure.

An exploration permit is only required in respect of surface hole drilling, and is not required for underground drilling. We obtained the appropriate environmental permit in order to carry out our initial drilling program, which consisted of five holes drilled during 2003, and up to 15 additional holes that are expected to be drilled by the end of 2004. We are in the process of obtaining a further environmental permit that is required in order to drill more than 20 holes, which will permit us to complete the balance of our 2004 drill program.

Mine Closure and Remediation

On October 14, 2003, the Peruvian government published Law 28090 “Mine Closure Law” which establishes provisions relating to mine closure plans. For existing mining operations the law provides that a mine closure plan must be submitted for certification to the Peruvian Ministry of Energy and Mines within six months of the law coming into force.

The proposed law provides that a mine must grant an environmental warranty for the estimated costs associated with its mine closure plan. The law does not establish when such warranties must be in place nor does the law specify the form of the required warranty. However, the law indicates that a warranty may take the form of insurance, cash collateral, a trust agreement or other forms as permitted by the Peruvian law.

To date, the Mine Closure Law is not in force, no enabling regulations have been published with the law and the effect of the law on the Peruvian mining and on our exploration activities cannot be determined.

Workers Participation

Peru also imposes a 8% workers participation expense charged on pre-tax earnings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our directors and executive officers.

Name and Municipality of Residence	Position with Peru Copper
J. David Lowell Rio Rico, Arizona	Executive Chairman and Director

Charles G. Preble Tucson, Arizona	President, Chief Executive Officer and Director

Catherine E. McLeod-Seltzer West Vancouver (British Columbia), Canada	Director

George R. Ireland(2)(3) Boston, Massachusetts	Director

Milton H. Ward(1)(2) Tucson, Arizona	Director

Alan R. Hill(2)(3) Toronto (Ontario), Canada	Director

Carl L. Renzoni(1)(3) Toronto (Ontario), Canada	Director

David E. De Witt Vancouver (British Columbia), Canada	Director, Vice President of Corporate Development

John P. Fairchild(1) Vancouver (British Columbia), Canada	Director

Thomas J. Findley Tucson, Arizona	Chief Financial Officer

Angel Alvarez Lima, Peru	Vice President—Exploration

Patrick De Witt Vancouver (British Columbia), Canada	Director of Investor Relations and Governmental Affairs (Canada)

Paul M. Stein Toronto (Ontario), Canada	Corporate Secretary

Notes:

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the corporate governance and nominating committee.
(4)	Messrs. Lowell and Preble and Ms. McLeod-Seltzer have been directors of Peru Copper since February 24, 2004; Messrs. Ireland, Ward and Hill have been directors since May 12, 2004; Mr. Renzoni has been a director since June 8, 2004 and Mr. De Witt was a director from February 24, 2004 to June 8, 2004 and since November 24, 2004.
(5)	See “Directors and Executive Officers” below for principal occupations within the five years preceding the date of this Prospectus.

J. David Lowell—Executive Chairman and Director. Mr. Lowell co-founded Minera Peru Copper Syndicate, S.A. in Peru in April 2003 and Peru Copper Syndicate Ltd. in the Cayman Islands in April 2003. In February 2004, Mr. Lowell co-founded Peru Copper Inc. in Canada. Mr. Lowell is also Chairman of Bear Creek Mining company, a position he has held since April 2003, and Manager of Lowell Mineral Exploration, LLC, a private mineral exploration company that he founded in 1961. In 1993, Mr. Lowell and Catherine McLeod-Seltzer co-founded Arequipa Resources Ltd. Mr. Lowell acted as Exploration Manager of Arequipa Resources Ltd. until 1996, when the company was acquired by Barrick Gold Corp. Mr. Lowell has also acted as a consultant for several large multinational mining companies and government-owned mineral entities over the course of his career. Mr. Lowell received a Bachelor of Science degree in Mining Engineering, a Masters of Science degree in Geology and an Engineer of Geology degree from the University of Arizona in 1949, 1957 and 1959, respectively. Mr. Lowell is a citizen and resident of the United States.

Charles G. Preble—President, Chief Executive Officer and Director. Mr. Preble joined us as the President and Chief Executive Officer in January 2004 and as a Director in February 2004. Mr. Preble also serves as a director of Inca Pacific Resources, Inc., a Canadian public resource exploration company listed on the Toronto Stock Exchange with a focus on copper molybdenum and gold projects in Peru. From September 2003 to December 2003, Mr. Preble served as a consultant to us. From August 1994 to March 2004, Mr. Preble served as a director of Banco Internacional del Peru Interbank. From July 1984 to April 1999, Mr. Preble was the President and Chief Executive Officer of Southern Peru Copper Corporation, a public copper mining company listed on the New York Stock Exchange and the Lima Stock Exchange, after which he retired until joining us. Mr. Preble is a member of the Society of Mining Engineers, Mining Foundation of the Southwest, Mining and Metallurgical Society of America and the Peruvian Institute of Mining Engineers. Mr. Preble holds a Bachelor of Science degree in Mining Engineering from the University of Arizona. Mr. Preble is a citizen of the United States and is a resident of the United States and Peru.

Catherine E. McLeod-Seltzer—Director. Ms. McLeod-Seltzer co-founded Minera Peru Copper Syndicate, S.A. in Peru in April 2003 and was elected a director of Peru Copper in February 2004. Ms. McLeod-Seltzer currently holds positions with the following public mining companies: President and a director of Pacific Rim Mining Corp., which position she has held since April 1997; Co-Chairman and a director of Stornoway Diamond Corporation, which position she has held since November 11, 2001, and a director of each of Bear Creek Mining Corporation since April 2000, Miramar Mining since March 2001 and Silver Standard Resources Inc. since March 2002. Ms. McLeod-Seltzer also served as a director of Francisco Gold Corp. from July 1993 to October 2002. In 1993, Ms. McLeod-Seltzer co-founded Arequipa Resources Ltd. with J. David Lowell, and acted as President and Chief Executive Officer of Arequipa Resources Ltd., until 1996, when the company was acquired by Barrick Gold Corp. Ms. McLeod-Seltzer received a Bachelor of Business Administration degree from Trinity Western University in British Columbia in 1984. Ms. McLeod-Seltzer is a citizen and resident of Canada.

George R. Ireland—Director. Mr. Ireland joined us in May 2004. Mr. Ireland is President of GRI Holdings LLC, an investment management company which manages Ring Partners L.P., a Colorado limited partnership, Geologic Resource Fund Ltd., a Grand Cayman investment company, and Geologic Resource Fund L.P., a Delaware Limited Partnership, which position he has held since June 2000. Prior to such time, Mr. Ireland was an analyst at Knott Partners L.P., a Delaware limited partnership, since May 1993. Mr. Ireland has also been a director of Uranium Resources, Inc. since June 1995. Mr. Ireland received a Bachelor of Science degree in Resource Economics and Geology from the University of Michigan in 1980. Mr. Ireland is a citizen and resident of the United States.

Milton H. Ward—Director. Mr. Ward joined our company in May 2004. Mr. Ward is President and Chief Executive Officer of Ward Resources Inc., a private mining company based in Tucson, Arizona, a position he has held since October 1999. From May 1992 to October 1999, Mr. Ward was Chairman, President and Chief Executive Officer of Cyprus Amax Minerals Inc., a U.S. public company based in Engelwood, Colorado. Mr. Ward received a Bachelor of Science and a Masters of Science in Mining Engineering degree from the University of Alabama in 1950 and 1981, respectively, a Masters of Business Administration degree in 1974 from the University of New Mexico, a Ph.D. from the University of London, Royal School of Mines in 1995, and a Ph.D., Honorary, from the Colorado School of Mines. Mr. Ward is a citizen and resident of the United States.

Alan R. Hill—Director. Mr. Hill joined our company in May 2004. From 1993 to September 2004 when he retired, Mr. Hill was the Executive VP Development of Barrick Gold Corp., a gold mining company, where he managed the development of Barrick’s four latest projects: Alto Chicama, Pascua, Veladero and Cowal. Mr. Hill is the Chairman of the Board and a member of the Compensation Committee of Alamos Gold Inc., a Canadian public company listed on the Toronto Stock Exchange engaged in mineral exploration in Mexico. Mr. Hill received an Honours Bachelor of Science degrees in Mining Engineering and a post graduate degree in Rock Mechanics from University of Leeds in 1968 and 1970, respectively. Mr. Hill is a citizen and resident of Canada.

Carl L. Renzoni—Director. Mr. Renzoni joined our company in June 2004. Mr Renzoni was an investment banker at BMO Nesbitt Burns Inc. from June 1969 and more recently a Managing Director until his retirement in November 2001. Mr. Renzoni is also a director of Meridian Gold Inc., a gold mining and exploration company with operations in Chile and the Americas, which position he has held since May 2000. Meridian is based in Reno, Nevada and is listed on the New York Stock Exchange and the Toronto Stock Exchange. Mr. Renzoni received an Honours Bachelor of Science degree in Geology from Queen’s University in Kingston, Ontario in 1963. Mr. Renzoni is a citizen and resident of Canada.

David E. De Witt—Director, Vice President of Corporate Development. Mr. De Witt was a co-founder of our company and a director until June of 2004. He rejoined our Board of Directors in November 2004. Mr. De Witt is the President and a director of Pathway Capital Ltd., a private venture capital company, which was founded in September 2004. From January 1997 to September 2004, he was a co-founder and director of Pacific Source Capital Ltd., also a private venture capital company. Mr. De Witt was a founding partner of De Witt Sedun, a law firm focused exclusively on securities law, from October 1992 to January 1997 and practiced corporate and securities law until his retirement from practice in 1997. He is currently a director and officer of the following mining companies: Bear Creek Mining Corporation since April 2003 and Luna Gold Corp. since May 1997 (as a director since May 1997 and as an officer since July 1999). Mr. De Witt was also a director of Pacific Rim Mining Corp. from August 1998 to March 2003 and the Secretary of Geologix Explorations Inc. from August 1999 to January 1998 and its Chief Financial Officer from August 1998 to September 2003. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978. Mr. De Witt is a citizen and resident of Canada.

John P. Fairchild—Director. Mr. Fairchild was elected a director of Peru Copper in November 2004. Since November 2003, Mr. Fairchild has been employed as an independent contractor serving as Chief Financial Officer of Viceroy Exploration Ltd., a Canadian public company. From 1994 to November 2003, Mr. Fairchild served as Chief Financial Officer and Corporate Secretary of SIRIT Inc., a Canadian public company and its predecessor entities. From 1980 to 1994, Mr. Fairchild served as an audit partner of PriceWaterhouseCoopers and its predecessor Coopers & Lybrand. Mr. Fairchild graduated from Carleton University in Ottawa, Ontario with a B.A. in Mathematics and Economics in 1965 and has been a Chartered Accountant since 1968. Mr. Fairchild is a citizen and resident of Canada.

Thomas J. Findley—Chief Financial Officer. Mr. Findley joined Peru Copper as Chief Financial Officer in February 2004. Mr. Findley has also been engaged in the development of a business to export art and crafts from Peru for sale in the U.S. since September 2000. He is the owner of Silver Llama Andean Exports EIRL in Peru and Silver Llama Andean Designs LLC in the U.S. which operates a retail outlet as well as a wholesale business in Arizona. From February 1999 to December 1999, he was the Chief Financial Officer of Southern Peru Copper Corporation in Lima, Peru. Southern Peru Copper Corporation is a public mining company listed on The New York Stock Exchange and the Lima Stock Exchange. From July 1971 to January 1999, Mr. Findley held various positions with Asarco Incorporated, a public non-ferrous metals company, including Treasurer and Managing Director of Project Development. He graduated from Roanoke College in Virginia in 1970. Mr. Findley is a citizen of the United States and is a resident of the United States and Peru.

Angel Alvarez—Vice President—Exploration Manager. Mr. Alvarez joined Minera Peru Copper as Exploration Manager for the Toromocho Project in June 2003. Prior to that, Mr. Alvarez was a Consultant

Geologist of Centromin Peru Inc. from June 2000 to May 2003. Mr. Alvarez was previously General Manager of Centromin Peru Inc. from June 1998 until May 2000. Mr. Alvarez was Manager of Operations for Centromin from September 1996 to May 1998. Mr. Alvarez holds a Masters of Science degree from Montana School of Mines and has published several papers regarding geology in Peru, including one on the Toromocho deposit. Mr. Alvarez has also provided consulting services to several mining companies in Peru. Mr. Alvarez is a citizen and resident of Peru.

Paul M. Stein—Corporate Secretary. Mr. Stein has been corporate secretary of our company since May 2004. Mr. Stein is a partner at the law firm of Cassels Brock & Blackwell LLP, a position he has held since July 1994. In addition, Mr. Stein holds the following public company positions: Corporate Secretary of Wheaton River Minerals Ltd., a gold producing company, since August 1993; Corporate Secretary of Rentcash Inc., a broker for cash-advance lenders and a furniture and electronics rental stores operator, since January 2002; Corporate Secretary of Tahera Diamond Corporation, an exploration company, since June 2004; and Assistant Corporate Secretary of Sirit Inc., a technology design and manufacturing company, since October 2003. Mr. Stein was a director of Tahera Diamond Corporation from June 2001 until June 2004. Mr. Stein’s received his LLB in 1981 from the University of Western Ontario Mr. Stein is a citizen and resident of Canada.

Patrick De Witt—Director of Investor Relations and Governmental Affairs (Canada) Mr. De Witt joined our company in May 2004. Since October 3, 2003 Mr. De Witt has been President, Principal Executive Officer, Treasurer, Principal Financial Officer and a member of the board of directors of Canpro Placement Services Inc., a job placement agency for people specializing in accounting and information technology, a US public company. Mr. De Witt has worked as a public relations consultant since May 2003. From January 2002 through April 2003, Mr. De Witt worked for VantagePoint Systems Inc. an ERP software company specializing in the packaging industry, in their corporate communications department. From May 2001 to November 2001, Mr. De Witt worked for Vanguard Shareholder Solutions Ltd., a public relations company. From May 1996 to April 2001, Mr. De Witt worked for the Bank of Montreal Investorline as registered securities trader and in various departments including the corporate reorganization and customer service departments. Mr. De Witt has completed the Canadian Securities Course as well as the Conduct and Practices Handbook Course. Mr. De Witt is a citizen and resident of Canada. Mr. Patrick De Witt, the Director of Investor Relations and Governmental Affairs (Canada), devotes approximately 70% of his business time to Peru Copper Inc. Mr. De Witt spends the remainder of his business time as an investor relations consultant, including for Bear Creek Mining Corporation.

Mr. David E. De Witt and Mr. Patrick De Witt are brothers.

ADVISORY COMMITTEE

Our board of directors has established an advisory committee consisting of A. Geoffrey Loudon and John Hunt, the President of Hunt Exploration, Inc., a private mineral exploration company. Management meets with members of the advisory committee periodically to seek advice in connection with assisting management and the board of directors in establishing objectives relating to the exploration of the Toromocho Project, including determining the budgets required, the allocation of resources, the steps to be implemented and the timing for reaching such steps; monitoring matters relating to exploration, and obtaining reports on same from management and assisting the board of directors in assessing our performance against its objectives.

Geoffrey Loudon—Mr Loudon joined our Advisory Committee in June 2004. Since 1995, Mr. Loudon has been a director of Lihir Gold Limited, a Papua New Guineau company listed in Australia and on Nasdaq. He is the Chairman of New Zealand based L&M Mining Limited and L&M Mining (Bolivia) S.R.L. Mr Loudon started his career as a geologist, with the New South Wales Geological Survey and then with Placer Dome Inc in Canada, the Philippines, PNG and Australia. From 1978 to 1987, Mr. Loudon worked at Hattersley & Maxwell, a stock broking firm based in Sydney, which later became Kleinwort Benson Australia. In 1980, he founded Niugini Mining Limited, which developed and operated gold and gold/copper mines in PNG, Chile and Australia, and discovered the Lihir gold deposit in 1982.

John Hunt—Mr. Hunt joined our Advisory Committee in September 2004. Mr. Hunt has been the President of Hunt Exploration, Inc. and General Partner of Hunt, Ware & Proffett since 1974. Prior to that Mr. Hunt held various positions with the Anaconda Company as Vice-President and Chief Geologist, based in New York from 1969 to 1971, and Chief Geologist Western Division for the Anaconda Company, based in Utah. From 1957 to 1964, Mr. Hunt was a Geologist for Andes Copper Mining Company in Chile. Mr. Hunt received his Ph.D. in Geology from the University of California, Berkeley in 1957.

EXECUTIVE COMPENSATION

During the year ended December 31, 2003, Minera Peru Syndicate paid an aggregate $50,000 and $57,734 to David Lowell and David De Witt, respectively, for consulting services.

Compensation Arrangements

We have entered into employment agreements with Mr. Charles G. Preble, our President and Chief Executive Officer and Mr. Thomas J. Findley, our Chief Financial Officer. Dated as of February 24, 2004, Mr. Preble’s employment agreement provides for an initial base salary of $96,000 per annum, to be reviewed annually by the board of directors, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable.

Mr. Findley’s employment agreement provides for an initial base salary of $94,000 per annum, to be reviewed annually by the board of directors, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable.

Each of Messrs. Preble and Findley is entitled to a severance of 36 months’ base salary plus benefits for the earlier of 36 months or until the executive obtains comparable benefits from another source to be paid upon: (a) termination of employment without cause, (b) termination or resignation of employment upon a change of control of Peru Copper, or (c) a material decrease in any duties, powers, rights, discretion, salary or benefits within 6 months after a change of control (each of (a), (b) and (c) herein, collectively referred to as “Termination”). A change of control is defined in the employment agreements to include: (a) a consolidation, merger, amalgamation, or other reorganization or acquisition involving us as a result of which the holders of common shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation; (b) the sale, or other disposition, of greater than 50% of the book value of our assets; (c) any person, entity or group of persons or entities acting jointly or in concert acquiring beneficial ownership or control of 20% or more of the common shares and securities convertible into common shares, other than in the case of an acquisition of common shares, or control over our common shares by J. David Lowell, Catherine McLeod-Seltzer, David E. De Witt and/or Luis J. Baertl; (d) a contested election or a consolidation, merger, or other reorganization which results in a change in the majority of the board of directors; (e) the board of directors adopting a resolution to the effect that any of the above events has occurred or is imminent; and (f) a resolution being adopted to wind-up, dissolve or liquidate us. With respect to stock options, all stock options held by each of Messrs. Preble and Findley which have not yet vested as of the date of Termination shall immediately vest and all stock options shall then be exercisable until the earlier of (i) the expiration date of such options or (ii) the date which is 36 months from the date of Termination, notwithstanding the provisions of any agreement or plan.

Mr. Patrick De Witt, the Director of Investor Relations and Governmental Affairs (Canada), receives an annual salary of C$50,000 and has agreed to devote approximately 70% of his business time to Peru Copper Inc. Mr. De Witt spends the remainder of his business time as an investor relations consultant, including for Bear Creek Mining Corporation.

EMPLOYEES

Peru Copper Employees (Full-Time and Part-time) as of December 31, 2003

LOCATION	NUMBER
Canada	1
Peru	54

Share Option Plan

We administer the grant of options under our Share Option Plan implemented as of February 24, 2004. The Plan allows for the grant of incentive stock options to our directors, officers, employees and consultants and our affiliates. The maximum number of common shares that may be issued pursuant to the exercise of options granted under the Plan is 8,955,357 common shares.

The Plan is designed to advance our interests by encouraging directors, officers, employees and consultants to have equity participation in Peru Copper through the acquisition of common shares. Options to purchase common shares may be granted from time to time by our board of directors at an exercise price determined by them, which in no case would be less than that required by any applicable regulatory authority. The maximum number of common shares available for issuance to any one person under the Plan is 5% of the common shares outstanding at the time of the grant. Options granted under the Plan are non-transferable other than in accordance with the Plan, must be exercised no later than ten years after the date of the grant or a lesser period as determined by the board of directors and approved by any applicable regulatory authority and may, at the discretion of the board of directors, be subject to a vesting schedule. Options automatically vest, and are immediately exercisable, upon the change in control of Peru Copper, as defined in the Plan. Our board of directors has approved the grant of options to purchase up to 5,922,100 common shares pursuant to the Plan to our directors, executive officers, employees, consultants and our affiliates, of which 1,500,000 options have been granted at an exercise price of $1.40 per share, 3,822,100 of which have been granted at an exercise price C$1.65 and 600,000 of which have been granted at an exercise price of C$1.56.

The following is a summary of options which, as of the date hereof, have been granted to our directors, officers, employees or consultants and our affiliates:

Class of Optionee (Number of Optionees in Class)	Number of Common Shares Underlying Option	Date of Grant	Exercise Price		Expiration Date
Executive officers and past executive officers as a group(4)	1,020,000 2,230,000 300,000	February 24, 2004 June 29, 2004(1) November 24, 2004	US$ C$ C$	1.40 1.65 1.56	February 24,2009 October 6, 2009 November 24, 2009

Directors who are not also executive officers as a group(5)	300,000 1,200,000 300,000	June 29, 2004 June 29, 2004(1) November 24, 2004	US$ C$ C$	1.40 1.65 1.56	June 29, 2009 October 6, 2009 November 24, 2009

Employees excluding executive officers as a group(20)	160,000 192,100	June 29, 2004 June 29, 2004	US$ C$	1.40 1.65	June 29, 2009 October 6, 2009

Consultants as a group(3)	20,000 100,000 100,000	June 29, 2004 June 29, 2004 September 20, 2004	US$ C$ C$	1.40 1.65 1.65	June 29, 2009 October 6, 2009 October 6, 2009

Total—All Options	5,922,100	—		—	—

BOARD PRACTICES

Board of Directors

Each member of Peru Copper’s Board of Directors serves for a one year term and is subject to election at Peru Copper’s Annual General Meeting. Peru Copper’s next Annual General Meeting is scheduled to be held during April 2005. (See “Directors and Senior Management” for the period during which Peru Copper’s current directors have held their office.)

Presently, we pay consulting fees to each of Lowell Mineral Exploration, LLC, of which J. David Lowell is Manager, J. David Lowell, Catherine E. McLeod-Seltzer and Pathway Capital Ltd., of which David E. DeWitt is President and a director, as follows: (i) $8,333 per month to Lowell Mineral Exploration, LLC, (ii) $2,500 per month to Catherine E. McLeod-Seltzer; and (iii) $6,000 per month to Pathway Capital Ltd.

Members of our Board of Directors receive stock options to acquire 300,000 common shares upon their initial election to our Board of Directors in connection with their service on the Board. The options vest in 20% increments beginning six months after issuance. See “Options to Purchase Securities—Share Option Plan”.

In addition, members of the Board receive an annual retainer of C$5,000 and an attendance fee for each meeting attended of C$500. Each member of a Committee receives an additional retainer of C$2,500 and each member of a Committee receives an attendance fee for each committee meeting attended of C$500.

Committees of the Board of Directors

The board of directors currently has an audit committee, compensation committee and a corporate governance and nominating committee. The board of directors ensures that each committee’s composition meets the applicable independence requirements of its committee charter along with any other applicable legal and regulatory requirements.

Audit Committee

The board of directors has established an audit committee the responsibilities of which include: oversight of the quality and integrity of Peru Copper’s internal controls and procedures; reviewing annual and quarterly financial statements and related management discussion and analysis; monitoring Peru Copper’s compliance with legal and regulatory requirements related to financial reporting; engaging the independent auditor; approving independent audit fees; reviewing the qualifications, performance and independence of Peru Copper’s independent auditor; considering the recommendations of the independent auditor; monitoring significant changes in accounting practices; evaluating reports of actual or threatened litigation; and examining improprieties or suspected improprieties with respect to accounting and other matters that impact financial reporting. The audit committee has the authority to retain outside counsel or experts to assist it in performing its functions. The audit committee is comprised of: John P. Fairchild (committee chair), Milton H. Ward and Carl L. Renzoni, all of whom are considered to be independent directors within the meaning of Multilateral Instrument 52-110, Audit Committees, Section 121 A of the American Stock Exchange Company Guide and SEC Rule 10 A-3 under the Securities Exchange Act of 1934.

Compensation Committee

The board of directors has established a compensation committee the responsibilities of which include: reviewing and making recommendations to the directors regarding any equity or other compensation plan and regarding the total compensation of the executive officers, including the chief executive officer and the chief financial officer. The compensation committee is also responsible for reviewing the performance of the chief executive officer and the chief financial officer and evaluating their total compensation annually in relation to their performance against pre-established goals and strategies. The compensation committee has the authority to retain outside compensation specialists or other advisors to assist it in performing its functions. The compensation committee is comprised of: Alan R. Hill (committee chair), George R. Ireland and Milton H. Ward, all of whom are considered to be independent directors within the meaning of Proposed National Policy 58-201, Corporate Governance Guidelines, and independent directors in accordance with Section 121 A of the American Stock Exchange Company Guide.

Corporate Governance and Nominating Committee

The board of directors has established a corporate governance and nominating committee the responsibilities of which include: annually reviewing the charters of the board of directors, the audit committee, the compensation committee and the corporate governance and nominating committee; assisting the chairman of the board of directors in carrying out his responsibilities; considering and, if thought appropriate, approving requests from directors or committee members for the engagement of special advisors from time to time if such approval is required; preparing and recommending to the board of directors a set of corporate governance guidelines, a code of business conduct and ethics and annually a “Statement of Corporate Governance Practices” to be included in Peru Copper’s management information circular; meeting with the company’s external corporate counsel to discuss Peru Copper’s corporate governance policies and practices; recommending procedures for the board of directors to meet on a regular basis without management present; identifying individuals qualified to become board members and members of board committees; leading the board of directors in its annual review of the board’s performance; and assisting the board of directors in monitoring compliance by the company with legal and regulatory requirements. The corporate governance and nominating committee has the authority to retain search firms, counsel or other consultants to assist it in performing its functions. The corporate governance and nominating committee is comprised of: Carl L. Renzoni (committee chair), Alan R. Hill and George R. Ireland, all of whom are considered to be independent directors within the meaning of Proposed National Policy 58-201, Corporate Governance Guidelines, and independent directors in accordance with Section 121 A of the American Stock Exchange Company Guide.

Conflicts of Interest

To our knowledge, and other than as disclosed in this Prospectus, there are no known existing or potential conflicts of interest among us, our promoters, directors, officers or other members of management of Peru Copper, as a result of their outside business interests except that certain of the directors, officers, promoters and other members of management serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of Peru Copper and their duties as a director, officer, promoter or member of management of such other companies. See “Directors and Executive Officers” above.

Certain of our directors serve as directors of companies that may enter into contracts with us in the future. In the event this occurs, a conflict of interest will exist. In accordance with the Canada Business Corporations Act, directors are required to act honestly and in good faith with a view to our best interests. In addition, directors in a conflict of interest position are required to disclose certain conflicts to us and to abstain from voting in connection with a matter subject to such a conflict.

Our directors and officers have been advised of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest, and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts are required to be disclosed by such directors or officers in accordance with the Canada Business Corporations Act and they are required to govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines that delineate the board’s responsibilities, its organization and membership, the committees of the board and their responsibilities, the procedures for board meetings, director compensation and share ownership, the board’s relationship with management and director responsibilities and performance. These Corporate Governments Guidelines are available on our website at www.perucopper.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that sets forth standards of conduct for our employees, officers and directors. It deals with matters such as conflicts of interest including trading in our securities, outside business dealings, and protection and use of company assets. It also requires that we compete fairly and lawfully and sets forth requirements for dealing with customers, suppliers, competitors and public officials. It sets forth guidelines regarding political activities and mandates fair, nondiscriminatory treatment of employees and applicants for employment. It also summarizes our policies regarding health, safety and the environment and several other matters. Finally, it deals with violations and disciplinary action. This Code of Business Conduct and Ethics is available on the our website at www.perucopper.com.

RELATED PARTY TRANSACTIONS

J. David Lowell, one of our founders and directors, provided the collateral for the letter of credit issued to comply with the guarantee required under the Toromocho Option Agreement. As consideration for providing the collateral, we paid him a fee of 12% on the amount guaranteed. The total amount paid and accrued was $151,890 for the period from May 13, 2003 to December 31, 2003 and was capitalized in exploration properties.

During the period from April 24, 2003 to December 31, 2003, we received consulting services from Lowell Mineral Exploration, LLC, of which J. David Lowell is Manager, and Pacific Source Capital Ltd., of which David E. De Witt is President and a director, in the amounts of $45,000 and $13,375, respectively. For the nine months ended September 30, 2004, Lowell Mineral Exploration, Pacific Source Capital and Ms. Catherine McLeod-Seltzer (also a co-founder and director) received $45,000, $22,500 and $22,500, respectively.

Pursuant to the Share Exchange and Secondary Private Placement completed on April 30, 2004, certain of our directors and/or executive officers, or associates thereof, directly or indirectly, exchanged shares of Peru Copper Cayman for our common shares and Notes, which Notes were subsequently sold by such persons under the Secondary Private Placement. Catherine McLeod-Seltzer, a director of Peru Copper, received 4,300,000 common shares and 700,000 Notes of Peru Copper under the Share Exchange, which Notes were then sold under the Secondary Private Placement for gross proceeds of $980,000. The Lowell Family Trust UA, of which J. David Lowell, Executive Chairman and a director of Peru Copper, is the trustee, received 11,800,000 common shares and 700,000 Notes under the Share Exchange, which Notes were then sold under the Secondary Private Placement for gross proceeds of $980,000.

Pursuant to our Canadian initial public offering on October 6, 2004, our officers and directors, and associates thereof, agreed to purchase an aggregate of 2,885,000 Units from us, representing approximately 10% of our initial public offering.

Mr. Thomas Seltzer, the spouse of Catherine McLeod-Seltzer, is Vice President Retail Sales at Haywood Securities, one of the underwriters in our Canadian initial public offering, and earned approximately C$26,422 and US$34,180 in commissions from the sale of securities in our March 2004 private placement and our October 2004 Canadian initial public offering, which amounts have not yet been paid.

As of June 2004, we sublease an apartment owned by Mr. Preble, our President, CEO and a Director, located in Lima, Peru at the monthly rental of $800 for use by Mr. David Lowell, our Executive Chairman, Director and one of our co-founders. For the nine months ended September 30, 2004, we paid approximately $3,200 to Mr. Preble under the sublease. The monthly rent was based upon prevailing market rents for similar apartments in the area.

DESCRIPTION OF CAPITAL STOCK AND CERTAIN REQUIREMENTS OF CANADIAN LEGISLATION

We describe below our registered common shares, the material provisions of our charter in effect on the date of this Prospectus and certain requirements of Canadian legislation. In addition to this description, we urge you to review our charter, which is included as an exhibit to the registration statement, to learn its complete terms.

Authorized Capital

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preference shares issuable in series. As of the date hereof, there are 94,027,320 common shares, and no preference shares, outstanding as fully paid and non-assessable shares of Peru Copper.

Common Shares

Each of our common shares entitles the holder thereof to receive notice of any meetings of shareholders of Peru Copper, to attend and to cast one vote per common share at all such meetings. Holders of common shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all directors standing for election. Holders of common shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the board of directors at its discretion from funds legally available therefor and, upon the liquidation, dissolution or winding up of Peru Copper, are entitled to receive on a pro-rata basis our net assets after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to, or on an equal basis with, the holders of common shares with respect to dividends or liquidation. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Preference Shares

The preference shares may, at any time or from time to time, be issued in one or more series. Our board of directors shall fix, before issue, the number, the consideration per share, the designation of the voting rights in respect of, and the provisions attaching to the shares of each series. The preference shares of each series rank on a parity with the preference shares of every other series; they are entitled to preference over the common shares and any other shares ranking subordinate to the preference shares with respect to priority and payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of Peru Copper.

Warrants

Pursuant to the terms of a warrant indenture dated March 18, 2004, as supplemented September 21, 2004, between Peru Copper and Computershare, each whole warrant is exercisable, at a price of $2.00 per share, into one common share of Peru Copper at any time on or before 5:00 p.m. (Toronto time) on March 18, 2006, subject to adjustment as summarized below. Any warrant that is not exercised on or before March 18, 2006 shall expire and become void and of no value. No fractional common shares will be issuable upon the exercise of any warrants.

We have appointed Computershare as warrant agent at its principal office in Toronto, Ontario and its affiliate, Computershare Trust Company Inc. office in Colorado, as locations at which the warrants may be surrendered for exercise or transfer.

The warrant Indenture provides for adjustment to the exercise price and in the number of common shares issuable upon the exercise of the warrants in the event of: (i) the subdivision or consolidation of our common shares or issue of a share dividend on the common shares or other distribution of common shares or securities convertible into common shares (other than a dividend paid in the ordinary course or pursuant to a dividend reinvestment plan); (ii) the issue of rights, options or warrants to purchase our common shares or securities convertible into common shares at less than 95% of the current market price of the common shares; (iii) the distribution to all or substantially all of the holders of common shares of shares of any other class or rights, options or warrants (other than those referred to in (ii) above) to acquire common shares or securities convertible into common shares or property, cash or other assets of Peru Copper or of evidences of indebtednesses or of assets (other than a dividend paid in the ordinary course). The Warrant Indenture also provides for adjustment in the class and/or number of securities issuable upon exercise of the warrants and/or exercise price per securities in the event of: (i) any reclassification of the common shares; (ii) an amalgamation, merger or consolidation of Peru Copper with another entity; or (iii) a transaction whereby all or substantially all of our assets become the property of another entity.

No adjustment in the exercise price or number of common shares purchasable upon the exercise of the warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of common shares purchasable upon exercise of the Placement Warrants by at least one-hundredth of a share.

The rights of holders of warrants will be subject to modification by a resolution either passed at a meeting of the holders of warrants of not less than 66 2/3% of the warrants represented at a meeting or adopted by instruments in writing signed by the holders of not less than 66 2/3% of all warrants then outstanding. Holders of warrants will not have any voting or pre-emptive rights or any of the other rights held by the holders of our common shares.

Shareholder Lock-ups

Certain selling securityholders have agreed as to an aggregate 47,000,000 common shares that, until October 6, 2006 (representing the period ending 2 years after the closing of our IPO) that they will not, directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or other securities convertible into or exchangeable for common shares of Peru Copper, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld. Such agreement does not apply to the exercise of convertible securities or the grant or exercise of stock options or similar issuances pursuant to any Share Option Plan or similar compensation arrangements in place prior to the closing of the Offering. In addition, Peru Copper has agreed, during the period until April 6, 2005, not to directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or securities convertible or exchangeable into our common shares. Such selling securityholder agreement shall not apply to (i) the exercise or conversion of any stock option or convertible security, (ii) common shares and warrants purchased in the IPO and issued upon the exercise of the warrants purchased in the IPO, and (iii) the tendering of common shares to a bona fide formal takeover bid from a third party acting at arm’s length to the selling securityholders for 100% of our common shares, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld.

CERTAIN INCOME TAX CONSIDERATIONS

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to U.S. Holders. In this summary, a “U.S. Holder” means a person, who at all relevant times, for the purposes of the Canada-United States Income Tax Convention, 1980 as amended, (the “Convention”) is a resident of the United States and who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) (a) is not and never has been a resident of Canada, (b) deals at arm’s length with and is not affiliated with us, (c) is the beneficial owner of our common shares and/or Warrants, (d) holds the common shares and Warrants as capital property and (e) does not use or hold and is not deemed to use or hold the common shares or Warrants in the course of carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer carrying on business in Canada and elsewhere. Common shares and Warrants will generally be capital property to a U.S. Holder unless they are held in the course of carrying on a business of trading or dealing in securities or have been acquired in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative practices of the Canada Revenue Agency.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. Accordingly, the following description of income tax matters is of a general nature only and is not intended to constitute advice to any particular U.S. Holder. Prospective U.S. Holders should consult their own tax advisors with respect to the income tax consequences of investing in common shares and Warrants based on the U.S. Holder’s particular circumstances.

For purposes of the Canadian Tax Act, all amounts relating to our securities must be expressed in Canadian dollars including proceeds of disposition and adjusted cost base. Amounts denominated in U.S. dollars generally must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the relevant time.

Exercise or Expiry of Warrants

No gain or loss will be realized on the exercise of a Warrant. When a Warrant is exercised, the U.S. Holder’s cost of the common share acquired thereby will be equal to the U.S. Holder’s adjusted cost base of the Warrant plus the exercise price paid for the common share. The U.S. Holder’s cost of such common share must be averaged with the adjusted cost base of any other common shares held by the U.S. Holder as capital property at the time of the exercise of the Warrant to determine the U.S. Holder’s adjusted cost base of such common shares. The expiry of an unexercised Warrant will generally give rise to a capital loss equal to the adjusted cost base to the U.S. Holder of the expired Warrant.

Disposition of Warrants

A U.S. Holder of Warrants which are not “taxable Canadian property” (as defined in the Canadian Tax Act) will not be subject to tax under the Canadian Tax Act on the disposition of such Warrants. Generally, Warrants will not be taxable Canadian property to a U.S. Holder at a particular time if, during the 60-month period immediately preceding the disposition of the Warrants, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, or the U.S. Holder, together with such persons, did not own options or warrants or other interests in or other options in respect of 25% or more of the issued shares of any class or series of shares of our capital stock.

A capital gain realized on a disposition by a U.S. Holder of a Warrant which is taxable Canadian property will be subject to tax under the Canadian Tax Act unless the capital gain is exempt from tax under the Canadian Tax Act pursuant to the provisions of the Convention. U.S. Holders whose Warrants are taxable Canadian property should consult their own tax advisors.

Disposition of Common Shares

A U.S. Holder of our common shares which are not “taxable Canadian property” (as defined in the Canadian Tax Act) will not be subject to tax under the Canadian Tax Act on the disposition of such shares. Generally, our common shares will not be taxable Canadian property to a U.S. Holder at a particular time if:

(a) the common shares are listed on a prescribed stock exchange (which currently includes the TSX), at the relevant time; and

(b) during the 60-month period immediately preceding the disposition of the common shares, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, or the U.S. Holder, together with such persons, did not own (i) 25% or more of the issued shares of any class or series of shares of our capital stock or (ii) options or warrants or other interests in or options in respect of 25% or more of the issued shares of any class or series of shares of our capital stock.

A capital gain realized on a disposition by a U.S. Holder of a common share which is taxable Canadian property will be subject to tax under the Canadian Tax Act unless the capital gain is exempt from tax under the Canadian Tax Act pursuant to the provisions of the Convention. U.S. Holders whose common shares are taxable Canadian property should consult their own tax advisors.

Dividends on Common Shares

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Holder on our common shares will generally be subject to Canadian withholding tax at the rate of 15%. This rate is reduced to 5% in the case of a U.S. Holder that is a corporation that owns at least 10% of our voting stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material US federal income tax consequences to US holders (as defined below) arising from the purchase, ownership and disposition of our common shares. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, final, temporary and proposed US Treasury Regulations promulgated under the Code, and administrative and judicial interpretations of the Code and the US Treasury Regulations, all as in effect as of the date of this summary, and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, a “US holder” is a holder of our common shares that is:

•	a US citizen;

•	an individual resident in the United States for US federal income tax purposes;

•	a domestic corporation, or other entity taxable as a corporation, organized under the laws of the United States or of any US state or the District of Columbia;

•	an estate the income of which is includible in its gross income for US federal income tax purposes without regard to its source; or

•	a trust, if either: a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all the substantial decisions of the trust, or the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

This summary does not deal with all aspects of US federal income taxation that may be relevant to particular US holders in light of their particular circumstances, or to US holders subject to special rules, including, without limitation:

•	some retirement plans;

•	insurance companies;

•	US holders of common shares held as part of a “straddle,” “synthetic security,” “hedge,” “conversion transaction” or other integrated investment;

•	persons that enter into “constructive sales” involving our common shares or substantially identical property with other investments;

•	US holders whose functional currency is not the US dollar;

•	some expatriates or former long-term residents of the United States;

•	financial institutions;

•	broker-dealers;

•	tax-exempt organizations; and

•	US holders who own, directly, indirectly or through attribution, 10% or more of our outstanding voting stock.

In addition, this summary does not address the effect of any applicable US state, local or non-US tax laws, does not consider the tax treatment of persons who own our common shares through a partnership or other pass-through entity, and deals only with common shares held by US holders as “capital assets” as defined in Section 1221 of the Code.

WE ENCOURAGE US HOLDERS OF OUR COMMON SHARES TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE US FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, AS WELL AS THE TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

TAXATION OF DIVIDENDS

The gross amount of any distributions received with respect to our common shares will constitute dividends for US federal income tax purposes, to the extent of our current and accumulated earnings and profits as determined under US federal income tax principles. US holders will generally be required to include this amount of dividends in gross income as ordinary income. In general, distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a US holder’s tax basis in the common shares and any amount in excess of that US holder’s tax basis will be treated as gain from the sale of the common shares. Dividends from us will not qualify for the dividends-received deduction generally available to corporations under Section 243 of the Code.

Subject to the limitations set forth in the Code, US holders may elect to claim as a foreign tax credit against their US federal income tax liability, Canadian income taxes withheld, if any, from distributions received in respect of the common shares. The limitations on claiming a foreign tax credit include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the US Federal income payable with respect to each class. In this regard, dividends paid by us will generally be foreign source “passive income” or in the case of some US holders, “financial services income.” US holders that do not elect to claim a foreign tax credit may instead claim a deduction for Canadian income taxes withheld, if any.

The rules relating to foreign tax credits are complex and a US holder is encouraged to consult its own tax advisor to determine whether and to what extent it would be entitled to this credit.

SALE OR OTHER DISPOSITION OF COMMON SHARES

If a US holder sells or otherwise disposes of its common shares, it will generally recognize gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and its tax basis in the common shares. Subject to the discussion below under “—Our Status as a Passive Foreign Investment Company,” that gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the US holder has held the common shares for more than one year at the time of the sale or other disposition. In general, any gain that US holders recognize on the sale or other disposition of common shares will be US source income for purposes of the foreign tax credit limitation; losses will generally be allocated against US source income. Deduction of capital losses is subject to limitations under the Code.

OUR STATUS AS A PASSIVE FOREIGN INVESTMENT COMPANY

In general, we will be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and determined based on fair market value, are held for the production of, or produce, passive income.

Although the tests for determining PFIC status are applied as of the end of each taxable year and are dependent upon a number of factors, some of which are beyond our control, including the value of our assets, based on the market price of our common shares, and the amount and type of our gross income, we believe that we will be treated as a PFIC in the future until such time that we begin to generate 75% or more of our gross income from operating activities and more than 50% of our assets are held for production of, or produce, operating income.

If we are a PFIC for US federal income tax purposes for any year during a US holder’s holding period of our common shares and the US holder does not make a QEF Election or a “mark-to-market” election, both as described below:

•	any gain recognized by a US holder upon the sale of common shares, or the receipt of some types of distributions, would be treated as ordinary income;

•	this income generally would be allocated over a US holder’s holding period with respect to our common shares; and

•	the amount allocated to prior years will be subject to tax at the highest tax rate in effect for that year and an interest charge would be imposed on the amount of deferred tax on the income allocated to prior taxable years.

Although we generally will be treated as a PFIC as to any US holder if we are a PFIC for any year during a US holder’s holding period, if we cease to satisfy the requirements for PFIC classification, the US holder may avoid PFIC classification for subsequent years if the US holder elects to recognize gain based on the unrealized appreciation in the common shares through the close of the tax year in which we cease to be a PFIC. Additionally, if we are a PFIC, a US holder who acquires common shares from a decedent would be denied the normally available step-up in tax basis for our common shares to fair market value at the date of death and instead would have a tax basis equal to the lower of the fair market value or the decedent’s tax basis.

For any tax year in which we are determined to be a PFIC, a US holder may make a QEF Election, which is an election to treat the US holder’s common shares as an interest in a qualified electing fund. If a US holder makes a QEF Election, the US holder would be required to include in income currently the US holder’s proportionate share of our earnings and profits in years in which we are a PFIC regardless of whether distributions of these earnings and profits are actually distributed to that US holder and be required to comply with specified information reporting requirements. Any gain subsequently recognized upon the sale by that US holder of the common shares generally would be taxed as capital gain and the denial of the basis step-up at death described above would not apply.

As an alternative to a QEF Election, a US holder generally may elect to mark the US holder’s common shares to market annually, and, therefore, recognize ordinary income or loss equal to the difference between the fair market value of the US holder’s common shares and the adjusted tax basis of the common shares. Losses would be allowed only to the extent of the net mark-to-market gain accrued under the election. If a mark-to-market election with respect to common shares is in effect on the date of a US holder’s death, the tax basis of the common shares in the hands of a US holder who acquired them from a decedent will be the lesser of the decedent’s tax basis or the fair market value of the common shares.

RULES RELATING TO A PFIC ARE VERY COMPLEX. US HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF PFIC RULES TO THEIR INVESTMENTS IN OUR COMMON SHARES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Payments to US holders in respect of common shares may be subject to information reporting to the US Internal Revenue Service and to backup withholding tax at rates equal to:

•	30% through 2003;

•	29% for 2004 and 2005;

•	28% for 2006 through 2010; and

•	31% after 2010.

However, backup withholding will not apply to a US holder that is a corporation or comes within an exempt category, and demonstrates the fact when so required, or furnishes a correct taxpayer identification number and makes any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a US holder’s US federal income tax liability, provided that the required procedures are followed.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 10, 2004, we will have 94,027,320 issued common shares. Of these shares, 52,878,660 shares will be held by our “affiliates,” as that term is defined under the Securities Act, and will be available for sale in the U.S. public market following the offering only if such sale is made pursuant to registration under the Securities Act or if it complies with Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person or persons whose common shares are aggregated, including our affiliates, would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of:

•	1% of the then-outstanding common shares (9,402,732 common shares); and

•	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about us. Shares sold outside the United States pursuant to Regulation S would not be subject to these restrictions.

Certain selling securityholders have agreed as to an aggregate 47,000,000 common shares that, until October 6, 2006 (representing the period ending 2 years after the closing of our IPO) that they will not, directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or other securities convertible into or exchangeable for common shares of Peru Copper, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld. Such agreement does not apply to the exercise of convertible securities or the grant or exercise of stock options or similar issuances pursuant to any Share Option Plan or similar compensation arrangements in place prior to the closing of the Offering. In addition, Peru Copper has agreed, during the period until April 6, 2005, not to directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or securities convertible or exchangeable into our common shares. Such selling securityholder agreement shall not apply to (i) the exercise or conversion of any stock option or convertible security, (ii) common shares and warrants purchased in the IPO and issued upon the exercise of the warrants purchased in the IPO, and (iii) the tendering of common shares to a bona fide formal takeover bid from a third party acting at arm’s length to the selling securityholders for 100% of our common shares, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld. Peru Copper has also agreed with the underwriters to not issue or sell any common shares or grant any interest or right in any common shares, during a period of 180 days from the date of our initial public offering, or April 6, 2005 without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld.

There has been a Canadian public market in our common shares and warrants since October 6, 2004, and we cannot predict the effect, if any, that sales of our common shares or warrants or the availability of those common shares or warrants for sale will have on the market price prevailing from time to time for our common shares and warrants. Sales of common shares or warrants in the public market or the perception that such sales may occur may have an adverse effect on the prevailing market prices of our common shares and warrants.

MAJOR SHAREHOLDERS

The following table sets forth information concerning ownership of our common shares as of December 6, 2004 by persons who beneficially own more than 5% of the outstanding common shares of our company, each person who is a director of our company, each executive officer named in this Prospectus, and all directors and executive officers as a group.

	As of December 3, 2004
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent %
Lowell Family Trust UA(2)	15,340,000	16.1
Ranchu Copper Investments Limited(3)	12,062,500	12.8
Fisherking Holdings Ltd.(4)	7,035,000	7.5
Campania Holdings Inc.(19)	5,318,168	5.7
Tangent International Limited(20)	5,346,666	5.7
Geoffrey Loudon(5)	5,783,466	5.7
J. David Lowell(6)	15,340,000	16.3
Catherine E. McLeod Seltzer(7)	4,635,000	4.9
Charles G. Preble(8)	234,000	*
George R. Ireland(9)	2,325,610	2.5
Milton H. Ward(10)	15,000	*
Alan R. Hill(11)	15,000	*
Carl L. Renzoni(12)	15,000	*
David E. De Witt(13)	7,035,001	7.5
Thomas J. Findley(14)	75,000	*
Angel Alvarez(15)	19,200	*
Patrick De Witt(16)	10,000	*
Paul M. Stein(17)	61,050	*
John P. Fairchild(18)	0	*
All Directors and Executive Officers as a Group (13 Persons)(19)	29,779,861	30.8

Notes:

*	Represents less than 1% of the common shares outstanding.
(1)	Unless otherwise indicated, the business address of each person is c/o Peru Copper Inc., Suite 920, 475 West Georgia Street, Vancouver, BC, Canada V6B 4MB.
(2)	Mr. J. David Lowell and his wife, Edith Lowell exercise control and direction over 14,160,000 held by the Lowell Family Trust UA in their capacity as trustees of the Lowell Family Trust UA. Includes warrants to purchase 1,180,000 common shares which are exercisable at a price of $2.00 per share until March 18, 2006. Excludes options held by Mr. Lowell individually which are not presently exercisable or exercisable within 60 days from the date hereof and described in Note 6 below.
(3)	Ranchu Copper Investments Limited is a company controlled by Mr. Luis J. Baertl with offices at Apoquindo 3721, 73, Las Condes, Santiago, Chile. Includes warrants to purchase 187,500 common shares which are exercisable at a price of $2.00 until March 18, 2006.
(4)	Fisherking Holdings Ltd. is a company controlled by Mr. David De Witt. Includes warrants to purchase 45,000 common shares at an exercise price of $2.00 until March 18, 2006. Excludes 300,000 common shares issuable upon exercise of unvested options held by Mr. De Witt to purchase common shares at an exercise price of C$1.56 per share until November 24, 2009.
(5)	Includes common shares and 988,333 common shares issuable upon exercise of warrants which are exercisable at an exercise price of $2.00 per share until March 18, 2006 held by Sunbeam Opportunities Limited as nominee for Mr. A.G. Loudon, a member of our advisory committee. Excludes 100,000 common shares issuable upon exercise of options to purchase common shares at an exercise price of C$1.65 until October 6, 2009.

(6)	See Note 2. Excludes options to acquire 500,000 common shares at an exercise price of C$1.65 per share until October 6, 2009 which are not presently exercisable.
(7)	Includes 185,000 common shares issuable upon exercise of presently exercisable warrants, having an exercise price of $2.00 and a term ending March 18, 2006. Excludes options to purchase 300,000 common shares at an exercise price of C$1.65 until October 6, 2009 which are not presently exercisable.
(8)	Includes 60,000 common shares held by The Preble Family Revocable Trust and 30,000 common shares issuable upon exercise of warrants at an exercise price of $2.00 until March 18, 2006. Includes vested options held individually by Mr. Preble to purchase 144,000 common shares at an exercise price of $1.40 until February 24, 2009 and excludes (a) unvested options to purchase 576,000 commons shares at an exercise price of $1.40 until February 24, 2009 and (b) unvested options to acquire 1,080,000 common shares to purchase commons shares at an exercise price of C$1.65 until October 6, 2009.
(9)	Includes (a) 250,000 common shares and 125,000 common shares issuable upon exercise of warrants at an exercise price of $2.00 until March 18, 2006 held by Ring Partners L.P., a company controlled by Mr. Ireland, with its offices at One International Place, Boston, Massachusetts 02110, (b) 42,948 and 1,207,052 common shares, respectively, and 21,474 and 603,526 common shares, respectively, issuable upon exercise of presently exercisable warrants at an exercise price of $2.00 until March 18, 2006 held by Geologic Resource Fund LP and Geologic Resource Fund Ltd., respectively, each with offices at One International Place, Boston, Massachusetts 02110, (c) 44,110 common shares and 16,500 common shares issuable upon exercise of warrants held directly by Mr. Ireland, and (d) 15,000 common shares issuable upon exercise of options to purchase common shares at an exercise price of $1.40 until February 24, 2009, and excludes (a) 60,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of $1.40 until February 24, 2009 and (b) 225,000 common shares issuable upon the exercise of unvested options to purchase common shares at an exercise price of C$1.65 until October 6, 2009.
(10)	Includes 15,000 common shares issuable upon exercise of options to acquire common shares at an exercise price of $1.40 until June 29, 2009 and excludes (a) 60,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of $1.40 per share until June 29, 2009, and (b) 225,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercisable price of C$1.65 until October 6, 2009.
(11)	Includes 15,000 common shares issuable upon exercise of options to acquire common shares at an exercise price of $1.40 until June 29, 2009 and excludes (a) 60,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of $1.40 per share until June 29, 2009, and (b) 225,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercisable price of C$1.65 until October 6, 2009.
(12)	Includes 15,000 common shares issuable upon exercise of options to acquire common shares at an exercise price of $1.40 until June 29, 2009 and excludes (a) 60,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of $1.40 per share until June 29, 2009, and (b) 225,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercisable price of C$1.65 until October 6, 2009.
(13)	See Note 4. Excludes 300,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of C$1.56 per share until November 24, 2009. Mr. De Witt also holds one share personally from the company’s formation.
(14)	Includes 5,000 common shares issuable upon exercise of warrants which are exercisable at a price of $2.00 per share until March 18, 2006, and 60,000 common shares issuable upon exercise of options which vested on August 24, 2004 and are exercisable at a price of $1.40 per share until February 24, 2009. Excludes (a) 240,000 common shares issuable upon exercise of unvested options with an exercise price of $1.40 per share until February 24, 2009 and (b) 450,000 common shares issuable upon exercise of unvested options with an exercise price of C$1.65 per share until October 6, 2009.
(15)	Includes 19,200 common shares issuable upon exercise of options to purchase common shares at a price of $1.40 per share until June 24, 2009. Excludes (a) 76,800 common shares issuable upon exercise of unvested options at an exercise price of $1.40 per share until June 29, 2009 and (b) 144,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of C$1.65 until October 6, 2009.

(16)	Includes 10,000 common shares issuable upon exercise of options to purchase common shares at an exercise price of $1.40 per share until June 24, 2009. Excludes (a) 40,000 common shares issuable upon exercise of unvested options at an exercise price of $1.40 per share until June 29, 2009, and (b) 25,000 common shares issuable upon exercise of unvested options to purchase common shares at an exercise price of C$1.65 until October 6, 2009.
(17)	Includes 16,500 common shares issuable upon exercise of warrants to purchase common shares at a price of $2.00 per share until March 18, 2006. Excludes 200,000 common shares issuable upon exercise of unvested options exercisable at a price of C$1.65 per share until October 6, 2004.
(18)	Excludes 300,000 common shares issuable upon exercise of options exercisable at a price of C$1.56 per share until November 24, 2009.
(19)	Campania Holding Inc. is a company controlled by Kwok Wai Chiu. Includes warrants to purchase 393,334 common shares which are exercisable at a price of $2.00 until March 18, 2006.
(20)	Tangent International Limited is a company controlled by Mr. Werner Mueller. Includes warrants to purchase 393,333 common shares which are exercisable at a price of $2.00 until March 18, 2006.
(21)	Includes an aggregate 2,521,200 common shares issuable upon exercise of outstanding options and warrants described in Notes 2, and 6 through 18.

As of November 30, 2004, there are a total of 49 United States shareholders holding 26,241,656 common shares representing 27.9% of Peru Copper’s common shares.

SELLING SECURITYHOLDERS

The shares offered by this Prospectus are issuable or were issued by us to the selling securityholders in connection with the transactions described below. The following table sets forth, to our knowledge, information regarding beneficial ownership of our common stock by the selling securityholders as of December 10, 2004 (unless otherwise specified below). Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, by the exercise of options or warrants are deemed outstanding in determining the number of shares beneficially owned by such person or group. The selling securityholders are not under any obligation to sell all or any portion of their common shares or warrants, nor are the selling securityholders obligated to sell any of their securities immediately after this Prospectus. We have assumed for the purposes of the following table that all of the securities covered by this Prospectus held by such selling securityholders are sold.

Name and Address	Number of Shares Beneficially Owned Prior to Offering	No. of Shares Offered	No. of Warrants Offered	Percent Owned Prior to Offering	Percent Owned After Offering

TOTAL	83,163,125	72,135,417	6,313,424	82.9	5.0

Pursuant to a private placement of our securities in the United States in October 2004 between us and certain selling securityholders, we sold a total of 9,431,848 shares of our common stock and warrants to purchase 4,715,924 shares of our common stock at an exercise price of C$1.65 for a total gross cash consideration of $11,668,549.20. Under the terms of the subscription agreements, we filed a registration statement, of which this Prospectus forms a part, in order to permit the selling securityholders in that offering to resell to the public in the United States the shares of common stock and shares issuable upon exercise of the warrants that they received in the private placement.

Certain selling securityholders have agreed as to an aggregate 47,000,000 common shares that, until October 6, 2006 (representing the period ending 2 years after the closing of our Canadian IPO) that they will not, directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or other securities convertible into or exchangeable for common shares of Peru Copper, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld. Such agreement does not apply to the exercise of convertible securities or the grant or exercise of stock options or similar issuances pursuant to any Share Option Plan or similar compensation arrangements in place prior to the closing of the Offering.

PLAN OF DISTRIBUTION

The selling securityholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise entered into after the date of this Prospectus; or

•	any other method permitted pursuant to applicable law;

•	a combination of any such methods of sale.

The selling securityholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this Prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling securityholders after the date of this Prospectus may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders after the date of this Prospectus may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We have agreed with BMO Nesbitt Burns Inc. to share equally in the payment of all expenses associated with the registration, including filing and printing fees, counsel and accounting fees and expenses, costs associated with registering the securities covered by this registration statement. BMO’s maximum obligation is C$250,000.

Warrants

Pursuant to the terms of the Warrant Indenture, each whole warrant is exercisable, at a price of $2.00 per share, into one common share of Peru Copper Inc. at any time on or before 5:00 p.m. (Toronto time) on March 18, 2006. For a description of the terms of the Warrant Indenture, please refer to information provided under the heading “Description of Capital Stock and Certain Requirements of Canada Legislation”—“Warrants”.

Blackout Period and Lock-ups

Certain selling securityholders have agreed as to an aggregate 47,000,000 common shares that, until October 6, 2006 (representing the period ending 2 years after the closing of our IPO) that they will not, directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or other securities convertible into or exchangeable for common shares of Peru Copper, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld. Such agreement does not apply to the exercise of convertible securities or the grant or exercise of stock options or similar issuances pursuant to any Share Option Plan or similar compensation arrangements in place prior to the closing of the Offering. In addition, Peru Copper has agreed, during the period until April 6, 2005, not to directly or indirectly, issue, sell or offer, or grant an interest or right in respect of or otherwise dispose of, or announce any intention to do the foregoing in respect of any common shares or securities convertible or exchangeable into our common shares. Such selling securityholder agreement shall not apply to (i) the exercise or conversion of any stock option or convertible security, (ii) common shares and warrants purchased in the IPO and issued upon the exercise of the warrants purchased in the IPO, and (iii) the tendering of common shares to a bona fide formal takeover bid from a third party acting at arm’s length to the selling securityholders for 100% of our common shares, without having obtained the prior written consent of BMO Nesbitt Burns Inc., such consent not to be unreasonably withheld.

Pursuant to the Underwriting Agreement with BMO Nesbitt Burns Inc. related to our initial public offering in Canada, we agreed to file with the United States Securities and Exchange Commission a registration statement on Form F-1 (or such other form of registration statement as is then available to effect the registration for resale of such securities) containing a resale Prospectus registering the common shares comprising part of the Units, the warrants and the common shares underlying the warrants, by January 6, 2005 (90 days of the closing of our IPO) and to use our best efforts to have such registration statement declared effective by the SEC by April 6, 2005 (180 days of the closing of the IPO). In the event that the registration statement is not filed by January 6, 2005 or we do not use our best efforts to cause the registration statement to be declared effective by the SEC by April 6, 2005, we have agreed to pay to each purchaser of Units that continues to hold such Units, and each transferee of Units that acquires Units pursuant to an exemption from the registration requirements of the U.S. Securities Act other than Regulation S, an amount equal to 1% of the Offering Price attributable to the portion of the Units not resold pursuant to Regulation S at such time, at our option in cash or in our common shares calculated at the current market price, for every 30-day period or portion thereof following the filing deadline or the effective deadline, as the case may be, that the registration statement has not been filed or declared effective, as applicable. Until such registration statement has been declared effective by the SEC, the common shares and the warrants may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

LIMITATION ON ENFORCEMENT OF CIVIL JUDGMENTS

The enforcement by purchasers of the common shares offered in this Prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Peru Copper is a Canadian corporation, many of its directors and shareholders are residents of Canada, and the majority of Peru Copper’s assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or collect against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States or applicable state law. Cassels Brock & Blackwell LLP, Canadian counsel for Peru Copper, advised Peru Copper that there is doubt as to the enforceability in Canada against Peru Copper or its directors or officers who are residents of the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated upon federal securities laws of the United States.

EXPERTS

The consolidated financial statements of Peru Copper Inc. as of December 31, 2003 and for the period from April 23, 2003 to December 31, 2003 included in this Prospectus and the registration statement have been so included in reliance on the audit report of PricewaterhouseCoopers LLP, independent accountants, as given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants of British Columbia.

The information included in this Prospectus regarding the mineralization is based on estimates reviewed and supported by Independent Mining Consultants Inc., an international engineering firm, in reliance upon the authority of such firm as experts in geology, mine planning, metallurgy, mineral evaluation and mineral reserve estimation and the consent of such firm to its inclusion.

We retained Independent Mining Consultants to provide an independent statement of resources for the Toromocho porphyry copper deposit in central Peru and to prepare a technical report of the property. Information in this Prospectus of an economic, scientific or technical nature in respect of the Toromocho Project is based upon the Technical Report dated August 25, 2004 prepared by John M. Marek, P.E., who is employed as the President and Senior Mining Engineer of Independent Mining Consultants.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares, the warrants and the units is Computershare Trust Company of Canada at its principal offices in Toronto, Canada and its affiliate, Computershare Trust Company Inc., located in Lakewood, Colorado is acting as US co-transfer agent.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the distribution of our common shares and warrants in this offering, other than any underwriting discounts and commissions payable by the selling security holders, as follows, of which half will be paid by BMO Nesbitt Burns Inc. up to C$250,000:

SEC registration fee	$11,591
Printing and engraving expenses	75,000
Legal fees and expenses	250,000
Accountants’ fees and expenses	75,000
AMEX filing fee	25,000
Transfer agent’s fees and expenses	5,000
Miscellaneous costs	3,000
Total	$444,591

LEGAL MATTERS

Certain legal matters in connection with the sale of the common shares and warrants offered hereby will be passed upon for us by Porzio Bromberg & Newman PC, New York, New York as to matters of United States and New York law, and by Cassels, Brock & Blackwell LLP, Toronto, Ontario, Canada, as to matters of Canadian law. Paul Stein, Esq., a partner with Cassels, Brock & Blackwell acts as our secretary and holds 44,500 common shares, 16,500 warrants and options to acquire 200,000 common shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 with respect to the common shares being offered by this Prospectus. This Prospectus is a part of that registration statement. As permitted by SEC rules, this Prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules. For further information about us, the common shares and the warrants offered by this Prospectus, please refer to these registration statements. In addition, wherever we refer to a contract or other document of ours in this Prospectus, the reference is not necessarily complete and you should refer to the exhibits and schedules that are a part of this registration statement for a copy of the contract or other document. You may read and copy this registration statement, exhibits and schedules at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These filings are also available at the website maintained by the SEC at http://www.sec.gov.

After the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and will file annual reports on Form 20-F within six months of our fiscal year-end and other reports and information on Form 6-K with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room or access them through its website.

In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (http://www.sedar.com), which is commonly known by the acronym “SEDAR.” The Canadian System for Electronic Document Analysis and Retrieval is the Canadian equivalent of the SEC’s EDGAR system. Reports and other information about us should also be available for inspection at the offices of the Toronto Stock Exchange and the AMEX.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934, as amended.

INDUSTRY AND MARKET DATA

We have derived substantially all of the information contained in this Prospectus concerning our industry and competitors from publicly available information (including through subscription), and we have relied on the accuracy of this information without independent verification. In particular, we have cited in this Prospectus Independent Mining Consultants, Inc. and Brook Hunt, which are independent sources for information about the copper and mining industries.

GLOSSARY OF GEOLOGICAL AND MINING TERMS

The following is a glossary of technical terms and abbreviations that appear in this Prospectus. The definitions for the terms mineral reserves, proven mineral reserves, probable mineral reserves, mineral resource, measured mineral resources, indicated mineral resources and inferred mineral resources are definitions that we are required to use in accordance with Canadian regulations and are not consistent with the requirements of the SEC. See “Business—Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources.”

“assay”	An analysis to determine the presence, absence or concentration of one or more chemical components.

“breccia”	A rock in which angular fragments are surrounded by a mass of fine-grained minerals. These fragments may be produced by volcanic explosion, faulting or sedimentary deposition. The sharpness of the fragments indicates that they did not travel far from where they fractured.

“cathode”	A refined form of copper. Cathodes are sold or melted and cast into cakes, billets, wirebars or rods.

“chalcocite”	A sulphide mineral of copper common in a zone of secondary enrichment.

“chalcopyrite”	A sulphide mineral of copper and iron: the most important ore mineral of copper.

“concentrator”	A plant where ore is separated into metal concentrates and reject material through processes such as crushing, grinding and flotation. Concentrates are shipped to a smelter.

“deposit”	A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures; such a deposit does not qualify as a commercially mineable ore body or as containing mineral reserves, until final legal, technical and economic factors have been resolved.

“development”	The preparation of a known commercially mineable deposit for mining.

“diamond drill”	A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock which is recovered in long cylindrical sections, an inch or more in diameter.

“dip”	The angle at which a bed is inclined from the horizontal.

“electrowinning”	The process of removal of copper from solution by the action of electric currents.

“exploration”	Activities associated with ascertaining the existence, location, extent or quality of a mineral deposit.

“extraction”	Removal of waste or ore from the ground.

“feasibility study”	A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“flotation”	A milling process by which some mineral particles are induced to become attached to bubbles of froth and to float, and others to sink, so that the valuable minerals are concentrated and separated from the remaining rock or mineral material.

“grade”	The average amount of metal expressed as a percentage or in ounces per ton.

“leaching”	The process of extracting metal from an ore or concentrate through the application of an acidic solution such as cyanide.

“host”	The body of rock in which mineralization of interest occurs.

“indicator”	An indicator is a 0 or 1 value assigned to a sample based on some criteria.

“km”	Kilometers.
“kriging”	A statistical method used in estimating mineralization using a weighted, moving average to estimate values of spatially distributed variables and to the rate of probable error in the estimation process.
“limestone”	A carbonate-rich sedimentary rock.
“m”	Meters.
“metallurgy”	The science of separating metals from their ores by mechanical and chemical processes.
“mine”	An excavation in the earth for the purpose of extracting minerals. The excavation may be an open-pit on the surface or underground workings.
“mineralization”	The concentration of minerals within a body of rock for which the economics of recovery have not yet been established.
“mineral claim”	That portion of public or private mineral lands which a party has staked or marked out in accordance with mining laws to acquire the right to explore for and exploit the minerals under the surface.
“mineral reserves”	The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that extraction can be economically justified. A mineral reserve includes allowances for dilution and losses that may occur when the material is mined.
Proven mineral reserve: The economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that extraction is economically justified.
Probable mineral reserve: The economically mineable part of an indicated mineral resource, and in some circumstances a measured mineral resource, demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that extraction can be economically justified.
“mineral resources”	Mineral resource: A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.
Measured mineral resources: That part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Indicated mineral resources: That part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.
Inferred mineral resources: That part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.
“mining or mineral concessions”	The right to carry out mining activities on an exclusive basis within a specified area.
“molybdenum”	A hard, silver-white metallic element occurring principally in the minerals molybdenite and wulfenite.
“open pit mining”	A common method of mining porphyry copper deposit where an orebody is situated close to the surface, is large enough and has limited amount of waste material to remove in order to expose the ore deposit.
“ore”	A metal or mineral, or a combination of these, of sufficient value as to quality and quantity to enable it to be mined at a profit.
“oxide”	An adjective applied to a rock, mineral resource or mineral reserve indicating that it has been subjected to oxidation through weathering and exposure to the surface elements or ground water.
“porphyry”	An igneous rock of any composition that contains large, conspicuous crystals in a fine-grained groundmass.
“porphyry copper deposit”	A disseminated large-tonnage, low-grade deposit, in which the copper minerals occur as discrete grains and veinlets throughout a large volume of rock.
“pre-feasibility study”	A comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open-pit, has been established, and which, if an effective method of mineral processing has been determined, includes a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.
“quartz”	A mineral composed of silicon dioxide.
“reclamation”	The process by which lands disturbed as a result of mining activity are returned back to a beneficial land use. Reclamation activity includes the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings impoundments, leach pads and other mine features, and contouring, covering and re-vegetation of waste rock piles and other disturbed areas.
“recovery”	A term used in process metallurgy to indicate the proportion of valuable material obtained in the processing of an ore. It is generally stated as a percentage of valuable metal in the ore that is recovered compared to the total valuable metal present in the ore.

“refining”	The purification of crude metallic products using electrolytic or electrochemical processes to remove impurities.
“skarn”	A term used to describe metamorphic rocks surrounding an igneous intrusive where it comes into contact with a limestone and dolomite rock formation.
“smelter”	A plant where a pyro-metallurgical process separates metal by fusion from those impurities with which it may be chemically combined or physically mixed.
“solvent extraction”	A hydrometallurgical process using organic solvents to extract metal from a leach solution.
“sulfide”	A group of minerals in which one or more metals are found in combination with sulfur.
“surface rights”	The right to use so much of the surface of land as may be reasonably necessary for the conduct of operations.
“SX/EW”	Solution extraction/electrowinning.
“tailings”	Finely ground rock from which valuable minerals have been extracted by milling.
“vein”	A thick sheet-like intrusion into a fissure or crack, commonly bearing quartz.
“waste”	Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

PERU COPPER INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2004 (unaudited) and as of December 31, 2003	F-3

Consolidated Statements of Shareholders’ Equity as at September 30, 2003 (unaudited), December 31, 2003 and September 30, 2004 (unaudited)	F-4

Consolidated Statements of Operations and Deficit for the Nine Months Ended September 30, 2004 (unaudited), from Incorporation (April 24, 2003) to December 31, 2003, and Cumulative from Incorporation (April 24, 2003) to September 30, 2004 (unaudited)

F-5

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 (unaudited), from Incorporation (April 24, 2003) to September 30, 2003 (unaudited), from Incorporation (April 24, 2003) to December 31, 2003, and Cumulative from Incorporation (April 24, 2003) to September 30, 2004 (unaudited)

F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

[Letterhead of PricewaterhouseCoopers LLP]

PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers Place

250 Howe Street, Suite 700

Vancouver, British Columbia

Canada V6C 357

Telephone + 1 604 806 7000

Facsimile + 1 604 806 7806

PricewaterhouseCoopers

To the Board of Directors and shareholders of

Peru Copper Inc.

We have audited the consolidated balance sheet of Peru Copper Inc. (an exploration stage company) as of December 31, 2003 and the consolidated statements of operations and deficit, shareholders’ equity and cash flows for the period from April 24, 2003 to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the period from April 24, 2003 to December 31, 2003 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 11 to the consolidated financial statements.

February 25, 2004	/s/ PricewaterhouseCoopers LLP
(except for notes 10 and 11, which are as of December 21, 2004)	Chartered Accountants
Vancouver, Canada

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Peru Copper Inc.

(an exploration stage company)

Consolidated Balance Sheets

(expressed in U.S. dollars)	September 30, 2004 $	December 31, 2003 $
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	4,434,591	216,082
Prepaid expenses and advances	71,715	32,497

	4,506,306	248,579

Property, plant and equipment—net of accumulated depreciation of $9,986 (2003—$1,641)	161,970	18,360
Exploration properties (note 5)	7,641,608	1,206,428

	12,309,884	1,473,367

Liabilities

Current liabilities
Trade accounts payable	450,377	87,432
Due to related parties (note 6)	100,000	242,114

	550,377	329,546

Shareholders’ Equity
Preferred stock
Authorized: unlimited with no par value
Issued and outstanding: nil
Common stock
Authorized: unlimited with no par value
Issued and outstanding: 59,728,570 (2003—50,000,000)	11,997,910	1,187,562
Contributed surplus	459,816	—
Deficit	(698,219)	(43,741)

	11,759,507	1,143,821

	12,309,884	1,473,367

Commitments (note 9)
Subsequent event (note 10)

Approved by the Board of Directors

                (signed) Charles G. Preble                  Director                                 (signed) J. David Lowell

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Consolidated Statements of Shareholders’ Equity

(expressed in U.S. dollars)	Common stock shares	Common Stock- Special Warrants	Common stock amount $	Contributed surplus $	Deficit accumulated during development stage $	Total equity (deficiency) $

Shares issued for cash	37,500,000		1,177,562	—	—	1,177,562
Shares issued for services	12,500,000		10,000	—	—	10,000
Loss for the period	—		—	—	(41,952)	(41,952)

Balance—September 30, 2003 (unaudited)	50,000,000		1,187,562	—	(41,952)	1,145,610
Loss for the period	—		—	—	(1,789)	(1,789)

Balance—December 31, 2003	50,000,000		1,187,562	—	(43,741)	1,143,821
Cash call shareholder contribution	—		—	200,000	—	200,000
Acquisition of Peru Copper Inc.	300,000		(124,747)	65,810	—	(58,937)
Shares subscribed for cash	9,428,570	4,285,714	12,000,000	—	—	12,000,000
Share issuance costs	—		(1,064,905)	—	—	(1,064,905)
Stock-based compensation	—		—	194,006		194,006
Loss for the period	—		—	—	(654,478)	(654,478)

Balance—September 30, 2004 (unaudited)	59,728,570	4,285,714	11,997,910	459,816	(698,219)	11,759,507

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Consolidated Statements of Operations and Deficit

(expressed in U.S. dollars)	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $

	(Unaudited)	(Unaudited)		(Unaudited)
Interest income	40,485	1,702	2,270	42,755

Expenses
Stock-based compensation	194,006	—	—	194,006
Listing and filing fees	147,857	1,442	1,923	149,780
Travel	135,680	—	—	135,680
Accounting and legal	56,494	—	—	56,494
Office	25,284	—	7,694	32,978
Management fees	65,130	—	—	65,130
Salaries	17,558	—	—	17,558
Shareholder information	4,818	—	—	4,818
Processing fee	41,337	—	—	41,337
Foreign exchange	5,002	6,155	342	5,344
Depreciation	900	—	—	900
Bank charges	897	—	—	897
Exploration costs	—	36,057	36,052	36,052

	694,963	43,654	46,011	740,974

Loss for the period	(654,478)	(41,952)	(43,741)	(698,219)

Deficit—Beginning of period	(43,741)	—	—	—

Deficit—End of period	(698,219)	(41,952)	(43,741)	(698,219)

Loss per share—basic and diluted	(0.01)	—	—

Weighted average number of shares outstanding	57,069,231	50,000,000	50,000,000

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Consolidated Statements of Cash Flows

(expressed in U.S. dollars)	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $
	(Unaudited)	(Unaudited)		(Unaudited)
Cash flows from operating activities
Loss for the period	(654,478)	(41,952)	(43,741)	(698,219)
Items not affecting cash
Depreciation	900	—	—	900
Stock-based compensation	194,006	—	—	194,006
Change in non-cash working capital items
Prepaid expenses and advances	(25,977)	—	(32,497)	(58,474)
Trade accounts payable	310,782	66,154	87,432	398,214
Due to related parties	(162,114)	166,621	242,114	80,000

	(336,881)	190,823	253,308	(83,573)

Cash flows from financing activities
Share capital issued or subscribed for cash	10,935,095	1,177,562	1,177,562	12,312,657
Cash call shareholder contribution	200,000	—	—	—

	11,135,095	1,177,562	1,177,562	12,312,657
Cash flows from investing activities
Purchase of property, plant and equipment	(151,955)	—	(20,001)	(171,956)
Exploration properties	(6,427,750)	(819,051)	(1,194,787)	(7,622,537)

	(6,579,705)	(819,051)	(1,214,788)	(7,794,493)

Increase in cash and cash equivalents	4,218,509	549,334	216,082	4,434,591
Cash and cash equivalents—Beginning of period	216,082	—	—	—

Cash and cash equivalents—End of period	4,434,591	549,334	216,082	4,434,591

Non-cash investing and financing activities
Shares issued for acquisition of Peru Copper Syndicate Ltd.	(124,747)	—	—	(124,747)

Shares issued for services	—	10,000	10,000	10,000

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

Notes to Consolidated Financial Statements

(expressed in US Dollars unless otherwise noted)

September 30, 2004

1. Operations

Peru Copper Inc. (the Company or PCI) was incorporated on February 24, 2004 in Canada under the Canada Business Corporations Act.

The Company is engaged in the acquisition, exploration and development of natural resource properties. The Company through its Peruvian subsidiary, Peru Copper Syndicate S.A. has an option to acquire certain mining concessions within the Morococha mining district in Peru. The Company’s primary goal is to exercise the option and explore and develop the Toromocho project.

Recapitalization Transaction

On April 30, 2004, the Company acquired all of the issued and outstanding shares of Peru Copper Syndicate Ltd. (PCS) by issuing 46,999,999 common shares and 3,000,000 non-interest bearing, unsecured, convertible notes, principal amount $1.33 per note (Notes), to the shareholders of PCS.

Since the shareholders of PCS acquired in excess of 50% of the outstanding common shares of PCI, the acquisition has been accounted for as a recapitalization of PCS, acquisition with the shareholders of PCS being identified as the acquirer for accounting purposes. Pro forma information is not presented since the transaction is not a business combination. Accordingly:

•	The transaction shares were recorded at the fair value of the net assets of PCI, which has been determined to be the net book value of PCI.

•	The consolidated financial statements of the combined entity are issued under the name of the legal parent, being PCI, but are a continuation of the historical financial statements of the PCS, which was incorporated on April 24, 2003.

•	PCS is deemed to be the acquirer for accounting purposes and, as such, its assets and liabilities will be included in the consolidated financial statements of the combined entity at their historical carrying values.

•	The accumulated deficit of PCI as at April 30, 2004 amounting to $125,061 has been eliminated.

•	The capital structure of the Company is that of PCI, but the dollar amount of the issued share capital in the consolidated balance sheet immediately prior to the acquisition is that of PCS, plus the value of shares issued by PCI to acquire PCS, plus any share issued by the Company subsequent to the transaction.

•	Transaction costs were charged to equity to the extent of cash received.

2. Basis of presentation

The unaudited interim consolidated financial statements include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements. The interim operations are not necessarily indicative of the results to be expected for the full year ended December 31, 2004. Cumulative amounts include amounts since inception of development stage on April 24, 2003.

3. Significant accounting policies

Generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which differ in certain material respects from those in the United States as set out in note 11.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

Basis of presentation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Peru Copper Syndicate Ltd. and Minera Peru Copper Syndicate S.A.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Foreign currency translation

The Company’s subsidiaries are considered an integrated foreign operation. Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date; non-monetary assets and liabilities are translated at historical exchange rates; revenue and expense items are translated at the average rate for the period. Foreign exchange gains and losses on translation are included in the statement of operations in the period in which they occur.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include amounts held in banks and highly liquid debt investments with remaining maturities at the time of purchase of three months or less. The Company places its cash and cash investments with institutions of high credit worthiness. At times, such investments may be in excess of federal insurance limits.

Property, plant and equipment

Property and equipment are carried at cost and depreciation is calculated over the useful life of the assets on a straight-line basis. Depreciation of property and equipment related to the project is capitalized under mineral properties, all other depreciation of property and equipment is expensed.

Exploration properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs, and exploration and development expenditures including interest on the required guarantee. Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property sold or the Company’s mineral rights allowed to lapse.

All deferred mineral property expenditures are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve or the Company’s assessment of its ability to sell the property for an amount less than the deferred costs, provision is made for the impairment in value.

The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date, including IGV tax receivable, and do not necessarily reflect present or future values.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

These costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the claims allowed to lapse.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

Income taxes

The Company follows the liability method for recording income taxes. Under this method, future income taxes are determined based on differences between the financial statement carrying values and their respective income tax carrying amounts (temporary differences). Future income taxes are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse. The effect on future income taxes of a change in tax rates is included in operations in the period in which the change is enacted or substantively enacted. The amount of future income taxes recognized is limited to the amount of the benefit that is likely to be realized.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing income (or loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

Stock-based compensation

The Company accounts for all stock-based awards made to employees and non-employees using the fair value based method.

Share capital

The proceeds from the exercise of stock options and warrants and related contributed surplus if any, arising from the grant of options or warrants are recorded as share capital in the amount for which the options or warrants were exercised.

Share capital issued for non-monetary consideration is recorded at an amount based on fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the Company.

4. Financial instruments

The carrying values of cash and cash equivalents, advances, amounts due to related parties and trade accounts payable approximate their fair values due to the short term to maturity of the instruments.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

5. Exploration properties

	September 30, 2004 $	December 31, 2003 $
	(Unaudited)
Toromocho project
Balance—Beginning of period	1,206,428	—

Drilling	2,580,766	260,274
Salaries and consulting	661,648	298,199
Assay sampling and testing	459,465	81,017
Travel	36,533	43,404
Depreciation	7,445	1,641
Social fund contribution	1,000,000	—
Supplies and general	978,818	284,498
Acquisition and lease	81,310	115,168
Value added tax	629,195	122,227

Balance—End of period	7,641,608	1,206,428

On June 10, 2003, the Company signed an option contract, for the transfer of mining concessions referred to as the Toromocho project, with Empresa Minera del Centro del Peru S.A. (Centromin).

This option has a duration of one year and can be renewed for four additional annual periods.

Under the terms of the contract, the Company is required to invest in the project not less than $1,000,000 (completed) in the first year. If the option is renewed, the commitments are as follows:

•	$2,000,000 in the second year (option renewed) and

•	$3,000,000 in each of the third, fourth and fifth year.

As part of the option contract, the Company was required to provide a guarantee in favour of Centromin in the amount of $2,000,000. This guarantee is valid for a period of 14 months from the date of issue. The amount of the guarantee will be increased, at the time the term of the option is extended, in an amount equal to the increase of the commitment for such year.

The Company has provided a total of US$4,000,000 to Centromin under letters of credit as follows:

an initial letter of credit in the amount of US$2,000,000, was provided by a related party on behalf of the Company in connection with the Company’s first year expenditure requirements; and

a second letter of credit in the amount of US$2,000,000 has been provided to Centromin directly by the Company in connection with the Company’s second year expenditure requirements.

The first letter of credit has an expiry date of August 11, 2005 and the second one of June 11, 2005.

The Company has signed an addendum to the Centromin option agreement and under this addendum, the Company:

a) contributed $1,000,000 to be used by Centromin to establish a fund to improve the economic and social activities in the areas of influence of the Toromocho project, which amount was paid on September 15, 2004, and

b) agreed to pay $1,000,000 to an Environmental Health fund maintained by Centromin on September 15, 2005.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

6. Related party transactions

(a) One of the shareholders of the Company provided the collateral for the letter of credit issued to comply with the guarantee required under the option contract (note 5). As consideration for providing the collateral, the Company paid to the shareholder a fee of 12% per annum on the amount guaranteed. The total amount paid and accrued in the period ended September 30, 2004 was $180,000 (2003—$151,890 included in due to related parties) and was capitalized in exploration properties.

(b) During the period ended September 30, 2004, the Company received professional services from certain principal shareholders in the amount of $70,000 (2003—$92,734) recorded at the exchange rate. Of this amount, $10,000 (2003—$90,224) is included in due to related parties as at September 30, 2004.

(c) The amount payable to related parties are due to directors of the Company and are non-interest bearing, due on demand and unsecured.

7. Share capital

On April 30, 2004, the shareholders of PCS exchanged all of their common shares of PCS for 46,999,999 common shares and 3,000,000 notes of the Company. Upon completion of the share exchange, PCS became a wholly owned subsidiary of the Company. The notes were then sold by certain shareholders pursuant to a secondary common share offering of the Company. Each note is convertible without payment of additional consideration into 1.1 common shares of the Company at any time and shall be automatically converted into 1.1 common shares upon the completion of the Initial Public Offering (IPO). The IPO was completed in October 2004.

Share subscription

On March 18, 2004, the Company issued and sold an aggregate of 8,571,429 units. Each unit consisted of one note and one-half of one special warrant. Each note is convertible, without payment of additional consideration, into 1.1 common shares of the Company at any time and shall be automatically converted into 1.1 common shares upon the completion of the Company’s IPO (completed in October 2004). Each whole special warrant is exercisable, without payment of additional consideration, into 1.1 warrants of the Company at any time and shall be automatically exercised into 1.1 warrants upon the completion of the Company’s IPO. Each whole warrant will entitle the holder thereof to acquire one common share at $2.00 per share on or before March 18, 2006.

The notes do not accrue interest and are payable on the demand of the holders, if requested prior to the completion of the Company’s IPO, in cash or by the issuance of common shares of the Company at the election of the Company.

Share purchase options

The Company has established a share purchase option plan whereby the board of directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised no later than ten years from the date of grant or such lesser period as determined by the Company’s board of directors. The exercise price of an option must be determined in accordance with the share purchase option plan. The board of directors must determine when any options will be exercisable in accordance with the share purchase option plan.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

Details of the plan are as follows:

	Weighted Average
	Number of Options	Exercise Price (in Cdn $)		Expiry
Options outstanding at December 31, 2003
Nine months ended September 30, 2004—granted	5,422,100	C$	1.71	2009
Options outstanding at September 30, 2004	5,422,100	C$	1.71	2009
Vested at September 30, 2004	204,000	C$	1.87	2009

The following table summarizes information about stock options outstanding to directors, officers, employees and consultants at September 30, 2004:

Expiry Date	Exercise Price	Number Outstanding	Number Vested
February 24, 2009	$1.40	1,020,000	204,000
June 29, 2009	$1.40	480,000	—
October 6, 2009	C$1.65	3,822,100	—
October 6, 2009	C$1.65	100,000	—

		5,422,100	204,000

On February 24, 2004, the Company issued 1,020,000 share purchase options to directors and officers of the Company with an exercise price of $1.40 and expiring on February 24, 2009. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on August 24, 2004 and the last one on August 24, 2006. The Company estimated the fair value of these options to be $903,031.

On June 29, 2004, the Company issued 480,000 share purchase options to directors, officers and employees of the Company with an exercise price of $1.40 and expiring on June 29, 2009. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on December 29, 2004 and the last one on December 29, 2006. The Company estimated the fair value of these options to be $428,725.

On June 29, 2004, the Company issued 3,822,100 share purchase options to directors, officer, employees and consultants of the Company with an exercise price equal to the IPO price of C$1.65. The issuance of these share purchase options is conditional upon completion of the Company’s IPO. These share purchase options will vest in tranches of 20% every six months with the first tranch vesting on April 6, 2005. All of these options will expire on October 6, 2009. The Company estimated the fair value of these options to be $3,195,091.

On September 20, 2004, the Company issued 100,000 share purchase options to a director of the Company with an exercise price equal to the IPO price of C$1.65. The issuance of these share purchase options was conditional upon completion of the Company’s IPO. These share purchase options will vest in tranches of 20% every six months with the first tranch vesting on April 6, 2005. All of these options will expire on October 6, 2009. The Company estimated the fair value of these options to be $83,595.

The fair values were estimated using the Black-Scholes option pricing method with the following assumptions:

Risk-free interest rate	3.48% - 4.07%
Expected dividend yield	—
Expected stock price volatility	75%
Expected option life in years	5

A stock-based compensation expense will be recorded over the vesting period of the share purchase options granted. During the nine-month period ended September 30, 2004, a compensation expense of $194,006 was recorded.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

8. Income taxes

The Company has incurred non-capital losses for tax purposes in Canada of approximately $450,000 which may be carried forward and used to reduce taxable income. These losses expire as follows:

$
2011	450,000

The potential future tax benefits of these losses amounting to approximately $162,000 have been reduced to nil by a valuation allowance.

There are no significant unrecognized income tax assets or temporary differences in the Company’s subsidiaries.

9. Commitments

The employment agreement for the Company’s CEO provides for an initial base salary of $96,000 per annum, to be reviewed annually, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable. The CEO is entitled to a severance of 36 months’ base salary to be paid on termination of employment without cause.

The employment agreement for the Company’s CFO provides for an initial base salary of $94,000 per annum, to be reviewed annually, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable. The CFO is entitled to a severance of 36 months’ base salary to be paid on termination of employment without cause.

Mineral property commitments are described in note 5.

In 2004, the Company signed operating leases for two properties in Peru. The monthly rental for these properties are $1,800 and $2,345, respectively. These agreements will terminate in April and September 2005, respectively. The Company has also entered into a management services agreement with Pathway Capital, a company controlled by a director providing for a fixed monthly fee of $6,000 for consulting plus C$1,250 attributable to overhead.

10. Subsequent event

In October 2004, the Company completed its final prospectus in connection with an IPO of 29,825,000 units for gross proceeds of C$49,211,250. Each unit consisted of one common share and one-half of one warrant, with each warrant entitling the holder thereof to purchase one common share at a price of $2.00 per share on or before March 18, 2006. In October 2004, the Company sold an additional 4,473,750 units at C$1.65 per unit for aggregate proceeds of C$7,381,687 million to cover the underwriters’ over-allotment option.

Concurrent with the IPO, 389,286 broker warrants were converted into share purchase options. These share purchase options have an exercise price of $1.40 and will expire on March 18, 2007. In addition the Company also issued 1,714,937 broker warrants. Each whole warrant will entitle the holder thereof to acquire one common share at $2.00 per share on or before March 18, 2006.

At the time of the IPO, the 11,571,429 Notes were converted into 12,728,570 common shares and the 4,285,714 special warrants were converted into 4,714,284 warrants (note 7).

On November 24, 2004, the Company cancelled 100,000 share purchase options and granted 600,000 share purchase options to two directors of the Company with an exercise price of C$1.56. These share purchase options will vest in tranches of 20% every six months, with the first tranche vesting on May 24, 2005. These share purchase options will expire on November 24, 2009.

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

In December 2004, the Company filed in the U.S. a form F-1 in connection with the qualification for distribution of certain securities issued under the IPO.

11. United States generally accepted accounting principles (U.S. GAAP)

The effect of the measurement differences between Canadian GAAP and U.S. GAAP are summarized below.

As described in note 3, Canadian GAAP allows for the deferral of exploration expenditures. Under U.S. GAAP, the Company expenses, as incurred, costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study has been prepared, then subsequent exploration and development costs of the property would be capitalized. The capitalized cost is then assessed periodically for recoverability of carrying values under Statement of Financial Accounting Standard (SFAS) 144.

The significant effects on the consolidated financial statements relative to U.S. GAAP are as follows:

Statements of Operations

	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $
	(Unaudited)	(Unaudited)		(Unaudited)
Net loss following Canadian GAAP	(654,478)	(41,952)	(43,741)	(698,219)
Net effect of writeoff of exploration expenditures	(6,435,180)	(829,051)	(1,206,428)	(7,641,608)

Net loss under U.S. GAAP	(7,089,658)	(871,003)	(1,250,169)	(8,339,827)

Loss per share following U.S. GAAP	(0.13)	(0.02)	(0.02)

Statements of Cash Flows

	For the nine months ended September 30, 2004 $	From incorporation (April 24, 2003) to September 30, 2003 $	From incorporation (April 24, 2003) to December 31, 2003 $	Cumulative from incorporation (April 24, 2003) to September 30, 2004 $
	(Unaudited)	(Unaudited)		(Unaudited)
Cash flows (used in) from operating activities—Canadian GAAP	(336,881)	190,823	253,308	(83,573)
Deferred expenditures	(6,427,750)	(819,051)	(1,194,787)	(7,622,537)

Cash flows used in operating activities—U.S. GAAP	(6,764,631)	(628,228)	(941,479)	(7,706,110)

Cash flows used in investing activities—Canadian GAAP	(6,579,705)	(819,051)	(1,214,788)	(7,794,493)
Deferred expenditures	6,427,750	819,051	1,194,787	7,622,537

Cash flows used in investing activities—U.S. GAAP	(151,955)	—	(20,001)	(171,956)

Cash flows from financing activities—Canadian and U.S. GAAP	11,135,095	1,177,562	1,177,562	12,312,657

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

Statements of Deficit

	September 30, 2004 $	December 31, 2003 $
	(Unaudited)
Deficit
Adjusted deficit—Beginning of period per U.S. GAAP	(1,250,169)	—
Loss per U.S. GAAP	(7,089,658)	(1,250,169)

Adjusted deficit—End of period per U.S. GAAP	(8,339,827)	(1,250,169)

Shareholders’ Equity

Under Canadian GAAP the company used the residual method to estimate the fair value of the shares and warrants attached to the units issued, which resulted in a value of nil allocated to the warrants. Under U.S. GAAP the warrants attached to the units issued have been given a fair value of $0.05 per warrant. The 4,714,284 warrants have a fair value of $235,174 and the common stock are recorded at $11,762,736 under U.S. GAAP.

Recent accounting pronouncements

The Canadian Institute of Chartered Accountants (CICA) issued Accounting Guideline AcG-15, “Consolidation of Variable Interest Entities”, to provide guidance for applying the principles in Handbook Section 1590, “Subsidiaries”, to certain entities. Although the CICA is contemplating amendments to the guideline, it is expected to be effective for the Company’s 2005 fiscal year. The Financial Accounting Standards Board (FASB) amended Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46R). The FIN 46R requires that a variable interest entity (VIE) be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities and/or is entitled to receive a majority of the VIE’s residual returns. The Company does not expect the adoption of these guidelines to have a material impact on its financial statements.

The Emerging Issues Task Force (“EITF”) formed a committee (“Committee”) to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, “Business Combinations” (“SFAS No. 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) to business combinations within the mining industry, accounting for goodwill and other intangibles and the capitalization of costs after the commencement of production, including deferred stripping. The issues discussed also included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets.

The EITF reached a consensus, subject to ratification by the Financial Accounting Standards Board (“FASB”), that mineral interests conveyed by leases should be considered tangible assets. The EITF also reached a consensus, subject to ratification by the FASB, on other mining related issues involving impairment and business combinations.

The FASB ratified the consensus of the EITF on other mining related issues involving impairment and business combinations. The FASB also ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position (“FSP”) in this regard. These issues did not have an impact on our financial statements since it did not change our accounting.

The FASB also issued a FASB Staff Position (“FSP”) amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be

Peru Copper Inc.

Notes to Consolidated Financial Statements—(Continued)

(expressed in US Dollars unless otherwise noted)

September 30, 2004

accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. This did not have an impact on our financial statements.

Part II

Information not required in Prospectus

Item 6. Indemnification of directors and officers

Under the Canadian Business Corporation Act (“CBCA”), in exercising their powers and performing their functions, each member of Peru Copper’s Board of Directors is required to act honestly and in good faith and with a view to the best interests of Peru Copper. Under the CBCA and Peru Copper’s By-Law No. 1, Peru Copper has broad power to indemnify, and under certain circumstances is required to indemnify, its directors and officers against liabilities that they may incur while serving as directors or officers of Peru Copper, including liabilities arising under the Securities Act, provided that they acted honestly and in good faith with a view to the best interests of Peru Copper, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing the conduct was lawful.

In addition, Peru Copper has agreed to indemnify each of Peru Copper’s directors against any liabilities arising from his or her actions in his or her capacity with Peru Copper, provided that he or she acted honestly and in good faith with a view to the best interests of Peru Copper and, in the case of a criminal or administrative act or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Peru Copper has also agreed to indemnify Paul M. Stein as Peru Copper’s Corporate Secretary and Thomas J. Findley as Peru Copper’s Chief Financial Officer against any liabilities arising from their acting in these capacities with Peru Copper to the fullest extent permitted under the laws of Canada.

Peru Copper also plans to acquire an insurance policy for directors and officers insuring them against certain liabilities incurred by them in the performances of their duties, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Peru Copper has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Peru Copper in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Peru Copper will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Recent sales of unregistered securities

Since February 24, 2004 (in option), through the date of this registration statement, Peru Copper has sold the following unregistered securities:

Date of Issuance or Sale	Description of Transaction	Aggregate Number/ Amount of Securities Issued	Type of Security	Price Per Security			Aggregate Consideration
February 24, 2004	Incorporation	1	common shares	C$	1.00			—

March 18, 2004(1)	Treasury Private Placement	8,571,429	Units	US$	1.40		US$	12,000,000

April 30, 2004	Share Exchange(2)	46,999,999 3,000,000	common shares Notes		— —	(2) (2)	C$	— 11,668,549

October 6, 2004	U.S. Private Placement(3)	7,071,848	Units	C$	1.65		C$	44,924,388

October 6, 2004	Canadian Initial Public Offering	34,298,750(4)	Units	C$	1.65		C$	56,592,937

Notes:

(1)	Prior to the Share Exchange, Peru Copper completed the Treasury Private Placement on March 18, 2004, pursuant to which it issued 8,571,429 Placement Units, each Placement Unit consisting of one Note and one-half of a Special Warrant. Each Note was convertible, without payment of additional consideration, at any time and was automatically converted upon completion of Peru Copper’s Initial Public Offering on October 6, 2004 for 1.1 common shares of Peru Copper. Each whole Special Warrant was exercisable, without payment of additional consideration, at any time and was automatically exercised upon completion of the IPO for 1.1 Placement Warrants of Peru Copper. Each Placement Warrant is exercisable into one common share at a price of $2.00 at any time on or before March 18, 2006. See “Private Placements”. Issued pursuant to exemptions available under Section 506 of Regulation D.
(2)	Pursuant to the Share Exchange, the selling securityholders exchanged their common shares of Peru Copper Cayman in consideration for 46,999,999 common shares and 3,000,000 Notes of Peru Copper. The 3,000,000 Notes were then sold by the selling securityholders under the Secondary Private Placement. See “Private Placements”.
(3)	Issued pursuant to exemptions available under Section 506 of Regulation D.
(4)	Includes (i) 2,352,000 Units issued in the initial public offering to satisfy existing preemptive rights and (ii) 4,473,750 Units issued following exercise of underwriters over-allotment option on October 20, 2004 for aggregate proceeds of $7,381,687.

Item 8. Exhibits and financial statement schedules

(a) Exhibits

Exhibit No.	Description

2.1	Subscription Agreement dated March 18, 2004 between Peru Copper Syndicate, Ltd. and Peru Copper Inc.

3.1	Articles of Incorporation of Peru Copper Inc., as amended+

3.2	By-Law No. 1 of Peru Copper Inc.

4.1	Purchase Warrant Indenture dated March 18, 2004 between Peru Copper Inc. and Computershare Trust Company of Canada

4.2	Supplemental Warrant Indenture dated as of September 21, 2004 between Peru Copper Inc. and Computershare Trust Company of Canada

5.1	Opinion of Porzio, Bromberg & Newman P.C. *

8.1	Opinion of Cassels Brock & Blackwell LLP re Canadian tax matters.*

8.2	Opinion of Porzio, Bromberg & Newman P.C. re US federal tax matters.*

10.1	Transfer Option Agreement of Mining Concessions dated June 11, 2003 between Minera Peru Copper Syndicate S.A. and Empresa Minera Del Centro Del Peru S.A.+

10.2	Toromocho Addendum dated November 12, 2003 between Minera Peru Copper Syndicate S.A. and Empresa Minera Del Centro Del Peru S.A.+

10.3	Second Addendum to Transfer Option Agreement and to Transfer of Mining Concessions Agreement dated August 26, 2004 between Minera Peru Copper Syndicate S.A. and Empresa Minera Del Centro Del Peru S.A.+

10.4	Transfer Option Agreement of Mining Concessions dated November 20, 2003 between Minera Peru Copper Syndicate S.A. and Sociedad Minera Corona S.A.+

10.5	Option Assignment Agreement dated November 20, 2003 between Sociedad Minera Corona S.A. and Minera Peru Copper Syndicate S.A.+

Exhibit No.	Description

10.6	Agency Agreement dated March 18, 2004 between Peru Copper Syndicate, Ltd., Peru Copper Inc., certain selling shareholders, BMO Nesbitt Burns Inc., Haywood Securities Inc. and Fisherking Holdings Ltd.

10.7	Underwriting Agreement dated September 22, 2004 between Peru Copper Inc. and BMO Nesbitt Burns Inc., GMP Securities Ltd., Haywood Securities Inc., National Bank Financial Inc., Canaccord Capital Corporation, Salman Partners Inc., and Sprott Securities Inc.

10.8	Registration Rights Agreement dated October 6, 2004 between Peru Copper Inc. and BMO Nesbitt Burns Inc. on behalf of certain purchasers

10.9	Form of Indemnification Agreement between Peru Copper Inc. and members of its Board of Directors

21.1	Subsidiaries of Peru Copper Inc.

23.1	Consent of Porzio, Bromberg & Newman P.C. (included in their opinions filed as Exhibit 5.1)

23.2	Consent of PriceWaterhouseCoopers LLP

23.3	Consent of Independent Mining Consultants, Inc.

23.4	Consent of Brook Hunt & Associates Ltd.

24.1	Powers of Attorney (included on the signature page to this registration statement on Form F-1)

99.1	Toromocho Resource Estimate Technical Report issued by Independent Mining Consultants, Inc. dated August 25, 2004

*	To be filed by amendment.
+	English translation.

(b) Financial Statement Schedules

None.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 C.F.R. 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (17 C.F.R. 239.33), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 17 C.F.R. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on December 21, 2004.

PERU COPPER INC.

By:	/S/ CHARLES G. PREBLE
Charles G. Preble President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher F. Schultz and Robert Ferri as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments and any registration statement pursuant to Rule 462(b)) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. PREBLE Charles G. Preble	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2004

/S/ THOMAS J. FINDLEY Thomas J. Findley	Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2004

/S/ J. DAVID LOWELL J. David Lowell	Executive Chairman and Director	December 21, 2004

/S/ CATHERINE E. MCLEOD-SELTZER Catherine E. McLeod-Seltzer	Director	December 21, 2004

/S/ GEORGE R. IRELAND George R. Ireland	Director	December 21, 2004

/S/ ALAN R. HILL Alan R. Hill	Director	December 21, 2004

/S/ CARL L. RENZONI Carl L. Renzoni	Director	December 21, 2004

/S/ DAVID E. DE WITT David E. De Witt	Director	December 21, 2004

/S/ JOHN P. FAIRCHILD John P. Fairchild	Director	December 21, 2004

/S/ MILTON H. WARD Milton H. Ward	Director	December 21, 2004